UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐     Preliminary Proxy Statement

☒     Definitive Proxy Statement

☐     Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-11(c)
or Rule 14a-12

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

XTO Energy Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, schedule or registration statement no.:
(3)	Filing party:
(4)	Date filed:

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

May 20, 2010

Dear XTO Energy Inc. Stockholder:

On December 13, 2009, XTO Energy Inc. and Exxon Mobil Corporation entered into a merger agreement that provides for XTO Energy to become a wholly owned subsidiary of ExxonMobil. The XTO Energy board of directors has determined that the merger and the merger agreement are advisable and in the best interests of XTO Energy and its stockholders and has approved the merger agreement and the merger.

If the merger is completed, each outstanding share of XTO Energy common stock will be converted into the right to receive 0.7098 shares of ExxonMobil common stock. Immediately following completion of the merger, it is expected that XTO Energy stockholders will own approximately 8% of the outstanding shares of ExxonMobil common stock, based on the number of shares of XTO Energy and ExxonMobil common stock outstanding, on a fully diluted basis, as of May 14, 2010. The common stock of each of ExxonMobil and XTO Energy is traded on the New York Stock Exchange under the symbols “XOM” and “XTO”, respectively.

We are holding a special meeting of stockholders on Friday, June 25, 2010 at 10:00 a.m., local time, in the Top of the Town Ballroom on the Twelfth Floor of The Fort Worth Club, 306 W. 7th Street, Fort Worth, Texas, to obtain your vote to adopt the merger agreement. Your vote is very important. The merger cannot be completed unless the holders of a majority of the outstanding shares of XTO Energy common stock vote for the adoption of the merger agreement at the special meeting.

The XTO Energy board of directors recommends that XTO Energy stockholders vote “FOR” the adoption of the merger agreement.

On behalf of the XTO Energy board of directors, I invite you to attend the special meeting. Whether or not you expect to attend the XTO Energy special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents incorporated by reference into the accompanying proxy statement/prospectus) which includes important information about the merger agreement, the proposed merger, XTO Energy, ExxonMobil and the special meeting. Please pay particular attention to the section titled “Risk Factors” beginning on page 27 of the accompanying proxy statement/prospectus.

On behalf of the XTO Energy board of directors, thank you for your continued support.

Sincerely,

Bob R. Simpson

Chairman of the Board and Founder

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated May 20, 2010 and is first being mailed to the stockholders of XTO Energy on or about May 24, 2010.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of XTO Energy Inc. for its special meeting of stockholders and the prospectus of Exxon Mobil Corporation for the shares of Exxon Mobil Corporation common stock to be issued as consideration for the merger. The accompanying proxy statement/prospectus incorporates important business and financial information about Exxon Mobil Corporation and XTO Energy Inc. from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus by requesting them in writing or by telephone from Exxon Mobil Corporation or XTO Energy Inc. at the following addresses and telephone numbers:

ExxonMobil Shareholder Services

c/o Computershare Trust Company, N.A.

P.O. Box 43078

Providence, Rhode Island 02940-3078

Telephone: (800) 252-1800 (within the U.S. and Canada)

Telephone: (781) 575-2058 (outside the U.S. and Canada)

XTO Energy Inc. 810 Houston Street Fort Worth, Texas 76102-6298 Attn: Investor Relations Telephone: (817) 870-2800 or (800) 299-2800

In addition, if you have questions about the merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Innisfree M&A Incorporated, the proxy solicitor for XTO Energy Inc., toll-free at (877) 750-5836 (banks and brokers call collect at (212) 750-5833). You will not be charged for any of these documents that you request.

If you would like to request documents, please do so by June 18, 2010 in order to receive them before the special meeting.

See “Where You Can Find More Information” beginning on page 131 of the accompanying proxy statement/prospectus for further information.

810 Houston Street

Fort Worth, Texas 76102

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of XTO Energy Inc.:

Notice is hereby given that a special meeting of stockholders of XTO Energy Inc., which is referred to as XTO Energy, a Delaware corporation, will be held on Friday, June 25, 2010 at 10:00 a.m., local time, in the Top of the Town Ballroom on the Twelfth Floor of The Fort Worth Club, 306 W. 7th Street, Fort Worth, Texas, solely for the following purposes:

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To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 13, 2009 (as it may be amended from time to time), among Exxon Mobil Corporation, which is referred to as ExxonMobil, ExxonMobil Investment Corporation, a wholly owned subsidiary of ExxonMobil, and XTO Energy, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice; and

•

To approve the adjournment of the XTO Energy special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. The XTO Energy board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of XTO Energy and its stockholders and recommends that XTO Energy stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment of the XTO Energy special meeting if necessary to solicit additional proxies in favor of such adoption.

Only stockholders of record as of the close of business on May 3, 2010 are entitled to notice of the XTO Energy special meeting and to vote at the XTO Energy special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 810 Houston Street, Fort Worth, Texas 76102, during regular business hours for a period of no less than ten days before the special meeting and at the place of the special meeting during the meeting.

Adoption of the merger agreement by the XTO Energy stockholders is a condition to the merger and requires the affirmative vote of holders of a majority of the shares of XTO Energy common stock outstanding and entitled to vote thereon. Therefore, your vote is very important. Your failure to vote your shares will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

By order of the board of directors,

VIRGINIA N. ANDERSON

Secretary

Fort Worth, Texas

May 20, 2010

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE XTO ENERGY SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the XTO Energy special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of XTO Energy common stock, please contact XTO Energy’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, call toll-free: (877) 750-5836

Banks and brokers, call collect: (212) 750-5833

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of XTO Energy, may have regarding the merger and the special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all of the information that is important to you with respect to the merger and the special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	ExxonMobil and XTO Energy have agreed to a merger, pursuant to which XTO Energy will become a wholly owned subsidiary of ExxonMobil and will cease to be a publicly held corporation. In order to complete the merger, XTO Energy stockholders must vote to adopt the merger agreement, and XTO Energy is holding a special meeting of stockholders solely to obtain such stockholder approval. In the merger, ExxonMobil will issue shares of ExxonMobil common stock as the consideration to be paid to holders of XTO Energy common stock.

This document is being delivered to you as both a proxy statement of XTO Energy and a prospectus of ExxonMobil in connection with the merger. It is the proxy statement by which the XTO Energy board of directors is soliciting proxies from you to vote on the adoption of the merger agreement at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus by which ExxonMobil will issue ExxonMobil common stock to you in the merger.

Q:	What will happen in the merger?

A:	In the merger, ExxonMobil Investment Corporation, a wholly owned subsidiary of ExxonMobil that was formed for the purpose of the merger, will be merged with and into XTO Energy. XTO Energy will be the surviving corporation in the merger and will be a wholly owned subsidiary of ExxonMobil following completion of the merger.

Q:	What will I receive in the merger?

A:	If the merger is completed, each of your shares of XTO Energy common stock will be cancelled and converted automatically into the right to receive 0.7098 of a share of ExxonMobil common stock. XTO Energy stockholders will receive cash for any fractional shares of ExxonMobil common stock that they would otherwise receive in the merger.

Based on the closing price of $72.83 for ExxonMobil common stock on the New York Stock Exchange on December 11, 2009, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $51.69 in value for each share of XTO Energy common stock. Based on the closing price of $63.60 for ExxonMobil common stock on the New York Stock Exchange on May 14, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $45.14 in value for each share of XTO Energy common stock. The market price of ExxonMobil common stock will fluctuate prior to the merger, and the market price of ExxonMobil common stock when received by XTO Energy stockholders after the merger is completed could be greater or less than the current market price of ExxonMobil common stock. See “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by XTO Energy stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of XTO Energy common stock in connection with the merger. Instead, XTO Energy will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange. If the merger agreement is terminated under specified circumstances, XTO Energy may be required to pay ExxonMobil a termination fee of $900 million as described under “The Merger Agreement—Termination Fee Payable by XTO Energy” beginning on page 101 of this proxy statement/prospectus.

Q:	Will I continue to receive future dividends?

A:	Before completion of the merger, XTO Energy expects to continue to pay its regular quarterly cash dividends on shares of its common stock, which currently are $0.125 per share. However, XTO Energy and ExxonMobil will coordinate the timing of dividend declarations leading up to the merger so that a holder will neither receive two dividends, nor fail to receive one dividend, for any quarter. Receipt of the regular quarterly dividend will not reduce the merger consideration you receive. After completion of the merger, you will be entitled only to dividends on any shares of ExxonMobil common stock you receive in the merger. While ExxonMobil provides no assurances as to the level or payment of any future dividends on shares of its common stock, and ExxonMobil’s board of directors has the power to modify dividend policy at any time, ExxonMobil presently pays dividends at a quarterly rate of $0.42 per share of ExxonMobil common stock.

Q:	What am I being asked to vote on?

A:	XTO Energy’s stockholders are being asked to vote on the following proposals:

•	to adopt the merger agreement between ExxonMobil and XTO Energy, a copy of which is attached as Annex A to this proxy statement/prospectus; and

•	to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

The approval of the proposal to adopt the merger agreement by XTO Energy stockholders is a condition to the obligations of XTO Energy and ExxonMobil to complete the merger.

Q:	Does XTO Energy’s board of directors recommend that stockholders adopt the merger agreement?

A:	Yes. The XTO Energy board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions are advisable and in the best interests of the XTO Energy stockholders. Therefore, the XTO Energy board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement at the special meeting. See “The Merger—XTO Energy Reasons for the Merger; Recommendation of the XTO Energy Board of Directors” beginning on page 55 of this proxy statement/prospectus.

Q:	What stockholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

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Adoption of the Merger Agreement: The affirmative vote of holders of a majority of the shares of XTO Energy common stock outstanding and entitled to vote on the proposal. Accordingly, abstentions and unvoted shares will have the same effect as votes “AGAINST” adoption.

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Adjournment (if necessary): The affirmative vote of holders of a majority of the shares of XTO Energy common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Q:	What constitutes a quorum for the special meeting?

A:	A majority of the outstanding shares of XTO Energy common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the special meeting.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to XTO Energy stockholders on or near May 24, 2010.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of XTO Energy common stock who held shares at the close of business on the record date for the special meeting (May 3, 2010) are entitled to receive notice of and to vote at the special meeting provided that such shares remain outstanding on the date of the special meeting. As of the close of business on the record date, there were 584,362,872 shares of XTO Energy common stock outstanding and entitled to vote at the special meeting. Each share of XTO Energy common stock is entitled to one vote.

Q:	When and where is the special meeting?

A:	The special meeting will be held in the Top of the Town Ballroom on the Twelfth Floor of The Fort Worth Club, 306 W. 7th Street, Fort Worth, Texas, on Friday, June 25, 2010 at 10:00 a.m., local time.

Q:	How do I vote my shares at the special meeting?

A:	If you are entitled to vote at the XTO Energy special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, XTO Energy encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting. A proxy is a legal designation of another person to vote your shares of XTO Energy common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

•	calling the toll-free number specified on the enclosed proxy card and follow the instructions when prompted;

•	accessing the Internet web site specified on the enclosed proxy card and follow the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

If you submit a proxy by telephone or the Internet web site, please do not return your proxy card by mail.

See the response to the next question for how to vote shares held through a broker or other nominee.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the New York Stock Exchange, brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. A broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement.

If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Q:	How will my shares be represented at the special meeting?

A:	If you submit your proxy by telephone, the Internet web site or by signing and returning your proxy card, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the XTO Energy board of directors recommends, which is:

•	“FOR” the adoption of the merger agreement; and

•

“FOR” the approval of the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	Who may attend the special meeting?

A:	XTO Energy stockholders (or their authorized representatives) and XTO Energy’s invited guests may attend the special meeting. Stockholders may call the XTO Energy Office of the Corporate Secretary at (866) 255-0679 to obtain directions to the location of the special meeting.

Q:	Is my vote important?

A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the special meeting, it will be more difficult for XTO Energy to obtain the necessary quorum to hold the special meeting. In addition, an abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote “AGAINST” the adoption of the merger agreement. If you hold your shares through a broker or other nominee, your broker or other nominee will not be able to cast a vote on the adoption of the merger agreement without instructions from you. The XTO Energy board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by:

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sending a written notice stating that you revoke your proxy to XTO Energy at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary, that bears a date later than the date of the proxy and is received prior to the special meeting;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke or change your voting instructions.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your XTO Energy shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by XTO Energy’s stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus, proxy cards and/or voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through a nominee, and in certain other circumstances. If you receive more than one set of voting materials, each should be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Am I entitled to appraisal rights if I vote against the adoption of the merger agreement?

A:	No. Appraisal rights confer on stockholders who vote against the merger the right to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the merger. Appraisal rights are not available under the Delaware General Corporation Law in connection with the merger.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. In addition to the adoption of the merger agreement by XTO Energy stockholders, completion of the merger requires the receipt of the necessary governmental and regulatory approvals and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement.

Q:	When do you expect to complete the merger?

A:	XTO Energy and ExxonMobil are working towards completing the merger promptly. XTO Energy and ExxonMobil currently expect to complete the merger in the second quarter of 2010, subject to receipt of XTO Energy’s stockholder approval, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.

Q:	Is the transaction expected to be taxable to XTO Energy stockholders?

A:	XTO Energy and ExxonMobil have structured the merger as a reorganization for U.S. federal income tax purposes. Accordingly, XTO Energy stockholders will generally not be subject to U.S. federal income tax as a result of the exchange of their shares of XTO Energy common stock for ExxonMobil common stock in the merger, except in connection with any cash received in lieu of fractional shares of ExxonMobil common stock. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 of this proxy statement/prospectus.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your shares of XTO Energy common stock, which you may do by:

•	completing, dating, signing and returning the enclosed proxy card in the accompanying postage-paid envelope;

•	submitting your proxy by telephone or via the Internet by following the instructions included on your proxy card; or

•	attending the special meeting and voting by ballot in person.

If you hold shares through a broker or other nominee, please instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides to you with these materials.

Q:	Should I send in my stock certificates now?

A:	No. XTO Energy stockholders should not send in their stock certificates at this time. After completion of the merger, ExxonMobil’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of XTO Energy common stock for the merger consideration. Unless you specifically request to receive ExxonMobil stock certificates, the shares of ExxonMobil stock you receive in the merger will be issued in book-entry form.

Q:	Whom should I call with questions?

A:	XTO Energy stockholders should call Innisfree M&A Incorporated, XTO Energy’s proxy solicitor, toll-free at (877) 750-5836 (banks and brokers call collect at (212) 750-5833) with any questions about the merger or the special meeting, or to obtain additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in order to fully understand the merger agreement and the proposed merger. See “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

Information about ExxonMobil, XTO Energy and ExxonMobil Investment Corporation (See Page 36).

Exxon Mobil Corporation

Exxon Mobil Corporation, which is referred to in this proxy statement/prospectus as ExxonMobil, was incorporated in the State of New Jersey in 1882. Divisions and affiliated companies of ExxonMobil operate or market products in the United States and most other countries of the world. Their principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. ExxonMobil is a major manufacturer and marketer of commodity petrochemicals, including olefins, aromatics, polyethylene and polypropylene plastics and a wide variety of specialty products. ExxonMobil also has interests in electric power generation facilities. Affiliates of ExxonMobil conduct extensive research programs in support of these businesses.

The principal trading market for ExxonMobil’s common stock (NYSE: XOM) is the New York Stock Exchange.

The principal executive offices of ExxonMobil are located at 5959 Las Colinas Boulevard, Irving, TX 75039-2298, its telephone number is (972) 444-1000 and its website is www.exxonmobil.com.

XTO Energy Inc.

XTO Energy Inc., which is referred to in this proxy statement/prospectus as XTO Energy, a Delaware corporation, is engaged in the acquisition, development, exploitation and exploration of both producing oil and gas properties and unproved properties, and in the production, processing, marketing and transportation of oil and natural gas. XTO Energy’s proved reserves are principally located in relatively long-lived fields with an extensive base of hydrocarbons in place and, in most cases, well-established production histories concentrated in the Eastern Region, including the East Texas Basin, Haynesville Shale, northwestern Louisiana and Mississippi; the North Texas Region, including the Barnett Shale; the Mid-Continent and Rocky Mountain Region, including the Fayetteville, Woodford and Bakken Shales; the San Juan Region; the Permian Region; the South Texas and Gulf Coast Region, including the offshore Gulf of Mexico; and other regions, including Marcellus Shale and North Sea.

XTO Energy was incorporated in 1990 to acquire the business and properties of predecessor entities that were created from 1986 through 1989. XTO Energy’s initial public offering of common stock was completed in May 1993. XTO Energy was formerly known as Cross Timbers Oil Company and changed its name to XTO Energy Inc. in June 2001.

The principal trading market for XTO Energy’s common stock (NYSE: XTO) is the New York Stock Exchange.

The principal executive offices of XTO Energy are located at 810 Houston Street, Fort Worth, TX 76102, its telephone number is (817) 870-2800 and its website is www.xtoenergy.com.

ExxonMobil Investment Corporation

ExxonMobil Investment Corporation, which is referred to in this proxy statement/prospectus as Merger Sub, is a Delaware corporation and a wholly owned subsidiary of ExxonMobil. Merger Sub was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 5959 Las Colinas Boulevard, Irving, TX 75039-2298 and its telephone number is (972) 444-1000.

The Merger (See Page 42).

ExxonMobil, Merger Sub and XTO Energy have entered into the Agreement and Plan of Merger, dated as of December 13, 2009, which, as it may be amended from time to time, is referred to in this proxy statement/prospectus as the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub will be merged with and into XTO Energy, with XTO Energy continuing as the surviving corporation. Upon completion of this transaction, which is referred to in this proxy statement/prospectus as the merger, XTO Energy will be a wholly owned subsidiary of ExxonMobil, and XTO Energy common stock will no longer be outstanding or publicly traded.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Special Meeting of XTO Energy Stockholders (See Page 38).

Meeting. The special meeting will be held in the Top of the Town Ballroom on the Twelfth Floor of The Fort Worth Club, 306 W. 7th Street, Fort Worth, Texas, on Friday, June 25, 2010 at 10:00 a.m., local time. At the special meeting, XTO Energy stockholders will be asked to vote on the following proposals:

•	to adopt the merger agreement; and

•	to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date. Only XTO Energy stockholders of record at the close of business on May 3, 2010 will be entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date of May 3, 2010, there were 584,362,872 shares of XTO Energy common stock outstanding and entitled to vote at the meeting. Each holder of XTO Energy common stock is entitled to one vote for each share of common stock owned as of the record date.

Required Vote. To adopt the merger agreement, holders of a majority of the shares of XTO Energy common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. XTO Energy cannot complete the merger unless its stockholders adopt the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of XTO Energy common stock, an XTO Energy stockholder’s failure to vote, an abstention from voting or the failure of an XTO Energy stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote “AGAINST” adoption of the merger agreement.

To approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, the affirmative vote of holders of a majority of the shares of XTO Energy common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting is required. Because approval of this proposal is based on the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote, abstentions will have the same effect as a vote “AGAINST” such proposal, but failures to be present to vote and failures of XTO Energy stockholders who hold their shares in “street name” through brokers or other nominees to give voting instructions to such brokers or other nominees will have no effect on the vote held on such proposal.

Stock Ownership of and Voting by XTO Energy’s Directors and Executive Officers. At the close of business on the record date for the special meeting, XTO Energy’s directors and executive officers and their affiliates beneficially owned and had the right to vote 23,564,413 shares of XTO Energy common stock at the special meeting, which represents approximately 4% of the XTO Energy common stock entitled to vote at the special meeting. It is expected that XTO Energy’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

What XTO Energy Stockholders Will Receive in the Merger (See Page 86).

If the merger is completed, XTO Energy stockholders will be entitled to receive in the merger, for each share of XTO Energy common stock that they own, 0.7098 of a share of ExxonMobil common stock. The number of shares of ExxonMobil common stock delivered in respect of each share of XTO Energy common stock in the merger is referred to in this proxy statement/prospectus as the exchange ratio. ExxonMobil will not issue any fractional shares of its common stock in the merger. Instead, the total number of shares of ExxonMobil common stock that each XTO Energy stockholder will receive in the merger will be rounded down to the nearest whole number, and each XTO Energy stockholder will receive cash, without interest, for any fractional shares of ExxonMobil common stock that he or she would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of ExxonMobil common stock that the XTO Energy stockholder would otherwise be entitled to receive in the merger by the closing sale price of a share of ExxonMobil common stock on the trading day immediately preceding the completion of the merger. The ExxonMobil common stock received based on the exchange ratio, together with any cash received in lieu of fractional shares, is referred to in this proxy statement/prospectus as the merger consideration.

Example: If you currently own 100 shares of XTO Energy common stock, you will be entitled to receive 70 shares of ExxonMobil common stock and cash for the market value of 0.98 shares of ExxonMobil common stock at the closing sale price of a share of ExxonMobil common stock on the trading day immediately preceding the completion of the merger.

The exchange ratio of 0.7098 of a share of ExxonMobil common stock is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either ExxonMobil or XTO Energy common stock changes. Therefore, the value of the merger consideration will depend on the market price of ExxonMobil common stock at the time XTO Energy stockholders receive ExxonMobil common stock in the merger. Based on the closing price of $72.83 for ExxonMobil common stock on the New York Stock Exchange on December 11, 2009, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $51.69 in value for each share of XTO Energy common stock. Based on the closing price of $63.60 for ExxonMobil common stock on the New York Stock Exchange on May 14, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $45.14 in value for each share of XTO Energy common stock. The market price of ExxonMobil common stock will fluctuate prior to the merger, and the market price of ExxonMobil common stock when received by XTO Energy stockholders after the merger is completed could be greater or less than the current market price of ExxonMobil common stock.

Treatment of Equity Awards (See Page 87).

Upon completion of the merger, each option to purchase shares of XTO Energy common stock granted under XTO Energy’s equity compensation plans outstanding immediately prior to the completion of the merger will be converted into an option to acquire a number of shares of ExxonMobil common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of XTO Energy common stock subject to the XTO Energy option immediately prior to the completion of the merger multiplied by (b) the exchange ratio in the merger. The exercise price per share of ExxonMobil common stock subject to a converted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (1) the exercise price per share of XTO Energy common stock subject to the XTO Energy option immediately prior to the completion of the merger divided by (2) the exchange ratio in the merger. Options with vesting conditions contingent on the achievement of specified XTO Energy stock targets will be adjusted based on the exchange ratio in the merger (rounded up to the nearest whole cent). Each converted option will remain subject to the same terms and conditions (including vesting terms) as were applicable to the XTO Energy option immediately prior to the completion of the merger, except for those converted options held by Bob R. Simpson, Keith A. Hutton, Vaughn O. Vennerberg, II, Louis G. Baldwin and Timothy L. Petrus. See “Interests of Certain Persons in the Merger—XTO Energy Named Executive Officers—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 104 of this proxy statement/prospectus for a discussion of the terms and conditions applicable to converted options held by Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus. Employees terminating employment at or within a stated period after the completion of the merger for reasons other than for cause or voluntary resignation without good reason (as defined in the applicable plans and arrangements) will have their option vesting accelerated upon such termination.

Upon completion of the merger, each restricted stock award or performance share award (which represents a share of XTO Energy common stock subject to vesting and forfeiture) granted under XTO Energy’s equity compensation plans outstanding immediately prior to the completion of the merger will be converted into a restricted stock award or performance share award, as applicable, relating to a number of shares of ExxonMobil common stock based on the exchange ratio in the merger (rounded down to the nearest whole share). Each converted restricted stock award or performance share award will remain subject to the same terms, restrictions and vesting schedules as were applicable to the XTO Energy restricted stock award or performance share award prior to the completion of the merger (with any vesting conditions contingent on the achievement of specified XTO Energy stock targets adjusted based on the exchange ratio in the merger, rounded up to the nearest whole cent), except for those performance share awards granted to Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus prior to November 2009, performance share awards granted to certain employees (including the executive officers, other than Mr. Simpson) in November 2009 and performance share awards granted to Mr. Simpson in January 2010 pursuant to the terms of his existing employment agreement. Performance share awards granted to Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus prior to November 2009 and to Mr. Simpson in January 2010 will become fully vested upon completion of the merger. Performance share awards granted to Messrs. Hutton, Vennerberg, Baldwin and Petrus in November 2009 will be converted into time-based restricted shares of ExxonMobil common stock, based on the exchange ratio. See “Interests of Certain Persons in the Merger—XTO Energy Named Executive Officers—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 104 of this proxy statement/prospectus for a discussion of the terms, restrictions and vesting schedules applicable to converted performance share awards held by Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus and “Interests of Certain Persons in the Merger—Other Executive Officers of XTO Energy—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 109 of this proxy statement/prospectus for a discussion of the terms, restrictions and vesting schedules applicable to performance share awards held by other executive officers of XTO Energy. Employees terminating employment at or within a stated period after the completion of the merger for reasons other than for cause or voluntary resignation without good reason (as defined in the applicable plans and arrangements) will have vesting of their restricted stock and performance stock awards accelerated upon such termination.

Recommendation of the XTO Energy Board of Directors (See Page 55).

The XTO Energy board of directors (other than Jack P. Randall, who abstained from voting because he is a senior member of Jefferies & Company, Inc. (referred to in this proxy statement/prospectus as Jefferies), one of XTO Energy’s financial advisors) unanimously (i) determined that the merger agreement and the merger are advisable and in the best interests of XTO Energy and its stockholders, (ii) approved the merger and the merger agreement and (iii) resolved to recommend adoption of the merger agreement to the XTO Energy stockholders. The XTO Energy board of directors recommends that XTO Energy stockholders vote “FOR” adoption of the merger agreement.

For the factors considered by the XTO Energy board of directors in reaching its decision to approve the merger agreement, see “The Merger—XTO Energy Reasons for the Merger; Recommendation of the XTO Energy Board of Directors” beginning on page 55 of this proxy statement/prospectus.

In addition, the XTO Energy board of directors recommends that XTO Energy stockholders vote “FOR” the XTO Energy proposal to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

Opinion of XTO Energy’s Financial Advisor (See Page 60).

In connection with the merger, on December 13, 2009, Barclays Capital Inc., referred to in this proxy statement/prospectus as Barclays Capital, rendered its opinion to XTO Energy’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the exchange ratio in the proposed merger was fair to XTO Energy’s stockholders. The full text of Barclays Capital’s written opinion, which sets forth, among other things, the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. The opinion was delivered to the XTO Energy board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio in the proposed merger. The opinion does not address any other aspect of the merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the proposed merger or any other matter.

Ownership of ExxonMobil After the Merger (See Page 42).

Based on the number of shares of XTO Energy common stock (including XTO Energy restricted stock awards and performance share awards) and XTO Energy options outstanding as of May 14, 2010 and the number of shares of XTO Energy common stock to be issued immediately prior to completion of the merger pursuant to certain grant agreements with the named executive officers of XTO Energy, ExxonMobil expects to issue approximately 416,519,635 shares of its common stock to XTO Energy stockholders pursuant to the merger and reserve for issuance approximately 12,573,551 additional shares of ExxonMobil common stock in connection with the exercise or conversion of XTO Energy’s outstanding options. The actual number of shares of ExxonMobil common stock to be issued and reserved for issuance pursuant to the merger will be determined at the completion of the merger based on the exchange ratio of 0.7098 and the number of shares of XTO Energy common stock and XTO Energy options outstanding at such time. Immediately after completion of the merger, it is expected that former XTO Energy stockholders will own approximately 8% of the outstanding common stock of ExxonMobil common stock, based on the number of shares of XTO Energy and ExxonMobil common stock outstanding, on a fully diluted basis, as of May 14, 2010.

ExxonMobil Shareholder Approval Is Not Required.

ExxonMobil shareholders are not required to adopt the merger agreement or approve the merger or the issuance of the shares of ExxonMobil common stock in connection with the merger.

Interests of Certain Persons in the Merger (See Page 103).

In considering the recommendation of the XTO Energy board of directors with respect to the merger agreement, XTO Energy stockholders should be aware that the executive officers of XTO Energy and certain members of the XTO Energy board of directors have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of XTO Energy stockholders generally. The XTO Energy board of directors was aware of these interests, and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that XTO Energy stockholders adopt the merger agreement.

In particular, each of the named executive officers of XTO Energy entered into a consulting agreement with XTO Energy and ExxonMobil that provides for, among other things, the payment of an annual consulting fee and completion bonus, a one-time grant of restricted ExxonMobil common stock or stock units and payment of severance and accelerated vesting of the restricted ExxonMobil common stock or stock units upon termination of the consulting relationship under certain circumstances. The estimated aggregate payments to be made to the named executive officers of XTO Energy pursuant to the consulting agreements are approximately $190,340,000, which represents a reduction from the approximately $304,690,000 in aggregate payments and benefits to which such executive officers otherwise would have been entitled under the existing agreements and plans if they continued to provide services through the completion of the merger and remained employed for one year following the merger. In addition, the named executive officers of XTO Energy held, in the aggregate, as of May 14, 2010, 470,000 unvested performance shares of XTO Energy common stock and unvested options to purchase 2,290,410 shares of XTO Energy common stock that will vest upon completion of the merger pursuant to the terms of the merger agreement.

Listing of ExxonMobil Stock and Delisting and Deregistration of XTO Energy Stock (See Page 78).

ExxonMobil will apply to have the shares of its common stock to be issued in the merger approved for listing on the New York Stock Exchange, where ExxonMobil common stock is currently traded. If the merger is completed, XTO Energy shares will no longer be listed on the New York Stock Exchange, and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act.

No Appraisal Rights Available (See Page 75).

Under Delaware law, XTO Energy stockholders will not have appraisal rights in connection with the merger.

Completion of the Merger Is Subject to Certain Conditions (See Page 89).

The obligation of each of ExxonMobil, XTO Energy and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of XTO Energy common stock;

•	absence of any applicable law being in effect that prohibits completion of the merger;

•

expiration or termination of any applicable waiting period (or extensions thereof) relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which is referred to in this proxy statement/prospectus as the HSR Act, and the expiration of the applicable waiting period relating to the merger under the Dutch Competition Act (the Mededingingswet), as amended, and the rules and regulations thereunder, which is referred to in this proxy statement/prospectus as the Dutch Competition Act, or receipt of an approval of the Dutch Competition Authority allowing the parties to complete the merger;

•

receipt of all other required consents and approvals of, and the making of all other required filings or registrations with, any governmental authority, subject to certain exceptions described under “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 89 of this proxy statement/prospectus;

•	the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form S-4 of which this proxy statement/prospectus forms a part;

•	approval for the listing on the New York Stock Exchange of the shares of ExxonMobil common stock to be issued in the merger;

•	accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality thresholds;

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to the completion of the merger;

•	receipt by each of ExxonMobil and XTO Energy of an opinion from its outside counsel that the merger will be a reorganization for U.S. federal income tax purposes; and

•

the absence of a material adverse effect on the other party since the date of the merger agreement (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page 91 of this proxy statement/prospectus for the definition of material adverse effect; as is customary, “material adverse effect” is defined to exclude from consideration effects resulting from certain occurrences or circumstances, including changes in applicable law, except that not excluded from consideration are effects resulting from changes in applicable law relating to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes).

In addition, the obligations of ExxonMobil and Merger Sub to complete the merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•

absence of any pending action or proceeding by any governmental authority that (i) challenges or seeks to make illegal, delay materially or otherwise directly or indirectly prohibit the completion of the merger, (ii) seeks to prohibit ExxonMobil’s or Merger Sub’s ability effectively to exercise full rights of ownership of XTO Energy’s common stock following the completion of the merger or (iii) seeks to compel ExxonMobil, XTO Energy or any of their respective subsidiaries to take any action described under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 97 of this proxy statement/prospectus that is not required to be effected pursuant to the terms of the merger agreement; and

•

absence of any applicable law enacted, enforced, promulgated or issued after the date of the merger agreement by any governmental authority (other than antitrust or other competition laws), that would reasonably be likely to result in any of the consequences referred to in the preceding bullet point.

ExxonMobil and XTO Energy cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The Merger May Not Be Completed Without All Required Regulatory Approvals (See Page 73).

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the applicable waiting period relating to the merger under the HSR Act and the expiration or termination of the applicable waiting period, or receipt of approval, under the Dutch Competition Act.

ExxonMobil and XTO Energy have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the merger. However, in using their reasonable best efforts to obtain these required regulatory approvals, under the terms of the merger agreement, ExxonMobil is not required, and XTO Energy is not permitted without the consent of ExxonMobil, to take certain actions (such as divesting or holding separate assets or entering into settlements or consent decrees with governmental authorities) that would reasonably be expected to, individually or in the aggregate, restrict in any material respect, or otherwise negatively and materially impact, the natural gas (including natural gas liquids) exploration, production and sales businesses of either XTO Energy and its subsidiaries, taken as a whole, or ExxonMobil and its subsidiaries, taken as a whole.

ExxonMobil and XTO Energy each filed its required HSR notification and report form with respect to the merger on February 12, 2010, commencing the initial 30-day waiting period. This waiting period expired on March 15, 2010 without a request for additional information. ExxonMobil filed the required notification with respect to the merger under the Dutch Competition Act on February 11, 2010, and the Dutch Competition Authority approved the merger on March 9, 2010.

The Merger Is Expected to Occur in the Second Quarter of 2010 (See Page 85).

The merger will occur within two business days after the conditions to its completion have been satisfied or, to the extent permissible, waived, unless otherwise mutually agreed upon by the parties. As of the date of this proxy statement/prospectus, the merger is expected to occur in the second quarter of 2010. However, there can be no assurance as to when, or if, the merger will occur.

No Solicitation by XTO Energy (See Page 95).

Neither XTO Energy nor any of its subsidiaries will, nor will XTO Energy or any of its subsidiaries authorize or permit any of its or their officers, directors, employees or representatives to (i) solicit, initiate or otherwise knowingly facilitate or encourage the submission of any competing proposal from any third party relating to an acquisition of XTO Energy, (ii) enter into or participate in any discussions or negotiations regarding any such proposal or by furnishing any nonpublic information relating to XTO Energy or its subsidiaries to such third party, (iii) fail to make, withdraw or modify in a manner adverse to ExxonMobil the recommendation of the XTO Energy board of directors in favor of the adoption of the merger agreement, (iv) grant any waiver or release under any standstill or similar agreement, (v) approve any transaction, or any third party becoming an “interested stockholder,” under the Delaware anti-takeover statute or (vi) enter into an agreement relating to a competing acquisition proposal. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances at any time prior to the adoption of the merger agreement by XTO Energy stockholders:

•

XTO Energy may, in response to an unsolicited acquisition proposal from a third party that the XTO Energy board of directors determines constitutes or could reasonably be expected to lead to a superior proposal (as defined under “The Merger Agreement—No Solicitation by XTO Energy” beginning on page 95 of this proxy statement/prospectus), directly or indirectly engage or participate in negotiations or discussions with such party and furnish nonpublic information to such third party pursuant to a customary confidentiality agreement (provided that all such information is or has been provided or made available to ExxonMobil).

•

The XTO Energy board of directors may fail to make, withdraw or modify in a manner adverse to ExxonMobil its recommendation in favor of the adoption of the merger agreement either (a) following receipt of an unsolicited competing acquisition proposal made after the date of the merger agreement that XTO Energy’s board of directors determines constitutes a superior proposal or (b) solely in response to a material event, development, circumstance, occurrence or change in circumstances or facts not related to a competing acquisition proposal that was not known to XTO Energy’s board of directors on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known or understood as of that date). However, the XTO Energy board of directors may not change its recommendation unless XTO Energy notifies ExxonMobil of its intention to do so at least three business days prior to taking such action and ExxonMobil does not, within three business days of receipt of such notice, make an offer that the XTO Energy board of directors determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to XTO Energy’s stockholders as the competing acquisition proposal (if the intended recommendation change relates to a competing acquisition proposal) or that would obviate the need for the recommendation change (if the intended recommendation change relates to any other event).

The actions described in the preceding two bullets may be taken only if the XTO Energy board of directors determines in good faith, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law. These restrictions in the merger agreement were the result of negotiations between XTO Energy and ExxonMobil, and the XTO Energy board of directors determined that these restrictions sought by ExxonMobil were reasonable and acceptable in light of the overall terms of the merger agreement, including the economic and other terms being offered by ExxonMobil, and the fact that these restrictions would not unduly impede the ability of a third party to make a superior bid to acquire XTO Energy if that third party were interested in doing so. See “The Merger—Background of the Merger” and “The Merger—XTO Energy Reasons for the Merger; Recommendation of the XTO Energy Board of Directors” beginning on pages 42 and 55, respectively, of this proxy statement/prospectus.

ExxonMobil has the right to terminate the merger agreement if, prior to the special meeting, the XTO Energy board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to ExxonMobil. XTO Energy, however, does not have the right to terminate the merger agreement in connection with such a change of recommendation and, unless ExxonMobil terminates the merger agreement, XTO Energy would remain obligated to call and hold a special meeting of its stockholders for purposes of voting on a proposal to adopt the merger agreement.

Termination of the Merger Agreement (See Page 100).

The merger agreement may be terminated at any time before the completion of the merger by mutual written consent of ExxonMobil and XTO Energy.

The merger agreement may also be terminated prior to the completion of the merger by either ExxonMobil or XTO Energy if:

•

the merger has not been completed on or before September 15, 2010, unless the only reason the merger has not occurred by September 15, 2010 is the failure of certain conditions to the merger related to regulatory matters to be satisfied, in which case the termination date will automatically be extended to December 31, 2010;

•	there is a permanent legal prohibition to completing the merger;

•	XTO Energy stockholders fail to adopt the merger agreement at the XTO Energy stockholders’ meeting called for that purpose (or at any adjournment or postponement thereof); or

•

there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and such condition is incapable of being satisfied by September 15, 2010 (or, December 31, 2010, if extended as provided by the merger agreement).

The merger agreement may also be terminated prior to the completion of the merger by ExxonMobil if:

•

the XTO Energy board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to ExxonMobil (see “The Merger Agreement—No Solicitation by XTO Energy” beginning on page 95 of this proxy statement/prospectus);

•

the XTO Energy board of directors fails to reaffirm its recommendation in favor of the adoption of the merger agreement within 10 business days after receipt of a written request to do so from ExxonMobil; or

•	XTO Energy intentionally and materially breaches its obligation not to solicit competing acquisition proposals or its obligation to call and hold a special meeting of its stockholders.

Termination Fee Payable by XTO Energy (See Page 101).

XTO Energy has agreed to pay a fee of $900 million to ExxonMobil if the merger agreement is terminated under any of the following circumstances:

•	the XTO Energy board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to ExxonMobil;

•	the XTO Energy board of directors fails to reaffirm its recommendation in favor of adoption of the merger agreement within 10 business days after receipt of a written request to do so from ExxonMobil;

•	XTO Energy intentionally and materially breaches its obligation not to solicit competing acquisition proposals or its obligation to call and hold a special meeting of its stockholders; and

•

(i) the failure of the merger to be completed by September 15, 2010 (or, December 31, 2010, if extended as provided by the merger agreement) and the XTO Energy stockholders’ meeting is not held on or prior to the fifth business day before the merger agreement is terminated (subject to certain limited exceptions) or (ii) the failure of XTO Energy’s stockholders to adopt the merger agreement at a stockholders’ meeting called for that purpose, and in either case, (x) prior to the termination of the merger agreement or the stockholders’ meeting, as applicable, XTO Energy receives a competing acquisition proposal (that is not withdrawn) and (y) within 12 months following such termination, XTO Energy completes, enters into a definitive agreement relating to, or recommends to XTO Energy stockholders, a competing acquisition proposal.

The XTO Energy board of directors, after consultation with XTO Energy’s legal and financial advisors, believed that, among other things, the termination fee payable by XTO Energy in such circumstances, as a percentage of the equity value of the transaction, was reasonable and would not unduly impede the ability of a third party to make a superior bid to acquire XTO Energy if such third party were interested in doing so, and was at a level consistent with, or favorable to, the fees payable in customary and comparable merger transactions. See “The Merger—XTO Energy Reasons for the Merger; Recommendation of the XTO Energy Board of Directors” beginning on page 55 of this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger (See Page 75).

ExxonMobil and XTO Energy have structured the merger as a reorganization for U.S. federal income tax purposes. Accordingly, holders of shares of XTO Energy common stock will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of XTO Energy common stock for ExxonMobil common stock in the merger, except for any gain or loss recognized in connection with any cash received in lieu of fractional ExxonMobil shares. It is a condition to the obligations of XTO Energy and ExxonMobil to complete the merger that each receive a legal opinion from its respective outside counsel that the merger will be a reorganization for U.S. federal income tax purposes.

Accounting Treatment (See Page 78).

In accordance with accounting principles generally accepted in the United States, ExxonMobil will account for the merger as an acquisition of a business.

Rights of XTO Energy Stockholders Will Change as a Result of the Merger (See Page 113).

XTO Energy stockholders will have different rights once they become ExxonMobil shareholders due to differences between the state corporate law applicable to, and the organizational documents of, ExxonMobil and XTO Energy. These differences are described in more detail under “Comparison of Shareholder Rights” beginning on page 113 of this proxy statement/prospectus.

Litigation Relating to the Merger (See Page 78).

Shortly following the announcement of the merger agreement, several putative stockholder class action complaints, and one non-class complaint, were filed against various combinations of XTO Energy, the members of the XTO Energy board of directors, ExxonMobil and Merger Sub in the District Court of Tarrant County, Texas, the Court of Chancery of the State of Delaware, and the United States District Court for the Northern District of Texas. These lawsuits challenge the proposed merger and generally allege, among other things, that the individual members of the XTO Energy board of directors have breached their fiduciary duties owed to the public stockholders of XTO Energy by approving the proposed merger and failing to take steps to maximize the value of XTO Energy to its public stockholders; that XTO Energy, ExxonMobil and Merger Sub aided and abetted such breaches of fiduciary duties; that the merger agreement improperly favors ExxonMobil and unduly restricts XTO Energy’s ability to negotiate with rival bidders; and that the preliminary proxy statement/prospectus filed with the United States Securities and Exchange Commission, which is referred to in this proxy statement/prospectus as the SEC, on February 1, 2010, and the amendments thereto, are materially misleading or omissive. These lawsuits generally seek, among other things, compensatory damages, declaratory and injunctive relief concerning the alleged fiduciary breaches and injunctive relief prohibiting the defendants from consummating the merger.

On April 21, 2010, the parties to the consolidated class action pending in the District Court of Tarrant County, Texas, as well as the parties to the actions filed in the Court of Chancery of the State of Delaware and the United States District Court for the Northern District of Texas, entered into a Stipulation and Agreement of Compromise, Settlement and Release to resolve all of these actions. On April 22, 2010, the District Court of Tarrant County, Texas entered an order preliminarily approving the proposed settlement and setting forth the schedule and procedures for notice to the stockholders of XTO Energy and the court’s final review of the settlement. The court scheduled a hearing for October 1, 2010 at 1:00 p.m. Central Time, at which the court will consider the fairness, reasonableness and adequacy of the settlement. See “The Merger—Litigation Relating to the Merger” beginning on page 78 of this proxy statement/prospectus for more information about the settlement of the stockholder litigation challenging the merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EXXONMOBIL

The following table presents selected historical consolidated financial data of ExxonMobil. The data as of, and for the years ended, December 31, 2009, 2008, 2007, 2006 and 2005 are derived from ExxonMobil’s audited consolidated financial statements for those periods. The data as of, and for the three months ended, March 31, 2010 and 2009 are derived from ExxonMobil’s unaudited condensed consolidated financial statements for those periods. ExxonMobil’s management believes that the company’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information in the following table is only a summary and is not indicative of the results of future operations of ExxonMobil. You should read the following information together with ExxonMobil’s Annual Report on Form 10-K for the year ended December 31, 2009, ExxonMobil’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and the other information that ExxonMobil has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

ExxonMobil is not required to furnish pro forma financial information with respect to the merger in this proxy statement/prospectus because XTO Energy would not be a significant subsidiary under any of the financial conditions specified in Rule 1-02(w) of SEC Regulation S-X, substituting 20% for 10% in each of those conditions in accordance with Rule 11.01(b)(1) of SEC Regulation S-X.

	As of / for the Three Months Ended March 31,		As of / for Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005
	(millions of dollars, except per share amounts)
Sales and other operating revenue(1)(2)	$87,037	$62,128	$301,500	$459,579	$390,328	$365,467	$358,955
Net income attributable to ExxonMobil	$6,300	$4,550	$19,280	$45,220	$40,610	$39,500	$36,130
Net income per common share attributable to ExxonMobil(3)	$1.33	$0.92	$3.99	$8.70	$7.31	$6.64	$5.74
Net income per common share attributable to ExxonMobil—assuming dilution(3)	$1.33	$0.92	$3.98	$8.66	$7.26	$6.60	$5.70
Cash dividends per common share	$0.42	$0.40	$1.66	$1.55	$1.37	$1.28	$1.14
Total assets	$242,748	$222,491	$233,323	$228,052	$242,082	$219,015	$208,335
Long-term debt	$7,054	$7,041	$7,129	$7,025	$7,183	$6,645	$6,220

(1)	Includes sales-based taxes of $6,815 and $5,906 for the three months ended March 31, 2010 and 2009, respectively, and $25,936, $34,508, $31,728, $30,381 and $30,742 for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(2)	Includes amounts for purchases/sales contracts with the same counterparty for 2005.

(3)	Effective January 1, 2009, ExxonMobil adopted the authoritative guidance for earnings per share as it relates to determining whether instruments granted in share based payment transactions are participating securities. As a result of adoption, ExxonMobil retrospectively adjusted the calculation of its prior periods’ earnings per share on a basis consistent with 2009.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF XTO ENERGY

The following table presents selected historical consolidated financial data of XTO Energy. The data as of, and for the years ended, December 31, 2009, 2008, 2007, 2006 and 2005 are derived from XTO Energy’s audited consolidated financial statements for those periods. The data as of, and for the three months ended, March 31, 2010 and 2009 are derived from XTO Energy’s unaudited condensed consolidated financial statements for those periods. All per share data has been adjusted for the 5-for-4 stock split effected in December 2007 and the 4-for-3 stock split effected in March 2005. XTO Energy’s management believes that the company’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

The information in the following table is only a summary and is not indicative of the results of future operations of XTO Energy. You should read the following information together with XTO Energy’s Annual Report on Form 10-K for the year ended December 31, 2009, XTO Energy’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 and the other information that XTO Energy has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

	As of / for the Three Months Ended March 31,		As of / for Year Ended December 31,
	2010	2009	2009	2008	2007	2006		2005
	(in millions, except production, per share and per unit data)
Consolidated Income Statement Data
Revenues	$2,001	$2,161	$9,064	$7,695	$5,513	$4,576		$3,519
Net Income	$330	$486	$2,019	$1,912	$1,691	$1,860		$1,152
Earnings per common share:(1)
Basic	$0.56	$0.84	$3.48	$3.58	$3.57	$4.07		$2.57
Diluted	$0.56	$0.83	$3.46	$3.54	$3.52	$4.02		$2.52
Cash dividends declared per common share	$0.125	$0.125	$0.500	$0.480	$0.408	$0.252	(2)	$0.180
Consolidated Statement of Cash Flows Data
Cash provided (used) by:
Operating activities	$1,228	$3,442	$5,954	$5,235	$3,639	$2,859		$2,094
Investing activities	$(802)	$(1,377)	$(4,057)	$(13,006)	$(7,345)	$(3,036)		$(2,908)
Financing activities	$(402)	$(2,081)	$(1,913)	$7,796	$3,701	$180		$806
Consolidated Balance Sheet Data
Property and equipment, net	$31,997	$31,774	$31,934	$31,281	$17,200	$10,824		$8,508
Total assets	$36,642	$37,056	$36,255	$38,254	$18,922	$12,885		$9,857
Total debt	$10,205	$10,085	$10,487	$11,959	$6,320	$3,451		$3,109
Stockholders’ equity	$17,801	$18,014	$17,326	$17,347	$7,941	$5,865		$4,209
Operating Data
Average daily production:
Gas (Mcf)	2,397,918	2,227,799	2,342,488	1,905,443	1,457,802	1,186,330		1,033,143
Natural gas liquids (Bbls)	19,980	18,303	20,560	15,624	13,545	11,854		10,445
Oil (Bbls)	64,327	65,629	66,297	56,025	47,047	45,041		39,051
Mcfe	2,903,761	2,731,392	2,863,631	2,335,336	1,821,353	1,527,705		1,330,121
Average realized sales price:
Gas (per Mcf)	$6.35	$7.24	$7.13	$7.81	$7.50	$7.69		$7.04
Natural gas liquids (per Bbl)	$43.18	$23.84	$30.03	$48.76	$45.37	$37.03		$34.10
Oil (per Bbl)	$92.49	$104.59	$107.65	$87.59	$70.08	$60.96		$47.03
Production expense (per Mcfe)	$0.98	$1.04	$0.96	$1.10	$0.93	$0.88		$0.84
Taxes, transportation and other expense (per Mcfe)	$0.71	$0.65	$0.65	$0.82	$0.67	$0.67		$0.63
Proved reserves:
Gas (Mcf)	N/A	N/A	12,501.7	11,802.9	9,441.1	6,944.2		6,085.6
Natural gas liquids (Bbls)	N/A	N/A	93.2	75.8	66.8	53.0		47.4
Oil (Bbls)	N/A	N/A	294.4	267.5	241.2	214.4		208.7
Mcfe	N/A	N/A	14,827.2	13,862.4	11,289.0	8,548.6		7,622.2
Other Data
Ratio of earnings to fixed charges(3)	4.4	6.3	6.5	6.6	9.6	15.2		11.7

(1)	Effective January 1, 2009, XTO Energy adopted the authoritative guidance for earnings per share as it relates to determining whether instruments granted in share based payment transactions are participating securities. As a result of adoption, XTO Energy retrospectively adjusted the calculation of its prior periods’ earnings per share on a basis consistent with 2009.

(2)	Excludes the May 2006 distribution of all of the Hugoton Royalty Trust units owned by XTO Energy to its stockholders as a dividend with a market value of approximately $1.35 per common share.

(3)	For purposes of calculating this ratio, earnings are before income tax and fixed charges. Fixed charges include interest costs and the portion of rentals considered to be representative of the interest factor.

SELECTED PROVED OIL AND GAS RESERVES OF XTO ENERGY

The following table presents selected estimated quantities of proved reserves of XTO Energy as of December 31, 2009, 2008 and 2007. The data as of December 31, 2009, 2008 and 2007 are derived from XTO Energy’s consolidated financial statements for those periods.

The information in the following table is only a summary and is not indicative of the results of future operations of XTO Energy. You should read the following information together with XTO Energy’s Annual Report on Form 10-K for the year ended December 31, 2009 and the other information that XTO Energy has filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

	As of December 31,
	2009	2008	2007
	(in millions)
Developed:
Gas (Mcf)	7,353.1	7,290.3	6,031.5
Natural gas liquids (Bbls)	62.7	52.5	52.9
Oil (Bbls)	212.6	205.0	184.8
Mcfe	9,004.6	8,835.4	7,457.7
Undeveloped:
Gas (Mcf)	5,148.6	4,512.6	3,409.6
Natural gas liquids (Bbls)	30.5	23.3	13.9
Oil (Bbls)	81.8	62.5	56.4
Mcfe	5,822.6	5,027.0	3,831.3
Total proved:
Gas (Mcf)	12,501.7	11,802.9	9,441.1
Natural gas liquids (Bbls)	93.2	75.8	66.8
Oil (Bbls)	294.4	267.5	241.2
Mcfe	14,827.2	13,862.4	11,289.0

The process of estimating oil and gas reserves is complex and requires significant judgment as discussed in Item 1A, Risk Factors, in XTO Energy’s Annual Report on Form 10-K for the year ended December 31, 2009. As a result, XTO Energy has developed internal policies and controls for estimating and recording reserves. XTO Energy’s policies regarding booking reserves require proved reserves to be in compliance with the SEC definitions and guidance. XTO Energy’s policies assign responsibilities for compliance in reserves bookings to its reserves engineering group and require that reserve estimates be made by qualified reserves estimators, as defined by the Society of Petroleum Engineers’ standards. All qualified reserves estimators are required to receive education covering the fundamentals of SEC proved reserves assignments.

XTO Energy’s reserves engineering group is responsible for the internal review of reserve estimates and includes the Senior Vice President—Engineering. The Senior Vice President—Engineering has more than 20 years experience as a reserve engineer. The reserves engineering group is independent of any of XTO Energy’s operating areas. XTO Energy’s Chief Executive Officer is directly responsible for overseeing the reserves engineering group. No portion of the reserves engineering group’s compensation is directly dependent on the quantity of reserves booked.

The reserves engineering group reviews reserve estimates with XTO Energy’s third-party petroleum consultants, Miller and Lents, Ltd., an independent petroleum engineering firm. Miller and Lents’ primary technical person responsible for calculating XTO Energy’s reserves has more than 30 years of experience as a reserve engineer. Miller and Lents prepared the estimates of XTO Energy’s proved reserves as of December 31, 2009, 2008 and 2007. As prescribed by the SEC, such proved reserves were estimated using 12-month average oil and gas prices, based on the first-day-of-the-month price for each month in the period, and year end production and development costs for the December 31, 2009 estimate, without escalation. In previous years, such proved reserves were estimated using oil and gas prices and production and development costs as of December 31 of each such year, without escalation. None of XTO Energy’s natural gas liquid proved reserves are attributable to gas plant ownership.

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share information of ExxonMobil and XTO Energy.

Pro Forma Combined Per Share Information of ExxonMobil. The unaudited pro forma combined per share information of ExxonMobil below gives effect to the merger under the acquisition method of accounting, as if the merger had been effective on January 1, 2009, in the case of income from continuing operations and cash dividends data, and March 31, 2010, in the case of book value per share data, and assuming that 0.7098 of a share of ExxonMobil common stock had been issued in exchange for each outstanding share of XTO Energy common stock. The unaudited pro forma combined per share information of ExxonMobil is derived from the audited financial statements as of, and for the year ended, December 31, 2009 and the unaudited condensed consolidated financial statements as of, and for the three months ended, March 31, 2010 for ExxonMobil and XTO Energy.

The accounting for an acquisition of a business is based on the authoritative guidance for Business Combinations, which ExxonMobil adopted on January 1, 2009, and uses the fair value measurement concepts, which ExxonMobil adopted as required. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Acquisition accounting is dependent upon certain valuations of XTO Energy’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of XTO Energy at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per share information of ExxonMobil does not purport to represent the actual results of operations that ExxonMobil would have achieved had the companies been combined during these periods or to project the future results of operations that ExxonMobil may achieve after the merger.

Historical Per Share Information of ExxonMobil and XTO Energy. The historical per share information of each of ExxonMobil and XTO Energy below is derived from the audited financial statements as of, and for the year ended, December 31, 2009 and the unaudited condensed consolidated financial statements as of, and for the three months ended, March 31, 2010 for each such company.

Equivalent Pro Forma Combined Per Share Information of XTO Energy. The unaudited equivalent pro forma combined per share amounts of XTO Energy below are calculated by multiplying the unaudited pro forma combined per share amounts of ExxonMobil by the exchange ratio of 0.7098.

Generally. You should read the below information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus and the historical financial statements of ExxonMobil and XTO Energy and related notes that are incorporated into this proxy statement/prospectus by reference. See “Selected Historical Consolidated Financial Data of ExxonMobil”, “Selected Historical Consolidated Financial Data of XTO Energy” and “Where You Can Find More Information” beginning on pages 18, 19 and 131, respectively, of this proxy statement/prospectus.

	As of / for the Three Months Ended March 31, 2010	As of / for the Year Ended December 31, 2009
ExxonMobil
Per common share data:
Income from continuing operations—basic
Historical	$1.33	$3.99
Pro forma	$1.22	$3.54
Income from continuing operations—diluted
Historical	$1.33	$3.98
Pro forma	$1.22	$3.53
Cash dividends
Historical	$0.42	$1.66
Pro forma(1)	$0.42	$1.66
Book value
Historical(2)	$25.05	$24.41
Pro forma(2)	$28.34	N/A
XTO Energy
Per common share data:
Income from continuing operations—basic
Historical	$0.56	$3.48
Equivalent pro forma(3)	$0.87	$2.51
Income from continuing operations—diluted
Historical	$0.56	$3.46
Equivalent pro forma(3)	$0.87	$2.51
Cash dividends
Historical	$0.125	$0.50
Equivalent pro forma(1)(3)	N/A	N/A
Book value
Historical(2)	$30.47	$29.72
Equivalent pro forma(2)(3)	$20.12	N/A

(1)	The dividend policy of ExxonMobil will be determined by the ExxonMobil board of directors following the closing of the merger.

(2)	Amount is calculated by dividing shareholders’ equity by common shares outstanding at the end of the period. Pro forma book value per share as of December 31, 2009 is not meaningful as acquisition accounting adjustments were calculated as of March 31, 2010.

(3)	Amounts are calculated by multiplying the ExxonMobil pro forma combined per share amounts by the exchange ratio of 0.7098.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth, for the periods indicated, the intra-day high and low sales prices per share for ExxonMobil and XTO Energy common stock as reported on the New York Stock Exchange, which is the principal trading market for both ExxonMobil and XTO Energy common stock, and the cash dividends declared per share of ExxonMobil and XTO Energy common stock (as adjusted, in the case of XTO Energy, for the 5-for-4 stock split effective on December 13, 2007).

	ExxonMobil Common Stock			XTO Energy Common Stock
	High	Low	Cash Dividend	High	Low	Cash Dividend
2007:
First Quarter	$76.35	$69.02	$0.32	$44.66	$35.09	$0.096
Second Quarter	86.58	75.28	0.35	51.19	43.29	0.096
Third Quarter	93.66	78.76	0.35	51.42	40.40	0.096
Fourth Quarter	95.27	83.37	0.35	53.99	47.62	0.120
2008:
First Quarter	$94.74	$77.55	$0.35	$64.00	$45.56	$0.120
Second Quarter	96.12	84.26	0.40	73.74	59.51	0.120
Third Quarter	89.63	71.51	0.40	71.36	42.48	0.120
Fourth Quarter	83.64	56.51	0.40	46.47	23.80	0.120
2009:
First Quarter	$82.73	$61.86	$0.40	$41.90	$28.64	$0.125
Second Quarter	74.83	64.50	0.42	45.63	29.75	0.125
Third Quarter	72.79	64.46	0.42	43.86	32.87	0.125
Fourth Quarter	76.54	66.11	0.42	49.10	38.31	0.125
2010:
First Quarter	$70.60	$63.56	$0.42	$48.38	$44.05	$0.125
Second Quarter (through May 14, 2010)	70.00	58.46	0.44	49.19	40.84	N/A

The following table sets forth the closing sale price per share of ExxonMobil and XTO Energy common stock as reported on the New York Stock Exchange as of December 11, 2009, the last trading day before the public announcement of the merger agreement, and as of May 14, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of XTO Energy common stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of ExxonMobil common stock on the relevant date by the exchange ratio of 0.7098.

	ExxonMobil Common Stock	XTO Energy Common Stock	Implied Per Share Value of Merger Consideration
December 11, 2009	$72.83	$41.49	$51.69
May 14, 2010	$63.60	$44.82	$45.14

The market prices of ExxonMobil and XTO Energy common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market prices of ExxonMobil or XTO Energy common stock before the completion of the merger or ExxonMobil common stock after the completion of the merger. Because the exchange ratio is fixed in the merger agreement, the market value of the ExxonMobil common stock that XTO Energy stockholders will receive in connection with the merger may vary significantly from the prices shown in the table above. Accordingly, XTO Energy stockholders are advised to obtain current market quotations for ExxonMobil and XTO Energy common stock in deciding whether to vote for adoption of the merger agreement.

Dividends

ExxonMobil currently pays a quarterly dividend on its common stock and last paid a dividend on March 10, 2010 of $0.42 per share. On April 28, 2010, ExxonMobil declared a second-quarter dividend of $0.44 per share, payable on June 10, 2010 to holders of record on May 13, 2010.

XTO Energy currently pays a quarterly dividend on its common stock and last paid a dividend on April 15, 2010 of $0.125 per share. Under the terms of the merger agreement, during the period before the closing of the merger, XTO Energy is prohibited from declaring, setting aside or paying any dividend or other distribution except for its regular quarterly cash dividend, which is not to exceed $0.125 per share. On May 18, 2010, XTO Energy declared a second-quarter dividend of $0.125 per share, payable on June 15, 2010 to holders of record on May 28, 2010.

In addition, the merger agreement provides that ExxonMobil and XTO Energy will coordinate the declaration of dividends in respect of each company’s common stock before the completion of the merger so that the holders of ExxonMobil and XTO Energy common stock receive, in any quarter, one and only one dividend in respect of the shares of XTO Energy or ExxonMobil common stock held prior to the completion of the merger and those shares of ExxonMobil common stock issued in connection with the merger.

Any former XTO Energy stockholder who holds ExxonMobil common stock into which XTO Energy common stock has been converted in connection with the merger will receive whatever dividends are declared and paid on ExxonMobil common stock after the completion of the merger. However, no dividend or other distribution having a record date after the effective time of the merger will actually be paid with respect to any shares of ExxonMobil common stock exchangeable in connection with the merger until the certificates, if any, formerly representing shares of XTO Energy common stock have been surrendered, at which time any accrued dividends and other distributions on such shares of ExxonMobil common stock will be paid without interest. Any future dividends will be made at the discretion of the ExxonMobil board of directors. There can be no assurance that any future dividends will be declared or paid by ExxonMobil or as to the amount or timing of such dividends, if any.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33 of this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of ExxonMobil and XTO Energy because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item IA, “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2008, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus.

Because the exchange ratio is fixed and the market price of ExxonMobil common stock may fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, each share of XTO Energy common stock outstanding immediately prior to the merger (other than shares held by ExxonMobil and shares held by XTO Energy as treasury stock) will be converted into the right to receive 0.7098 of a share of ExxonMobil common stock. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either ExxonMobil or XTO Energy common stock. Because the exchange ratio is fixed, any change in the price of ExxonMobil common stock prior to completion of the merger will affect the value of the consideration that you will receive upon completion of the merger. The value of the merger consideration will vary from the date of the announcement of the merger agreement, the date that this proxy statement/prospectus was mailed to XTO Energy stockholders, the date of the XTO Energy special meeting and the date the merger is completed and thereafter. Accordingly, at the time of the XTO Energy special meeting, you will not know or be able to determine the value of the ExxonMobil common stock you will receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in ExxonMobil’s and XTO Energy’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger and regulatory considerations. Many of these factors are beyond ExxonMobil’s and XTO Energy’s control.

Based on the closing price of $72.83 for ExxonMobil common stock on the New York Stock Exchange on December 11, 2009, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $51.69 in value for each share of XTO Energy common stock. Based on the closing price of $63.60 for ExxonMobil common stock on the New York Stock Exchange on May 14, 2010, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $45.14 in value for each share of XTO Energy common stock. You are urged to obtain current market quotations for ExxonMobil common stock in deciding whether to vote for the adoption of the merger agreement.

The market price of ExxonMobil common stock after the merger may be affected by factors different from those affecting shares of XTO Energy stock currently.

Upon completion of the merger, holders of XTO Energy common stock will become holders of ExxonMobil common stock. The businesses of ExxonMobil differ from those of XTO Energy in important respects and, accordingly, the results of operations of ExxonMobil after the merger, as well as the market price of its common stock, may be affected by factors different from those currently affecting the independent results of operations of XTO Energy. For further information on the businesses of ExxonMobil and XTO Energy and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

After completion of the merger, ExxonMobil may fail to realize the anticipated benefits of the merger, which could adversely affect the value of ExxonMobil’s common stock.

The success of the merger will depend, in part, on ExxonMobil’s ability to integrate effectively the businesses of ExxonMobil and XTO Energy and realize the anticipated benefits from such combination. As of the date of this proxy statement/prospectus, ExxonMobil believes that these benefits, which include anticipated synergies from combining XTO Energy’s technical expertise in unconventional resource development with ExxonMobil’s capital strength, project management abilities and research and development programs, are achievable. However, it is possible that ExxonMobil will not be able to achieve these benefits fully, or at all, or will not be able to achieve them within the anticipated timeframe. ExxonMobil and XTO Energy have operated and, until the completion of the merger, will continue to operate, independently, and there can be no assurance that their businesses can be integrated successfully. If ExxonMobil’s expectations as to the benefits of the merger turn out to be incorrect, or ExxonMobil is not able to successfully combine the businesses of ExxonMobil and XTO Energy for any other reason, the value of ExxonMobil’s common stock (including the stock issued as the merger consideration) may be adversely affected.

It is possible that the integration process could result in the loss of key XTO Energy employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies. Specific issues that must be addressed upon completion of the merger in order to realize the anticipated benefits of the merger include, among other things:

•	integrating the companies’ natural gas exploration and production operations;

•	applying each company’s best practices to the combined natural gas portfolio;

•	combining the companies’ natural gas processing, marketing and transportation operations;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other polices, procedures and processes;

•	integrating the companies’ corporate, administrative and information technology infrastructure; and

•	managing any tax costs or inefficiencies associated with integration.

In addition, at times, the attention of certain members of XTO Energy’s management and ExxonMobil’s management, and resources of the two companies, may be focused on the completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations.

ExxonMobil’s future results may suffer if ExxonMobil does not effectively manage its new global unconventional resource organization following the merger.

Following the merger, ExxonMobil plans to establish a new global functional organization that combines the unconventional resource organizations of both companies. ExxonMobil’s future success depends, in part, upon its ability to manage this new organization, which will pose challenges for management, including challenges related to the management and monitoring of new operations and ExxonMobil’s ability to apply XTO Energy’s technical expertise to ExxonMobil’s unconventional resource operations abroad. ExxonMobil cannot assure you that it will be successful or that ExxonMobil will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

XTO Energy may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

Uncertainty about the effect of the merger on XTO Energy employees may have an adverse effect on XTO Energy and consequently ExxonMobil. This uncertainty may impair XTO Energy’s ability to attract, retain and motivate key personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with ExxonMobil. If key employees of XTO Energy depart because of issues relating to the uncertainty and difficulty of integration or a desire not to become employees of ExxonMobil, ExxonMobil’s ability to realize the anticipated benefits of the merger could be reduced.

In order to complete the merger, ExxonMobil and XTO Energy must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions that become applicable to the parties, the completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the receipt of certain governmental approvals, including, but not limited to, the expiration or termination of the applicable waiting period under the HSR Act (which waiting period expired on March 15, 2010) and the expiration of the applicable waiting period under the Dutch Competition Act or an approval of the Dutch Competition Authority allowing the merger to be completed (which approval was obtained on March 9, 2010). Although ExxonMobil and XTO Energy have agreed in the merger agreement to use their reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained. In addition, the governmental authorities from which these approvals are required have broad discretion in administering the governing regulations. As a condition to approval of the merger, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of ExxonMobil’s business after the completion of the merger. Under the terms of the merger agreement, ExxonMobil is not required, and XTO Energy is not permitted without the consent of ExxonMobil, to take certain actions (such as divesting or holding separate assets or entering into settlements or consent decrees with governmental authorities) that would reasonably be expected to, individually or in the aggregate, restrict in any material respect, or otherwise negatively and materially impact, the natural gas (including natural gas liquids) exploration, production and sales businesses of either XTO Energy and its subsidiaries, taken as a whole, or ExxonMobil and its subsidiaries, taken as a whole. However, if, notwithstanding the provisions of the merger agreement, either ExxonMobil or XTO Energy becomes subject to any term, condition, obligation or restriction (whether because such term, condition, obligation or restriction does not rise to the specified level of materiality or ExxonMobil otherwise consents to its imposition), the imposition of such term, condition, obligation or restriction could adversely affect the ability to integrate XTO Energy’s operations into ExxonMobil’s operations, reduce the anticipated benefits of the merger or otherwise adversely affect ExxonMobil’s business and results of operations after the completion of the merger. See “The Merger Agreement—Conditions to the Completion of the Merger” and “The Merger—Regulatory Approvals Required for the Merger” beginning on pages 89 and 73, respectively, of this proxy statement/prospectus.

XTO Energy’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which XTO Energy does business may experience uncertainty associated with the transaction, including with respect to current or future business relationships. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of XTO Energy. The adverse effect of such disruptions could be exacerbated by a delay in the completion of the merger or termination of the merger agreement.

Certain of XTO Energy’s executive officers and directors have interests in the merger that are different from your interests as a stockholder of XTO Energy.

When considering the recommendation of XTO Energy’s board of directors that XTO Energy stockholders vote in favor of the adoption of the merger agreement, you should be aware that certain of the executive officers and directors of XTO Energy have interests in the merger that are different from, or in addition to, your interests as a stockholder of XTO Energy. In particular, each of the named executive officers of XTO Energy entered into a consulting agreement with XTO Energy and ExxonMobil that provides for, among other things, the payment of an annual consulting fee and completion bonus, a one-time grant of restricted ExxonMobil common stock or stock units and payment of severance and accelerated vesting of the restricted ExxonMobil common stock or stock units upon termination of the consulting relationship under certain circumstances. The estimated aggregate payments to be made to the named executive officers of XTO Energy pursuant to the consulting agreements are approximately $190,340,000. In addition, the named executive officers of XTO Energy held, in the aggregate, as of May 14, 2010, 470,000 unvested performance shares of XTO Energy common stock and unvested options to purchase 2,290,410 shares of XTO Energy common stock that will vest upon completion of the merger pursuant to the terms of the merger agreement.

XTO Energy’s board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that XTO Energy stockholders adopt the merger agreement. See “Interests of Certain Persons in the Merger” beginning on page 103 of this proxy statement/prospectus for a further description of those interests.

The receipt of compensation and other benefits by certain of XTO Energy’s employees in connection with the merger may make it more difficult for ExxonMobil to retain their services after the merger, or require ExxonMobil to expend additional sums of money to do so. In addition, while the named executive officers have agreed to render services to XTO Energy as full-time non-employee consultants for a one-year period beginning upon the completion of the merger, there can be no assurance that these individuals will provide these or similar services at any time before, as of or after the expiration of the one-year-consultancy period. See “Interests of Certain Persons in the Merger—XTO Energy Named Executive Officers—Consulting Agreements and Amendments to Share Grant Agreements” beginning on page 104 of this proxy statement/prospectus for a further description of the terms of these consulting arrangements.

The merger agreement limits XTO Energy’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for XTO Energy to sell its business to a party other than ExxonMobil. These provisions include a general prohibition on XTO Energy soliciting any acquisition proposal or offer for a competing transaction, the requirement that XTO Energy pay a termination fee of $900 million in the aggregate if the merger agreement is terminated in specified circumstances and the requirement that XTO Energy submit the adoption of the merger agreement to a vote of XTO Energy’s stockholders even if the XTO Energy board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to ExxonMobil. See “The Merger Agreement—No Solicitation by XTO Energy” and “The Merger Agreement—Termination Fee Payable by XTO Energy” beginning on pages 95 and 101, respectively, of this proxy statement/prospectus.

While XTO Energy believes these provisions are reasonable and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of XTO Energy from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per share value than the currently proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire XTO Energy than it might otherwise have proposed to pay because of the added expense of the $900 million termination fee that may become payable in certain circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of XTO Energy.

If the merger is not completed, the ongoing businesses of XTO Energy may be adversely affected and, without realizing any of the benefits of having completed the merger, XTO Energy would be subject to a number of risks, including the following:

•	XTO Energy may experience negative reactions from the financial markets and XTO Energy’s customers and employees;

•

XTO Energy may be required to pay ExxonMobil a termination fee of $900 million if the merger is terminated under certain circumstances (see “The Merger Agreement—Termination Fee Payable by XTO Energy” beginning on page 101 of this proxy statement/prospectus);

•	XTO Energy will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of XTO Energy’s business prior to the completion of the merger or the termination of the merger agreement. Such restrictions, the waiver of which is subject to the consent of ExxonMobil (not to be unreasonably withheld, conditioned or delayed), may prevent XTO Energy from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger (see “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 92 of this proxy statement/prospectus for a description of the restrictive covenants applicable to XTO Energy); and

•

matters relating to the merger (including integration planning) may require substantial commitments of time and resources by XTO Energy management, which would otherwise have been devoted to other opportunities that may have been beneficial to XTO Energy as an independent company.

There can be no assurance that the risks described above will not materialize, and if any of them do, they may adversely affect XTO Energy’s business, financial results and stock price.

The shares of ExxonMobil common stock to be received by XTO Energy stockholders upon the completion of the merger will have different rights from shares of XTO Energy common stock.

Upon completion of the merger, XTO Energy stockholders will no longer be stockholders of XTO Energy, a Delaware corporation, but will instead become shareholders of ExxonMobil, a New Jersey corporation, and their rights as shareholders will be governed by New Jersey law and ExxonMobil’s restated certificate of incorporation and by-laws. New Jersey law and the terms of ExxonMobil’s restated certificate of incorporation and by-laws may be materially different than Delaware law and the terms of XTO Energy’s restated certificate of incorporation and amended and restated bylaws, which currently govern the rights of XTO Energy stockholders. Please see “Comparison of Shareholder Rights” beginning on page 113 of this proxy statement/prospectus for a discussion of the different rights associated with ExxonMobil common stock.

XTO Energy stockholders will have a significantly reduced ownership and voting interest after the merger and will exercise less influence over management.

Immediately after the completion of the merger, it is expected that former XTO Energy stockholders, who collectively own 100% of XTO Energy, will own approximately 8% of ExxonMobil, based on the number of shares of XTO Energy and ExxonMobil common stock outstanding, on a fully diluted basis, as of May 14, 2010. Consequently, XTO Energy stockholders will have less influence over the management and policies of ExxonMobil than they currently have over the management and policies of XTO Energy.

Multiple lawsuits have been filed against XTO Energy and ExxonMobil challenging the merger, and an adverse ruling in any such lawsuit may prevent the merger from being completed.

XTO Energy, members of the XTO Energy board of directors, ExxonMobil and Merger Sub have been named as defendants in fifteen purported class actions, and one non-class lawsuit, brought by XTO Energy stockholders challenging the merger, seeking, among other things, to enjoin ExxonMobil, XTO Energy and Merger Sub from completing the merger on the agreed terms. On April 21, 2010, XTO Energy, members of the XTO Energy board of directors, ExxonMobil and Merger Sub entered into a Stipulation and Agreement of Compromise, Settlement and Release with the various stockholder plaintiffs to settle all of these actions. See “The Merger—Litigation Relating to the Merger” beginning on page 78 of this proxy statement/prospectus for more information about the lawsuits related to the merger that have been filed.

One of the conditions to the closing of the merger is that no law, order, injunction, judgment, decree, ruling or other similar requirement shall be in effect that prohibits the completion of the merger. Accordingly, if the proposed settlement does not proceed, and, thereafter, any of the plaintiffs is successful in obtaining an injunction prohibiting the completion of the merger, then such injunction may prevent the merger from becoming effective, or from becoming effective within the expected timeframe.

The merger will likely not be accretive, and may be dilutive, to ExxonMobil’s earnings per share, which may negatively affect the market price of ExxonMobil common stock.

ExxonMobil anticipates that the merger will not be accretive, and may be dilutive, to earnings per share in the near term. This expectation is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay any accretion, result in dilution or cause greater dilution than is currently expected, including adverse changes in energy market conditions; commodity prices for oil, natural gas and natural gas liquids; production levels; reserve levels; operating results; competitive conditions; laws and regulations affecting the energy business; capital expenditure obligations; and general economic conditions. Any dilution of, or decrease or delay of any accretion to, ExxonMobil’s earnings per share could cause the price of ExxonMobil’s common stock to decline.

Risks relating to ExxonMobil and XTO Energy.

ExxonMobil and XTO Energy are, and following completion of the merger, ExxonMobil and XTO Energy will continue to be, subject to the risks described in (i) Part I, Item 1A in ExxonMobil’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 26, 2010 and (ii) Part I, Item 1A in XTO Energy’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on February 25, 2010, in each case, incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward looking statements” that are intended to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Representatives of ExxonMobil and XTO Energy may also make forward-looking statements. Forward-looking statements are statements that are not historical facts, and are identified by words such as “expect,” “believe,” “predict,” “anticipate,” “contemplate,” “will,” “may,” “might,” “continue,” “plan,” “estimate,” “objective”, “intend,” “project,” “budget,” “forecast,” “can,” “could,” “should,” “would,” “likely,” “potential” and similar expressions. These statements include, but are not limited to, statements about the expected costs and benefits of the merger, the adoption of the merger agreement by XTO Energy’s stockholders, the satisfaction of the closing conditions to the merger, the timing of the completion of the merger and ExxonMobil’s plans, objectives and expectations after the completion of the merger.

Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of management of ExxonMobil and XTO Energy and are subject to numerous risks and uncertainties that could cause actual outcomes and results, including project completion dates, production rates, capital expenditures, costs and business plans, to be materially different from those projected or anticipated. In addition to the risks described under “Risk Factors” beginning on page 27 of this proxy statement/prospectus and those risks described in documents that are incorporated by reference into this proxy statement/prospectus, the following factors, among others, could cause such differences:

Merger-Related Factors

•	XTO Energy stockholder approval may not be obtained in a timely manner, or at all;

•	the regulatory approvals required for the merger may not be obtained on the proposed terms, on the anticipated schedule or at all;

•	the merger may not close due to the failure to satisfy any of the closing conditions;

•	expected synergies and value creation from the merger may not be realized;

•	key employees of XTO Energy may not be retained;

•	the businesses may not be harmonized successfully; and

•	management time may be diverted on merger-related matters.

Industry and Economic Factors

•	fluctuations in the prices of crude oil, natural gas and natural gas liquids and changes in margins on gasoline and other refined products;

•	general economic growth rates and the occurrence of economic recessions or other periods of low or negative economic growth;

•	changes in demographics, including population growth rates;

•	technological advances, including advances in exploration, production, refining and petrochemical manufacturing technology and advances in technology relating to energy efficiency;

•

weather, including seasonal patterns that affect regional energy demand (such as the demand for heating oil or gas in winter) as well as severe weather events (such as hurricanes) that can disrupt supplies or interrupt the operation of either company’s facilities;

•	the competitiveness of alternative energy sources;

•	the effect of worldwide energy conservation measures;

•	changes in consumer preferences (such as toward alternative fueled vehicles);

•	the development of new supply sources and technologies to enhance recovery from existing sources;

•	changes in refining or petrochemical manufacturing capacity;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production levels;

•	supply disruptions, including as a result of wars or natural disasters;

•	the proximity to and capacity of transportation facilities; and

•	actions of competitors, including actions that may affect either company’s ability to acquire producing properties and oil and gas leases and to obtain goods, services and labor.

Political and Regulatory Factors

•	restrictions on development, exploration, production, imports and exports;

•	restrictions on either company’s ability to do business with certain countries, or to engage in certain areas of business within a country;

•	political instability, lack of well developed and reliable legal systems or lack of clear regulatory frameworks for oil and gas development in areas where either company operates;

•

changes in law, such as tax or royalty increases (including retroactive claims), implementation of price controls, changes in law related to hydraulic fracturing or similar processes or that increase the cost of compliance with environmental or other regulations, adoption of regulations mandating the use of alternative fuels or uncompetitive fuel components, unilateral cancellation or modification of contract terms and expropriation or forced divestiture of assets;

•	laws and regulations related to environmental or global climate change matters, including those addressing alternative energy sources and CO2 emissions; and

•	liability in litigation or for remedial actions, including removal and reclamation obligations under environmental regulations.

Operating Factors

•	unsuccessful exploration and development efforts, including unproductive exploratory drilling activities;

•

failure to achieve expected production from existing and future oil and natural gas development projects, including due to unexpected drilling conditions, unanticipated pressures or irregularities in formations, severe weather events, equipment failures or accidents, inability to model and optimize reservoir performance and the inherent uncertainties in predicting oil and gas reserves and oil and gas reservoir performance;

•	natural field decline;

•	the outcome of negotiations with joint venturers, partners, governments, suppliers, customers or others;

•	inability to develop markets for project outputs, including through long-term contracts or the development of effective spot markets;

•

changes in technical or operating conditions and costs, including costs of third-party equipment or services such as drilling rigs and shipping and shortages or delays in the availability of equipment;

•	the occurrence of unforeseen technical difficulties (including technical problems that may delay project start-up or interrupt production, or that may lead to unexpected downtime or increased costs);

•	accidents and other workplace safety issues; and

•	security concerns or acts of terrorism that threaten or disrupt the safe operation of either company’s facilities.

You are cautioned not to place undue reliance on the forward-looking statements made in this proxy statement/prospectus or documents incorporated into this proxy statement/prospectus or by representatives of ExxonMobil or XTO Energy. These statements speak only as of the date hereof, or, in the case of statements in any document incorporated by reference, as of the date of such document, or, in the case of statements made by representatives of ExxonMobil or XTO Energy, on the date those statements are made. All subsequent written and oral forward-looking statements concerning the merger, the combined company or any other matter addressed in this proxy statement/prospectus and attributable to ExxonMobil, XTO Energy or any person acting on behalf of either company are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. ExxonMobil and XTO Energy expressly disclaim any obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of any unanticipated events.

THE COMPANIES

ExxonMobil

ExxonMobil was incorporated in the State of New Jersey in 1882. Divisions and affiliated companies of ExxonMobil operate or market products in the United States and most other countries of the world. Their principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil, natural gas and petroleum products. ExxonMobil is a major manufacturer and marketer of commodity petrochemicals, including olefins, aromatics, polyethylene and polypropylene plastics and a wide variety of specialty products. ExxonMobil also has interests in electric power generation facilities. Affiliates of ExxonMobil conduct extensive research programs in support of these businesses.

The principal trading market for ExxonMobil’s common stock (NYSE: XOM) is the New York Stock Exchange.

The principal executive offices of ExxonMobil are located at 5959 Las Colinas Boulevard, Irving, TX 75039-2298, its telephone number is (972) 444-1000 and its website is www.exxonmobil.com.

This proxy statement/prospectus incorporates important business and financial information about ExxonMobil by reference to other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

XTO Energy

XTO Energy, a Delaware corporation, is engaged in the acquisition, development, exploitation and exploration of both producing oil and gas properties and unproved properties, and in the production, processing, marketing and transportation of oil and natural gas. XTO Energy’s proved reserves are principally located in relatively long-lived fields with an extensive base of hydrocarbons in place and, in most cases, well-established production histories concentrated in the Eastern Region, including the East Texas Basin, Haynesville Shale, northwestern Louisiana and Mississippi; the North Texas Region, including the Barnett Shale; the Mid-Continent and Rocky Mountain Region, including the Fayetteville, Woodford and Bakken Shales; the San Juan Region; the Permian Region; the South Texas and Gulf Coast Region, including the offshore Gulf of Mexico; and other regions, including Marcellus Shale and North Sea.

XTO Energy was incorporated in 1990 to acquire the business and properties of predecessor entities that were created from 1986 through 1989. XTO Energy’s initial public offering of common stock was completed in May 1993. XTO Energy was formerly known as Cross Timbers Oil Company and changed its name to XTO Energy Inc. in June 2001.

The principal trading market for XTO Energy’s common stock (NYSE: XTO) is the New York Stock Exchange.

The principal executive offices of XTO Energy are located at 810 Houston Street, Fort Worth, TX 76102, its telephone number is (817) 870-2800 and its website is www.xtoenergy.com.

This proxy statement/prospectus incorporates important business and financial information about XTO Energy from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

ExxonMobil Investment Corporation

Merger Sub is a Delaware corporation and a wholly owned subsidiary of ExxonMobil. Merger Sub was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 5959 Las Colinas Boulevard, Irving, TX 75039-2298 and its telephone number is (972) 444-1000.

SPECIAL MEETING OF STOCKHOLDERS OF XTO ENERGY

XTO Energy is providing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders that XTO Energy has called for the purpose of holding a vote upon a proposal to adopt the merger agreement with ExxonMobil and at any adjournment or postponement thereof. This proxy statement/prospectus constitutes a prospectus for ExxonMobil in connection with the issuance by ExxonMobil of its common stock in connection with the merger. This proxy statement/prospectus is first being mailed to XTO Energy’s stockholders on or about May 24, 2010 and provides XTO Energy stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting of XTO Energy stockholders.

Date, Time and Place

The special meeting will be held in the Top of the Town Ballroom on the Twelfth Floor of The Fort Worth Club, 306 W. 7th Street, Fort Worth, Texas, on Friday, June 25, 2010 at 10:00 a.m., local time.

Purpose

At the special meeting, XTO Energy stockholders will be asked to vote solely on the following proposals:

•	to adopt the merger agreement; and

•	to approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

XTO Energy Board Recommendation

The XTO Energy board of directors (other than Jack P. Randall who abstained from voting because he is a senior member of Jefferies, one of XTO Energy’s financial advisors) unanimously (i) determined that the merger agreement and the merger are advisable and in the best interests of XTO Energy and its stockholders, (ii) approved the merger and the merger agreement and (iii) resolved to recommend adoption of the merger agreement to the XTO Energy stockholders. The XTO Energy board of directors recommends that you vote “FOR” the adoption of the agreement and “FOR” the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. See “The Merger—XTO Energy Reasons for the Merger; Recommendation of the XTO Energy Board of Directors” beginning on page 55 of this proxy statement/prospectus.

XTO Energy Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the XTO Energy special meeting is May 3, 2010. Only XTO Energy stockholders of record at the close of business on May 3, 2010 will be entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting. Shares of XTO Energy common stock held by XTO Energy as treasury shares and by XTO Energy’s subsidiaries will not be entitled to vote.

As of the close of business on the record date of May 3, 2010, there were 584,362,872 shares of XTO Energy common stock outstanding and entitled to vote at the meeting. Each holder of XTO Energy common stock is entitled to one vote for each share of common stock owned as of the record date.

A complete list of XTO Energy stockholders entitled to vote at the XTO Energy special meeting will be available for inspection at the principal place of business of XTO Energy during regular business hours for a period of no less than ten days before the special meeting and at the place of the XTO Energy special meeting during the meeting.

Quorum

A quorum of stockholders is required to adopt the merger agreement at the special meeting, but not to approve any adjournment of the meeting. A majority of the outstanding shares of XTO Energy common stock entitled to vote at the special meeting must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions will be counted in determining whether a quorum is present at the special meeting. With respect to broker non-votes (as defined below), the adoption of the merger agreement is not considered a routine matter. Therefore, your broker will not be permitted to vote on the adoption of the merger agreement without instruction from you as the beneficial owner of the shares of XTO Energy common stock. Broker non-votes will, however, be counted for purposes of determining whether a quorum is present at the special meeting.

Required Vote

To adopt the merger agreement, holders of a majority of the shares of XTO Energy common stock outstanding and entitled to vote on the proposal must vote in favor of adoption of the merger agreement. Because approval is based on the affirmative vote of a majority of the outstanding shares of XTO Energy common stock, an XTO Energy stockholder’s failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, or the failure of an XTO Energy stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote “AGAINST” adoption of the merger agreement.

To approve the adjournment of the special meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting, the affirmative vote of holders of a majority of the shares of XTO Energy common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting is required, regardless of whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting, while broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Stock Ownership of and Voting by XTO Energy’s Directors and Executive Officers

At the close of business on the record date for the special meeting, XTO Energy’s directors and executive officers and their affiliates beneficially owned and had the right to vote 23,564,413 shares of XTO Energy common stock at the special meeting, which represents approximately 4% of the XTO Energy common stock entitled to vote at the special meeting. It is expected that XTO Energy’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, although none of them has entered into any agreement requiring them to do so.

Voting of Shares by Holders of Record

If you are entitled to vote at the special meeting and hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, XTO Energy encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your shares are voted. A proxy is a legal designation of another person to vote your shares of XTO Energy common stock on your behalf. If you hold shares in your own name, you may submit a proxy for your shares by:

•	calling the toll-free number specified on the enclosed proxy card and follow the instructions when prompted;

•	accessing the Internet web site specified on the enclosed proxy card and follow the instructions provided to you; or

•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a stockholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. XTO Energy encourages its stockholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet web site, please do not return your proxy card by mail.

All shares represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If an XTO Energy stockholder executes a proxy card without giving instructions, the shares of XTO Energy common stock represented by that proxy card will be voted “FOR” approval of the proposal to adopt the merger agreement.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, whether or not you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on Thursday, June 24, 2010.

Voting of Shares Held in Street Name

If your shares are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your shares by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. In these cases, the broker or other nominee can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote your shares on those matters for which specific authorization is required. Under the current rules of the New York Stock Exchange, brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. Therefore, a broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement.

If you hold shares through a broker or other nominee and wish to vote your shares in person at the special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by:

•

sending a written notice stating that you revoke your proxy to XTO Energy at 810 Houston Street, Fort Worth, Texas 76102, Attn: Corporate Secretary that bears a date later than the date of the proxy and is received prior to the special meeting and states that you revoke your proxy;

•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the special meeting; or

•	attending the special meeting and voting by ballot in person (your attendance at the special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your shares through a broker or other nominee, you must follow the directions you receive from your broker in order to revoke or change your vote.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the XTO Energy board of directors to be voted at the XTO Energy special meeting. XTO Energy will bear all costs and expenses in connection with the solicitation of proxies. XTO Energy has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the meeting and XTO Energy estimates it will pay Innisfree M&A Incorporated a fee of approximately $50,000. XTO Energy has also agreed to reimburse Innisfree M&A Incorporated for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Innisfree M&A Incorporated against certain losses, costs and expenses. In addition, XTO Energy may reimburse brokerage firms and other persons representing beneficial owners of shares of XTO Energy common stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of XTO Energy’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

Shareholders should not send stock certificates with their proxies. A letter of transmittal and instructions for the surrender of XTO Energy common stock certificates will be mailed to XTO Energy stockholders shortly after the completion of the merger.

No Other Business

Under XTO Energy’s amended and restated bylaws, the business to be conducted at the special meeting will be limited to the purposes stated in the notice to XTO Energy stockholders provided with this proxy statement/prospectus.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by the Chairman of the XTO Energy board of directors or with the approval of a majority of the votes present in person or by proxy at the time of the vote, whether or not a quorum exists. XTO Energy is not required to notify stockholders of any adjournment of 30 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, XTO Energy may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by XTO Energy stockholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the XTO Energy special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated toll-free at (877) 750-5836 (banks and brokers call collect at (212) 750-5833).

THE MERGER

General

This proxy statement/prospectus is being provided to holders of XTO Energy common stock in connection with the solicitation of proxies by the board of directors of XTO Energy to be voted at the special meeting, and at any adjournments or postponements of such meeting. At the special meeting, XTO Energy will ask its stockholders to vote upon a proposal to adopt the merger agreement and a proposal to adjourn the XTO Energy special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the special meeting.

The merger agreement provides for the merger of Merger Sub with and into XTO Energy, with XTO Energy continuing as the surviving corporation. The merger will not be completed unless XTO Energy’s stockholders adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement—Structure of the Merger” and “The Merger Agreement—Merger Consideration” beginning on pages 85 and 86, respectively, of this proxy statement/prospectus.

Based on the number of shares of XTO Energy common stock (including XTO Energy restricted stock awards and performance share awards) and XTO Energy options outstanding as of May 14, 2010 and the number of shares of XTO Energy common stock to be issued immediately prior to completion of the merger pursuant to certain grant agreements with the named executive officers of XTO Energy, ExxonMobil expects to issue approximately 416,519,635 shares of its common stock to XTO Energy stockholders pursuant to the merger and reserve for issuance approximately 12,573,551 additional shares of ExxonMobil common stock in connection with the exercise or conversion of XTO Energy’s outstanding options. The actual number of shares of ExxonMobil common stock to be issued and reserved for issuance pursuant to the merger will be determined at the completion of the merger based on the exchange ratio of 0.7098 and the number of shares of XTO Energy common stock and XTO Energy options outstanding at such time. ExxonMobil and XTO Energy expect that, immediately after completion of the merger, former XTO Energy stockholders will own approximately 8% of the outstanding common stock of ExxonMobil common stock, based on the number of shares of XTO Energy and ExxonMobil common stock outstanding, on a fully diluted basis, as of May 14, 2010.

Background of the Merger

XTO Energy’s board of directors has from time to time in recent years engaged with senior management in strategic reviews and considered XTO Energy’s performance and prospects in light of the business and economic environment, as well as developments in the U.S. oil and gas industry and prospective challenges facing exploration and production companies such as XTO Energy. These reviews have included consideration of potential transactions with third parties that would further its strategic objectives, as well as the company’s standalone business plans and prospects. In addition, these reviews have included potential acquisitions of companies or assets by XTO Energy, potential joint-venture opportunities with third parties and the potential for the strategic combination of XTO Energy with, or possible acquisition of XTO Energy by, a third party.

ExxonMobil’s senior management regularly evaluates and periodically reviews with ExxonMobil’s board of directors strategies to enhance shareholder value in light of the changing competitive environment of the oil and gas industry, including opportunities to maximize the value of ExxonMobil’s portfolio of assets, as well as ExxonMobil’s overall position in the industry. In addition to its ongoing evaluation of, among other things, worldwide oil and natural gas exploration and development activities, midstream and downstream ventures and other alliances and acquisitions or dispositions of assets and properties, ExxonMobil has from time to time evaluated the possibility of strategic acquisitions of a number of companies, including XTO Energy.

In late July 2009, Bob R. Simpson, XTO Energy’s Chairman of the Board and Founder, and Jack P. Randall, a member of the XTO Energy board of directors and a senior member of Jefferies, discussed developments and changes in the U.S. natural gas industry and the prospective challenges facing independent exploration and production companies such as XTO Energy, as well as challenges and potential opportunities identified by senior management of XTO Energy. Among other things, Messrs. Simpson and Randall discussed challenges facing the natural gas industry generally, and independent natural gas exploration and production companies in particular, including declining natural gas prices and the prospect of future price declines due to rising natural gas supplies, growing capital requirements and other factors. Messrs. Simpson and Randall also discussed, in general terms, the potential benefits to XTO Energy and its stockholders of a strategic transaction with one of the large major diversified oil and gas companies in order to better meet the prospective challenges facing the industry and discussed whether it was a viable option available for XTO Energy to consider. Messrs. Simpson and Randall considered, among other things, the financial and business characteristics (including financial capacity given the market conditions at the time), strategic focus and perceived commitment to onshore natural gas of the major diversified oil and gas companies. Based on their significant knowledge of the oil and gas industry and familiarity with the major diversified oil and gas companies, and taking into account XTO Energy’s size and asset base, Messrs. Simpson and Randall believed it was likely that only two such companies would be both interested in XTO Energy and in a position to offer a transaction alternative that could provide for a potential enhancement of value for XTO Energy’s stockholders (including a meaningful premium). Mr. Simpson suggested that Mr. Randall, given his industry contacts and Jefferies’ knowledge of the industry, could informally contact representatives of executive management at these two companies in order to gauge whether there was interest in further discussions regarding a potential strategic opportunity.

Following the discussion between Mr. Randall and Mr. Simpson, Mr. Randall, with Mr. Simpson’s approval, telephoned Rex W. Tillerson, Chairman of the Board and Chief Executive Officer of ExxonMobil, on July 29, 2009 to arrange a meeting to discuss a business matter relating to XTO Energy. On August 6, 2009, Mr. Randall met with Mr. Tillerson in Irving, Texas. Mr. Randall discussed business conditions in the natural gas industry and raised the possibility of a strategic combination involving XTO Energy and ExxonMobil. Mr. Tillerson indicated that he would consider the matter. On August 17, 2009, Mr. Tillerson telephoned Mr. Randall and suggested arranging a meeting with Mr. Simpson.

In early August 2009, Mr. Randall, with Mr. Simpson’s approval, also contacted a senior executive officer of the other major diversified oil and gas company that Messrs. Simpson and Randall had discussed during their July 2009 meeting, and Mr. Randall raised the topic of a potential strategic transaction with XTO Energy. During a follow-up meeting in September, the executive informed Mr. Randall that he did not believe a strategic transaction with XTO Energy would fit with such company’s current business objectives, and no further discussions occurred.

During the evening of August 25, 2009, Messrs. Simpson, Randall and Tillerson met in Fort Worth, Texas. During this meeting, they discussed a range of topics generally affecting the oil and gas industry and the possibility of exploring a potential strategic combination between XTO Energy and ExxonMobil. Among other matters, Messrs. Simpson and Tillerson discussed, in general terms, XTO Energy and ExxonMobil, the complementary aspects of their businesses and the potential benefits that a strategic business combination of XTO Energy and ExxonMobil could provide, including the expansion of XTO Energy’s business that ExxonMobil’s financial capacity could enable, the larger geographic footprint and increased natural gas production of the combined entity, the related potential benefits to stockholders, employees and other constituencies of both companies and, were negotiations to proceed and an agreement to be reached on material terms, the potential time frame of a possible transaction.

In early September 2009, XTO Energy contacted and discussed with representatives of the law firm Skadden, Arps, Slate, Meagher & Flom LLP (which is referred to in this proxy statement/prospectus as Skadden) and representatives of Barclays Capital, which from time to time had performed various investment banking services for XTO Energy, its preliminary consideration of a potential transaction with ExxonMobil.

During this period, Mr. Randall continued to assist in preliminary contacts and participated in the initial exploratory discussions. Other Jefferies personnel compiled and reviewed publicly available information regarding XTO Energy, ExxonMobil and certain precedent transactions.

Preliminary telephone discussions between Messrs. Simpson, Tillerson and Randall occurred intermittently during September 2009. During this period, Messrs. Simpson and Tillerson discussed, among other things, the businesses and operations of their respective companies, the potential benefits of a transaction to XTO Energy’s and ExxonMobil’s respective stockholders, the importance of preserving the expertise of XTO Energy’s organization, and the alternative forms of consideration that might be payable in the proposed transaction (including all cash, all stock or a mixture of cash and stock). Mr. Tillerson indicated that a key factor in considering a potential transaction between the companies would be retaining XTO Energy’s named executive officers. In addition, Mr. Tillerson indicated that, without discussing any specific terms, ExxonMobil would want to reduce and/or restructure the amount potentially payable to XTO Energy’s senior executive officers upon the occurrence of such a transaction and modify such payments to better serve retention objectives. As set forth in the table on page 108 of this proxy statement/prospectus, pursuant to existing employment agreements, grant agreements and the management severance plan, it is estimated that the named executive officers of XTO Energy would potentially have been entitled to receive approximately $304,690,000 in the aggregate (based on a $50.00 per share XTO Energy stock price at the time of the merger and certain other assumptions used in calculating the amount set forth above) upon the occurrence of certain triggering events, including the completion of the merger, and the continuation of employment for one year following the merger. A detailed description of the existing employment agreements, grant agreements and the management severance plan, including a description of how these arrangements were ultimately revised in connection with the proposed merger to reduce and/or restructure the payments and increase their retentive value, is set forth under “Interests of Certain Persons in the Merger—XTO Energy Named Executive Officers” beginning on page 104 of this proxy statement/prospectus.

On September 30, 2009, the ExxonMobil board of directors held a regularly scheduled meeting during which a potential transaction with XTO Energy was discussed. Following this discussion, the ExxonMobil board of directors concurred with Mr. Tillerson continuing discussions with XTO Energy regarding a possible transaction.

On October 2, 2009, Messrs. Simpson and Tillerson had a telephone conversation and again preliminarily discussed a possible transaction between ExxonMobil and XTO Energy. Messrs. Simpson and Tillerson discussed, among other things, ExxonMobil’s views regarding the potential for a transaction, and ExxonMobil’s desire to retain key members of XTO Energy’s management and preserve XTO Energy’s organization. Messrs. Tillerson and Simpson both expressed the view that, taking into account the liquidity of the market for ExxonMobil common stock, an all-stock transaction would be most advantageous in that it would allow XTO Energy stockholders to choose whether to retain ExxonMobil shares received in a transaction (with no immediate tax impact) or to sell such shares (with the associated tax impact). Messrs. Tillerson and Simpson reviewed the current and historical stock price ratios between ExxonMobil common stock and XTO Energy common stock. Against that backdrop, Mr. Tillerson indicated that ExxonMobil could consider a potential transaction proposal to acquire 100% of XTO Energy’s common stock at an exchange ratio that represents a premium in the range of 15% over the companies’ relevant historical stock price ratios. Mr. Simpson indicated he thought that the exchange ratio implied by the premium suggested by Mr. Tillerson undervalued XTO Energy and would not be acceptable to XTO Energy’s board of directors. Messrs. Simpson and Tillerson agreed that they each would continue to consider a potential range of values for a possible transaction, and that further discussions regarding a possible transaction would depend on whether their preliminary views on valuation were close enough to warrant such discussions.

On October 6, 2009, Mr. Simpson telephoned Mr. Tillerson to discuss certain XTO Energy operational matters, including publicly available information about XTO Energy’s oil and gas reserves and proved developed reserve numbers. Mr. Simpson further indicated that, based on XTO Energy’s review of the relative trading histories of XTO Energy and ExxonMobil and a preliminary review of the historical stock price ratios of XTO

Energy common stock to ExxonMobil common stock, he believed an exchange ratio in the range of 0.71875 would represent a 25% premium to the relevant historical price ratios and would merit consideration by the XTO Energy board of directors. Mr. Simpson also believed such an exchange ratio would provide a basis for further discussion between the parties and commencement of the due diligence effort with the board of directors’ approval. Based on the closing prices of XTO Energy and ExxonMobil common stock as of October 6, 2009, an exchange ratio of 0.71875 implied a price per share of XTO Energy common stock of approximately $49.35 based on the companies’ then-current trading prices and represented an approximately 20% premium over XTO Energy’s then-current trading price and an approximately 22% premium over XTO Energy’s prior 30-trading day average price. Without commenting specifically on Mr. Simpson’s proposal, Mr. Tillerson expressed the view that the potential transaction valuations that each party had in mind appeared to be within a range that would warrant further discussion. Messrs. Simpson and Tillerson also agreed that, if discussions between the companies were to progress, the companies should enter into a confidentiality agreement. Mr. Tillerson cautioned that, even if no material issues were identified through due diligence, the parties would not necessarily be able to reach a final agreement.

On October 8, 2009, Mr. Tillerson telephoned Mr. Simpson and indicated that ExxonMobil wished to continue discussions and begin due diligence regarding a possible acquisition of XTO Energy in an all-stock transaction. Specific exchange ratios and transaction valuation were not discussed by Messrs. Simpson and Tillerson. Following this conversation, ExxonMobil delivered a draft confidentiality agreement to XTO Energy.

During the period from October 9 to October 13, 2009, the parties negotiated the terms of a mutual confidentiality agreement. On October 12, 2009, Mr. Simpson began contacting each of the members of the XTO Energy board of directors to inform them of ExxonMobil’s possible interest in a transaction with XTO Energy and to discuss in detail the status and substance of his preliminary conversations with Mr. Tillerson, including the proposed entry into a confidentiality agreement in advance of more detailed discussions regarding a potential transaction with ExxonMobil.

On October 13, 2009, the parties entered into a confidentiality agreement, which, among other things, contained mutual standstill restrictions that, in accordance with and subject to the terms of the confidentiality agreement, prohibited either party from making an unsolicited offer to acquire the other party’s stock for a period of two years.

On October 14, 2009, Mr. Tillerson sent a letter to Mr. Simpson indicating, among other things, that, in light of the fact that a confidentiality agreement had been executed by the parties, ExxonMobil was prepared to proceed with its due diligence review of XTO Energy. The letter further stated that William Colton, ExxonMobil’s Vice President of Corporate Strategic Planning, would contact Vaughn O. Vennerberg, II, President of XTO Energy, to discuss the due diligence process. In the letter, Mr. Tillerson expressed his belief that a proposed transaction between ExxonMobil and XTO Energy could potentially enhance stockholder value for both companies and indicated that ExxonMobil was preparing a draft merger agreement to be delivered to XTO Energy shortly thereafter.

Also on October 14, 2009, certain members of XTO Energy’s management team, including Mr. Simpson, met with legal and financial advisors from Skadden and Barclays Capital, respectively, in Fort Worth, Texas to discuss several topics, including the status of discussions with ExxonMobil, the potential process for negotiating and evaluating a potential transaction with ExxonMobil, the potential timing of a transaction and various strategic alternatives and options that could be considered as well.

From October 14, 2009 to October 21, 2009, ExxonMobil worked with Davis Polk & Wardwell LLP, its legal advisor in connection with the potential transaction and referred to in this proxy statement/prospectus as Davis Polk, to prepare an initial draft of the merger agreement. On October 21, 2009, ExxonMobil delivered to XTO Energy a draft merger agreement and a request for certain due diligence documents and materials relating to the company.

Also on October 21, 2009, XTO Energy’s board of directors held a special meeting in Fort Worth, Texas primarily to review and discuss the potential transaction with ExxonMobil (including the status of discussions to date), and to consider whether XTO Energy should continue discussions with ExxonMobil regarding such transaction. Representatives of Skadden and Barclays Capital were present for a portion of the meeting as were members of XTO Energy’s senior management, including Frank McDonald, Senior Vice President, General Counsel & Assistant Secretary of XTO Energy. Mr. Simpson reviewed with the XTO Energy board of directors the risks and challenges facing the company, including the challenges of continuing production and earnings growth at historic levels. Mr. Simpson then reviewed the possibility of a transaction with ExxonMobil and the events up to that point, including his discussions with Mr. Tillerson and Mr. Randall’s discussions with a senior executive officer of the other major diversified oil and gas company approached regarding a potential strategic transaction with XTO Energy. The board of directors then discussed the possibility of a transaction with ExxonMobil (including the range of values for XTO Energy common stock that had been discussed by Messrs. Simpson and Tillerson), XTO Energy’s potential strategic alternatives, including operating as an independent company and alternative strategic transactions that could enhance stockholder value, and the prospects of a third party other than ExxonMobil being able to engage in an alternative strategic transaction. Mr. Simpson noted to the directors that he had informed ExxonMobil that formal due diligence would not commence and that no confidential information would be shared with ExxonMobil until the XTO Energy board of directors met to discuss the potential transaction.

The XTO Energy board of directors also discussed the fit of ExxonMobil’s and XTO Energy’s businesses and the potentially compelling value proposition for XTO Energy stockholders in an all-stock transaction whereby XTO Energy stockholders could retain an interest in the combined company. Mr. Simpson then indicated that management would be recommending to the board of directors the services of Barclays Capital and Jefferies as financial advisors to the company in connection with consideration of the potential transaction. Representatives of Skadden reviewed with the XTO Energy board of directors certain legal matters relating to its consideration of a potential transaction with ExxonMobil, including the directors’ fiduciary duties. The representatives of Skadden noted that ExxonMobil had delivered an initial draft merger agreement to XTO Energy earlier that day and the representatives of Skadden described in general terms the structure proposed and the general content of the draft merger agreement as well as the general types of potential issues that often arise in transactions of the type provided for in the draft merger agreement. The XTO Energy board of directors did not specifically discuss the terms of the draft merger agreement and the representatives of Skadden noted that they would be prepared to review the draft merger agreement at the next meeting should the board of directors decide to continue discussions with ExxonMobil. Representatives of Barclays Capital discussed with the XTO Energy board of directors the various financial analyses regarding XTO Energy and the potential transaction with ExxonMobil that they would expect to perform and review with the board of directors at upcoming meetings should the board of directors decide to continue discussions with ExxonMobil and decide to retain Barclays Capital, as well as the various strategic alternatives and options (including XTO Energy continuing to operate on a standalone basis) that the XTO Energy board of directors might consider. At the conclusion of the meeting, XTO Energy’s board of directors unanimously authorized members of senior management to continue discussions with ExxonMobil, including reviewing the draft merger agreement with the assistance and advice of Skadden and providing confidential due diligence information to ExxonMobil subject to the confidentiality agreement.

On October 28, 2009, representatives of Skadden and representatives of Weil, Gotshal & Manges LLP and Covington & Burling LLP, ExxonMobil’s outside legal advisors on regulatory matters in connection with the potential transaction, held a conference call to begin preliminary discussions of regulatory approval aspects and the process relating thereto in connection with the proposed merger.

Also on October 28, 2009, the ExxonMobil board of directors held a regularly scheduled meeting during which a potential transaction with XTO Energy was discussed. Following this discussion, the ExxonMobil board of directors concurred with management’s proposal to continue discussions with XTO Energy regarding the proposed merger.

Between October 28, 2009 and November 3, 2009, XTO Energy’s senior management conducted due diligence sessions with ExxonMobil’s senior management in Irving, Texas regarding XTO Energy’s business and operations, and provided representatives of ExxonMobil with requested due diligence information and materials. During this time, each of XTO Energy and ExxonMobil and their respective advisors also reviewed certain publicly available information regarding the business of the other party.

On November 4, 2009, XTO Energy held a special meeting of its board of directors in Fort Worth, Texas during which, among other things, the board of directors received an update regarding the recent discussions with ExxonMobil and discussed matters relating to the proposed merger. Representatives of Skadden and Barclays Capital were present at this meeting. During this meeting, Mr. Simpson provided an update on the status of discussions with ExxonMobil to date and Messrs. Vennerberg and Keith A. Hutton, Chief Executive Officer of XTO Energy, and certain other members of XTO Energy’s senior management reported on the due diligence sessions that had been conducted. Representatives of Skadden again reviewed with the directors certain legal matters relating to their consideration of a proposed merger with ExxonMobil. Representatives from Skadden also reviewed and discussed with the board of directors the terms of the draft merger agreement provided by ExxonMobil on October 21, 2009, including, among other things, the restrictions on soliciting potential alternative transactions and the ability of XTO Energy to respond to unsolicited transaction proposals following entry into the agreement. During this discussion the board also discussed the potential advantages, disadvantages and consequences of a fixed exchange ratio of ExxonMobil common stock to XTO Energy common stock as provided in the draft merger agreement. Mr. Simpson discussed with the board of directors ExxonMobil’s concern regarding the amount and possible retention effects of payments to certain senior executive officers under certain existing employee compensation, benefit and severance arrangements relating to such officers upon the occurrence of the proposed merger, and, together with representatives of Skadden, reviewed potential revisions to these arrangements to reduce and/or restructure the amounts that would be paid to these executive officers in connection with the proposed merger and to enhance the retentive value of these arrangements. At this meeting, the XTO Energy board of directors also considered the retention of financial advisors in connection with the proposed merger (with Mr. Randall excused from this portion of the meeting due to his employment with Jefferies and representatives of Barclays Capital excused as well). In considering the retention of Jefferies, the XTO Energy board of directors discussed Mr. Randall’s role as a director of XTO Energy and a senior member of Jefferies and determined that engaging Jefferies as financial advisor to the company and having access to its expertise, including its significant expertise in the oil and gas industry (and unconventional natural gas assets and companies) and industry-related transactions, would be valuable to the company and outweighed any perceived conflict of interest. The board (other than Mr. Randall, who did not participate) unanimously authorized entry into engagement letters with each of Barclays Capital and Jefferies to act as XTO Energy’s financial advisors in connection with the proposed merger. XTO Energy selected Barclays Capital and Jefferies as its financial advisors in connection with the proposed merger based upon, among other things, the fact that both are internationally recognized investment banking firms with knowledge of the industries in which XTO Energy operates, substantial experience in transactions comparable to the proposed merger and familiarity with XTO Energy. At this meeting and at subsequent meetings, the non-employee directors (William H. Adams III, Lane G. Collins, Phillip R. Kevil, Mr. Randall, Scott G. Sherman and Herbert D. Simons, each of whom, other than Mr. Randall, is an “independent” director under New York Stock Exchange rules) met in executive session with representatives from Skadden in order to provide outside directors with an opportunity to discuss, among other things, the proposed merger, compensation, benefit and severance matters and the potential waiver of amounts that might become payable under the terms of XTO Energy’s Amended and Restated Outside Directors Severance Plan, which provided that, upon various triggering events, including upon completion of the proposed merger, each non-employee director would receive a lump-sum cash payment in accordance with the terms of the plan. Following the executive session of the non-employee directors, the full board of directors reconvened and following further discussion authorized continued discussions with ExxonMobil.

On November 5, 2009, Skadden delivered a revised draft of the merger agreement reflecting XTO Energy’s initial comments thereon to Davis Polk. Also on November 5, 2009, XTO Energy entered into a financial advisory engagement letter with Barclays Capital.

On November 6, 2009, members of senior management of XTO Energy, including Messrs. Simpson, Hutton and Vennerberg, and ExxonMobil, including Mr. Tillerson, Andrew P. Swiger, Senior Vice President of ExxonMobil, and Mark W. Albers, Senior Vice President of ExxonMobil, met in Irving, Texas to discuss, among other things, various XTO Energy operational matters and the status of the due diligence process to date, including the schedule for additional due diligence review by XTO Energy of ExxonMobil. At the conclusion of this meeting, Messrs. Simpson and Tillerson met separately and discussed, among other things, matters relating to the proposed merger, during which Mr. Simpson presented to Mr. Tillerson a summary of the potential treatment of XTO Energy’s current compensation, benefit and severance arrangements in connection with the proposed merger applicable to XTO Energy employees, including potential changes to the arrangements affecting senior executive officers that would subject to continued service requirements certain payments due to senior executive officers upon completion of the merger in order to facilitate a successful transaction and integration.

On November 9, 2009, XTO Energy held a special meeting of its board of directors in Fort Worth, Texas to discuss and consider the status of the proposed merger with ExxonMobil and related matters. Representatives of Skadden and Barclays Capital were present at this meeting. Messrs. Simpson, Hutton and Vennerberg reviewed with the board of directors, among other things, the substance of their discussions with Mr. Tillerson and the members of ExxonMobil’s management on November 6, 2009. Representatives of Barclays Capital reviewed with the XTO Energy board of directors, among other things, the financial position of XTO Energy, then-current economic challenges and the state of the global economy, the oil and gas industry and the mergers and acquisitions market. In this context, Barclays Capital reviewed a range of potential strategic alternatives and options for XTO Energy that the XTO Energy board of directors might consider, including XTO Energy continuing to operate as an independent company, certain recapitalization transactions (including a leveraged recapitalization and a sponsor-assisted recapitalization), a leveraged buyout and dividing XTO Energy’s oil and gas businesses. Representatives of Barclays Capital also discussed with the XTO Energy board of directors their view that it was unlikely that parties other than ExxonMobil would be interested in a strategic transaction with XTO Energy at a meaningful premium. Prior to the meeting, Barclays Capital and Jefferies shared their views and perspectives relating to the oil and gas industry environment and the various companies in the industry. In addition, Barclays Capital reviewed with the board of directors the relative price performance of XTO Energy and Exxon Mobil, illustrative exchange ratios and certain publicly available information regarding ExxonMobil. Representatives of Skadden reviewed certain legal matters relating to the board of directors’ consideration of the proposed merger with ExxonMobil. Following conclusion of the board of directors meeting, the non-employee directors (other than Mr. Simons, who had been present at the board meeting) met separately in executive session with representatives of Skadden in order to provide outside directors with an opportunity to discuss without members of management present, among other things, the information presented during the meeting of the full board of directors and the potential waiver of amounts that might become payable under the terms of XTO Energy’s Amended and Restated Outside Directors Severance Plan.

On November 13, 2009, as part of the continuing due diligence process, Louis G. Baldwin, Executive Vice President & Chief Financial Officer of XTO Energy, and representatives of ExxonMobil met in Irving, Texas to discuss ExxonMobil’s financial due diligence of XTO Energy.

On November 16, 2009, Mr. Tillerson telephoned Mr. Simpson to discuss the current status of discussions and the due diligence process.

On November 17, 2009, XTO Energy’s board of directors held a regularly scheduled meeting in Fort Worth, Texas during which the board of directors further discussed and considered, among other things, the proposed merger with ExxonMobil. Representatives of Skadden and Barclays Capital were present at this meeting. Messrs. Simpson, Vennerberg and Hutton provided an update regarding the discussions with ExxonMobil since the prior meeting of the board of directors, including the status of ExxonMobil’s due diligence on XTO Energy and due diligence by XTO Energy on ExxonMobil. The board of directors discussed, among other things, the various challenges and opportunities faced by XTO Energy in the marketplace, potential risks and challenges of continuing as an independent company and potential benefits to XTO Energy and its stockholders of a merger with ExxonMobil. In this regard, the XTO Energy board of directors noted, among other things, that increasing competition in the U.S. natural gas industry together with technological advancements in drilling methods could result in increased natural gas supply and adversely affect the profitability of producers. The increased competition could make it more difficult for XTO Energy to continue its growth at historical levels, develop existing assets and pursue additional asset acquisitions given its financial resources and cost of capital. The board of directors discussed how a combination with a more diversified company like ExxonMobil could provide for a potential for enhancement of value for XTO Energy’s stockholders because the combined company would have significantly greater financial resources, easier access to capital, larger scale of operations and a deeper, more diverse portfolio of assets (including increased geographic scope, proved reserves and production capacity). Representatives of Barclays Capital reviewed with the XTO Energy board of directors its preliminary financial analyses regarding the proposed merger, which analyses had been discussed, along with related matters, prior to the meeting by representatives of Jefferies and Barclays Capital. The XTO Energy board of directors discussed with its financial advisors a number of matters, including the value that might be obtained by XTO Energy stockholders in the proposed merger as compared to the value of XTO Energy on a standalone basis. The XTO Energy board of directors also discussed with its financial advisors whether a third party was likely to propose an alternative strategic transaction with XTO Energy that could be competitive with the transaction being proposed by ExxonMobil, concluding that it was unlikely a third party could do so given the size of XTO Energy and the number of parties with the ability to and interest in (based on the strategic focus of such parties) proposing such an alternative transaction. It was also noted that other potential strategic alternatives, including a transaction with a financial buyer, would require significant debt financing, the arrangement of which would add uncertainty of closing and would likely not be practical given the current economic and credit market conditions. The board of directors also discussed with its advisors the potential risks of approaching other parties about an alternative strategic transaction, including the risk of such approaches becoming public or causing ExxonMobil to delay or terminate discussions with XTO Energy regarding the merger. It was also noted that conducting a market check could interfere with or distract from the operation of the business. In addition, the board of directors discussed with its advisors that if the board of directors ultimately approved the entry into a merger agreement with ExxonMobil, such a merger agreement would provide for the potential ability, subject to certain restrictions, to have discussions with unsolicited third parties that made an offer to XTO Energy following the execution of the merger agreement with ExxonMobil. At this meeting, XTO Energy’s non-employee directors met separately in executive session with representatives of Skadden in order to provide outside directors with an opportunity to review, among other things, the proposed merger, compensation, benefit and severance matters and the discussion between the board of directors and its financial advisors.

On November 18, 2009, Davis Polk delivered a revised draft of a merger agreement to Skadden reflecting ExxonMobil’s comments. Following receipt of the draft merger agreement, Skadden reviewed the draft merger agreement with members of XTO Energy senior management.

On November 19, 2009, Mr. Tillerson telephoned Mr. Simpson and discussed with him the potential changes to XTO Energy’s compensation, benefit and severance arrangements reflected in the initial proposal presented by Mr. Simpson to Mr. Tillerson at their meeting on November 6, 2009. Among other matters, Mr. Tillerson highlighted the need for further modifications to the compensation-related proposal, including modifications to enhance the retentive value of the arrangements. On November 23, 2009, Mr. Simpson communicated to Mr. Tillerson proposed revisions to such arrangements that would further reduce the overall payments to XTO Energy’s senior executive officers and enhance the retention features of these arrangements.

On November 20, 2009, XTO Energy submitted due diligence information requests to ExxonMobil.

On November 24, 2009, at a regularly scheduled meeting of the ExxonMobil board of directors attended by certain members of ExxonMobil’s senior management and a representative of Davis Polk, ExxonMobil’s senior management updated the ExxonMobil board of directors on discussions with XTO Energy. ExxonMobil’s management discussed with the ExxonMobil board of directors the rationale for the transaction, the effect of integrating XTO Energy into ExxonMobil’s operating model and the market valuation of XTO Energy. Also at the meeting, the Davis Polk representative provided an overview of the proposed merger, including the material transaction terms set forth in the draft merger agreement previously provided to the ExxonMobil board of directors, and reviewed certain legal matters relating to the board of directors’ consideration of the proposed merger. Following discussion regarding the merits of the proposed merger with XTO Energy, the ExxonMobil board of directors agreed that management should continue its discussions with XTO Energy with a view to management presenting a possible transaction for approval to the ExxonMobil board of directors within the next several weeks.

On December 2, 2009, Messrs. Simpson and Tillerson met in Irving, Texas to discuss the status of discussions between XTO Energy and ExxonMobil regarding the proposed merger. Referring to the draft merger agreement that had been delivered to XTO Energy on November 18, 2009, Mr. Simpson and Mr. Tillerson discussed certain principal terms of the draft merger agreement, including the end date after which either party could terminate the agreement, certain exceptions to the definition of “material adverse effect” and other provisions. Mr. Simpson expressed that he and the XTO Energy board of directors had instructed XTO Energy’s legal advisors to focus on provisions in the draft merger agreement relating to certainty of closing and value to the XTO Energy stockholders. Mr. Simpson also discussed his and the XTO Energy board of directors’ belief that maintaining the XTO Energy facilities and brand, at least for a transitional period of time, were important factors in successfully integrating XTO Energy’s business and culture within ExxonMobil following the closing of a potential transaction. Mr. Tillerson indicated that he also believed it was important to maintain certain key members of management, including Mr. Simpson, involved in the operations following the closing of any potential transaction. Messrs. Simpson and Tillerson reviewed the proposals regarding potential changes to XTO Energy’s existing compensation, benefit and severance arrangements affecting XTO Energy’s senior executive officers. Mr. Tillerson suggested that some form of consulting arrangement with each of the named executive officers, which conditions certain of the benefits to be paid as a result of the proposed merger on the performance of consulting services and includes appropriate covenants not to compete, would be appropriate and enable ExxonMobil to utilize the expertise of the named executive officers to help manage and continue to develop the combined company’s unconventional natural gas business for the benefit of the combined company’s stockholders. Messrs. Tillerson and Simpson also discussed the scheduling of future reviews by the companies’ respective boards of directors and possible time frames within which a definitive agreement might be reached. ExxonMobil also delivered to XTO Energy documents responsive to its due diligence requests on December 2, 2009.

Between December 2 and December 11, 2009, Messrs. Tillerson and Simpson spoke intermittently by telephone to update each other on the progress of negotiations on the merger agreement and the amendments to the XTO Energy compensation, benefit and severance arrangements, and to schedule an in-person meeting at which they would seek to resolve any remaining open issues, including negotiating the potential exchange ratio at which XTO Energy shares would be converted into shares of ExxonMobil common stock in the merger.

On the afternoon of December 4, 2009, the board of directors of XTO Energy held a special telephonic meeting with representatives of Skadden and Barclays Capital participating. The XTO Energy board of directors reviewed the recent discussions with ExxonMobil since the board of directors’ prior meeting. The XTO Energy board of directors also discussed the recent trading prices of XTO Energy and ExxonMobil common stock. Representatives of Skadden noted that they had prepared a mark-up of the draft merger agreement last distributed by Davis Polk and reviewed with the board of directors certain of the principal terms and conditions of the draft merger agreement, including certain provisions regarding the definition of “material adverse effect,” the circumstances under which XTO Energy’s board of directors could change or withdraw its recommendation in respect of the proposed merger, the circumstances under which the merger agreement could be terminated and the circumstances under which a termination fee would be payable by XTO Energy, the post-closing operation of the XTO Energy business within ExxonMobil and certain other provisions relating to closing certainty. In addition, the board of directors discussed restrictions in the draft merger agreement on XTO Energy’s ability to provide information to and have discussions with a third party that makes an unsolicited transaction proposal following signing of the merger agreement (including prohibitions on the initiation or solicitation of alternative transaction proposals, the requirement to enter into a confidentiality agreement with such third parties and an obligation to provide prior notice to ExxonMobil of its intention to take certain actions or share information with third parties). These restrictions are discussed in detail under “The Merger Agreement—No Solicitation by XTO Energy” beginning on page 95 of this proxy statement/prospectus. Following review of the draft merger agreement, the XTO Energy board of directors unanimously instructed Skadden to deliver a revised draft merger agreement to Davis Polk and ExxonMobil. Representatives of Barclays Capital and members of XTO Energy’s senior management described to the board of directors materials delivered to XTO Energy by ExxonMobil in response to XTO Energy’s due diligence request and noted that a due diligence session was scheduled to take place in Irving, Texas the following afternoon, during which representatives of Barclays Capital and members of XTO Energy’s senior management would meet with representatives of ExxonMobil to discuss matters concerning ExxonMobil.

On December 4, 2009, following the conclusion of the meeting of the XTO Energy board of directors, Skadden delivered a revised draft of the merger agreement to Davis Polk.

On December 5, 2009, representatives of ExxonMobil held a due diligence session that was attended by members of XTO Energy’s senior management and representatives of Barclays Capital, during which the ExxonMobil representatives presented information concerning ExxonMobil’s business and operations, financial results and legal matters.

On December 6, 2009, representatives of Skadden and Davis Polk had a conference call to discuss the terms of the draft merger agreement circulated by Skadden on December 4, 2009. Among other things, the representatives of Skadden and Davis Polk discussed XTO Energy’s and ExxonMobil’s respective positions regarding various provisions of the draft merger agreement and key open items, including the definition of “material adverse effect” and provisions relating to XTO Energy’s ability to provide information to, and have discussions with, a third party that makes a transaction proposal following signing of the merger agreement, certain regulatory requirements, the circumstances under which a termination fee would be payable, the post-closing operation of the XTO Energy business within ExxonMobil and other provisions relating to closing certainty.

From December 6, 2009 through December 10, 2009, XTO Energy’s and ExxonMobil’s respective senior management and legal advisors continued to engage in negotiations regarding the terms of the proposed merger, including exchanging several drafts of a merger agreement. In addition, during this period, XTO Energy’s and ExxonMobil’s respective senior management and legal advisors had discussions regarding the provisions of the consulting agreements to be entered into by and among XTO Energy and ExxonMobil and XTO Energy’s named executive officers, including certain restrictive covenants contained therein. During this period, XTO Energy’s and ExxonMobil’s respective senior management and legal advisors also negotiated the terms of certain amendments to the compensation, benefit and severance arrangements relating to certain of XTO Energy’s other executive officers, which are described under “Interests of Certain Persons in the Merger—Other Executive Officers of XTO Energy” beginning on page 109 of this proxy statement/prospectus.

On December 10, 2009, XTO Energy held a special meeting of its board of directors in Fort Worth, Texas. All members of the XTO Energy board of directors were present in person, other than Mr. Randall, who joined telephonically. Also in attendance for the meeting were representatives of Skadden, Barclays Capital and Jefferies and members of XTO Energy’s senior management, including Mr. McDonald. At the meeting, representatives of Skadden again reviewed certain legal matters relating to the board of directors’ consideration of the proposed merger with ExxonMobil, including the directors’ fiduciary duties in relation thereto. In addition, members of XTO Energy’s senior management and representatives of Barclays Capital reviewed with the board of directors the results of the due diligence review of ExxonMobil to date. Representatives of Barclays Capital reviewed with the XTO Energy board of directors its further updated preliminary financial analyses of the proposed merger and various illustrative exchange ratios and premiums to XTO Energy’s stock price under different scenarios, and noted the recent trading prices of XTO Energy and ExxonMobil common stock. Representatives of Barclays Capital noted that, because the final exchange ratio and premium were subject to further discussion and negotiation between XTO Energy and ExxonMobil, its financial analyses would be updated to reflect the final negotiated exchange ratio and premium if a transaction was agreed. Jefferies then reviewed and discussed with the XTO Energy board of directors selected energy market trends and outlook. During this discussion, Jefferies reviewed market conditions in the oil and gas industry, focusing on natural gas production in particular and noting that onshore unconventional sources (including coalbed methane gas, tight gas and shale gas) had recently surpassed onshore conventional sources in natural gas production. Jefferies also reviewed oil and natural gas pricing trends, noting that, in recent years, crude oil had traded at a significant premium to the average ratio of the price of crude oil to the price of natural gas since 2000. Jefferies also discussed its outlook for the industry and related matters, reviewing information showing that, since 2000, estimated U.S. natural gas reserves had increased from an estimated eight-year supply to in excess of a 100-year supply, with virtually all of the increase resulting from the commercialization of shale gas. In this context, Jefferies presented an analysis of leading U.S. natural gas producers as well as an analysis of the leading U.S. shale gas plays, including their estimated full-cycle economic returns at different natural gas prices. In addition, Jefferies reviewed certain major diversified oil and gas companies and their U.S. natural gas production operations, including the operating cash flows spent by such companies on dividends and share buybacks relative to the amount spent on capital expenditures in the U.S., as well as recent transactions and investments by such companies in U.S. shale gas assets.

During this meeting, the XTO Energy board of directors discussed the complementary nature of XTO Energy’s and ExxonMobil’s businesses and the compelling value enhancement for XTO Energy stockholders from a combination with ExxonMobil. Representatives of Skadden reviewed with the board of directors certain of the principal terms and conditions of the draft merger agreement and the substance of recent negotiations between the parties on the merger agreement. Representatives of Skadden and the board of directors discussed the regulatory requirements relating to the proposed merger and a number of provisions in the draft merger agreement, including the definition of “material adverse effect” contained in the draft merger agreement, commitments of XTO Energy to proceed with a meeting of its stockholders to consider the merger even in the presence of a superior bid for XTO Energy, the potential termination fee payable by XTO Energy and the circumstances under which such a termination fee would be payable, the circumstances under which XTO Energy’s board of directors could change or withdraw its recommendation in respect of the proposed merger and certain provisions relating to the post-closing operation of the XTO Energy business within ExxonMobil. Representatives of Skadden also reviewed with the directors the proposed changes to the XTO Energy compensation, benefit and severance arrangements that would have the effect of reducing and/or restructuring the overall payments to senior executive officers and would enhance the retention features of these arrangements. In addition, the XTO Energy directors discussed, among other things, the current state of the oil and natural gas industry, financial considerations relating to the combined company, various reasons for entering into the proposed merger, the anticipated timing required for signing a definitive merger agreement and completion of the proposed merger. The XTO Energy board of directors directed members of management and Skadden to engage with ExxonMobil and its legal advisors to finalize the terms of the proposed merger for possible further consideration by the XTO Energy board of directors at their meeting scheduled for the following Sunday, December 13, 2009. At the conclusion of the meeting, the non-employee directors of XTO Energy met separately in executive session with representatives of Skadden. The executive session provided the non-employee directors with an opportunity to review, in the absence of management, the matters discussed with the full board of directors. Among other things, the non-employee directors further reviewed Barclays Capital’s preliminary financial analysis, the principal terms and conditions of the draft merger agreement and the proposed treatment of and changes to the XTO Energy compensation, benefit and severance arrangements that had been discussed during the full board meeting.

During the evening of Friday, December 11, 2009, Messrs. Simpson and Tillerson met in Irving, Texas to discuss the remaining key open items of the proposed merger, including the proposed termination fee and proposed exchange ratio. Following discussion and negotiation, Messrs. Simpson and Tillerson agreed that a proposed termination fee of $900 million would be appropriate to present for consideration by their respective boards of directors. In light of ExxonMobil’s due diligence review of XTO Energy, the range of premiums offered in comparable transactions and current market, economic and industry conditions, among other things, Mr. Tillerson indicated that ExxonMobil would be willing to offer an exchange ratio that represented a premium over the companies’ relevant historical stock price ratios in excess of the 15% premium that ExxonMobil initially proposed and closer to the 25% premium subsequently proposed by XTO Energy. Messrs. Simpson and Tillerson then discussed each of XTO Energy’s and ExxonMobil’s respective views on the exchange ratio that would be appropriate in the proposed merger. Following discussion and negotiation of the terms of the proposed merger agreement, Messrs. Simpson and Tillerson agreed that they would present an exchange ratio of 0.7098 shares of ExxonMobil common stock for each share of XTO Energy common stock to their respective boards of directors. Based on the closing price of ExxonMobil common stock on the New York Stock Exchange on the day of the meeting, this exchange ratio represented an implied price per share of XTO Energy common stock of approximately $51.69 and a 25% premium over the closing price per share of XTO Energy common stock on that day and a 22% premium over XTO Energy’s prior 30-trading day average price. During this meeting, Messrs. Simpson and Tillerson also discussed the proposed changes to XTO Energy’s compensation, benefit and severance arrangements that would have the effect of reducing and/or restructuring the overall payments to senior executive officers and enhancing the retention features of these arrangements, as well as the proposed consulting agreements with the named executive officers. After further discussion, Mr. Simpson and Mr. Tillerson each agreed to present their agreement in principle with respect to the financial terms of the proposed merger, and the other terms discussed, to the respective boards of directors of the two companies for their consideration. Messrs. Simpson and Tillerson also indicated that they would instruct the parties’ respective legal advisors to work toward finalizing draft transaction agreements.

Following Mr. Simpson’s and Mr. Tillerson’s meeting on December 11, 2009, and through the morning of December 13, 2009, representatives of XTO Energy, ExxonMobil, Skadden and Davis Polk exchanged drafts of the transaction documents and continued to engage in discussions and negotiations regarding the final terms of such documents. During the same period, additional telephone discussions of these matters also occurred between Messrs. Tillerson and Simpson.

In the late morning of Sunday, December 13, 2009, the board of directors of XTO Energy held a special meeting in Fort Worth, Texas to review and consider the proposed merger with ExxonMobil. Present at the meeting were representatives of Skadden, Barclays Capital and Jefferies. Mr. Simpson updated the board of directors regarding his discussion with Mr. Tillerson on December 11, 2009 and ExxonMobil’s final proposal of an exchange ratio equal to 0.7098 shares of ExxonMobil common stock for each share of XTO Energy common stock. Mr. Simpson also discussed the negotiations regarding the termination fee and ExxonMobil’s final proposal of $900 million. Members of XTO Energy’s senior management and representatives of Skadden provided the board of directors with an update regarding the final negotiations of the proposed merger, and representatives of Skadden reviewed the specific terms and conditions of the merger agreement that had been negotiated with ExxonMobil and its legal advisors. Representatives of Skadden also reviewed with the directors their fiduciary duties as members of the XTO Energy board of directors. The XTO Energy board of directors temporarily adjourned its meeting to allow for a meeting of the Compensation Committee of the XTO Energy board of directors.

A meeting of the Compensation Committee of the XTO Energy board of directors, which committee consists of Messrs. Adams, Sherman and Simons, was called to order to review and consider the proposed consulting agreements for the named executive officers of XTO Energy and the proposed amendments to certain of XTO Energy’s existing compensation, benefit and severance arrangements in connection with the proposed merger. Representatives of Skadden described the proposed consulting agreements to be entered into by and among XTO Energy, ExxonMobil and XTO Energy’s named executive officers, the proposed cancellation of XTO Energy’s employment agreements with certain of these officers, the proposed amendments to the share grant agreements with those officers and certain other compensation, benefits and severance arrangements affecting certain members of XTO Energy’s senior management. As a result of these actions, the named executive officers of XTO Energy agreed to reduce and/or restructure certain payments and benefits to which they otherwise would have been entitled upon consummation of the merger pursuant to existing agreements and plans. The estimated amounts that would have been payable to the named executive officers of XTO Energy under the existing agreements and plans if they remained employed through the completion of the merger and for one year following the merger, were reduced, in the aggregate, from approximately $304,690,000 to $190,340,000, or a total estimated reduction in value of approximately $114,350,000. See “Interests of Certain Persons in the Merger—XTO Energy Named Executive Officers—Consulting Agreements and Amendments to Share Grant Agreements” beginning on page 104 of this proxy statement/prospectus for a more detailed description of the consulting agreements, and see the table on page 108 of this proxy statement/prospectus for a description of the assumptions underlying the foregoing cost savings calculations and a more detailed description and quantification of the amounts attributable to each of the named executive officers of XTO Energy. The members of the Compensation Committee were not a party to (nor will any member be entitled to receive benefits under) any of the agreements and arrangements reviewed and considered by the committee and none of the XTO Energy employees or named executive officers subject to such agreements and arrangements (other than Mr. Simpson) negotiated such agreements or arrangements with representatives of ExxonMobil. The Compensation Committee unanimously recommended to the XTO Energy board of directors that the XTO Energy board of directors approve the proposed consulting agreements and proposed amendments to the compensation, benefit and severance arrangements.

The meeting of the XTO Energy board of directors resumed and Barclays Capital discussed with the board of directors its financial analyses in connection with the proposed merger and rendered its opinion to XTO Energy’s board of directors that, as of December 13, 2009 and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the exchange ratio in the proposed merger was fair to the XTO Energy stockholders. Barclays Capital’s opinion is attached as Annex B to this proxy statement/prospectus (see also “—Opinion of XTO Energy’s Financial Advisor” beginning on page 60 of this proxy statement/prospectus). Jefferies then reviewed with the XTO Energy board of directors information and data concerning general market conditions in the oil and gas industry, natural gas pricing trends and related matters and noted that Jefferies had previously reviewed and discussed with Barclays Capital the financial analyses of Barclays Capital in connection with the proposed merger and the Barclays Capital opinion.

Following further discussion among the board of directors and its financial and legal advisors, members of XTO Energy’s management and representatives of Barclays Capital and Jefferies were excused from the meeting and XTO Energy’s non-employee directors met in executive session with representatives of Skadden. During the executive session, each non-employee director agreed to execute, at the conclusion of the meeting, a written waiver of the right to receive any payments that would otherwise become payable pursuant to the XTO Energy Amended and Restated Outside Directors Severance Plan upon the consummation of a merger with ExxonMobil. The non-employee directors determined that it would be appropriate to waive the benefits in light of the circumstances of the transaction as a whole. The non-employee directors did not receive any compensation for executing such waivers separate and apart from the consideration payable to them as holders of XTO Energy common stock and options upon completion of the merger. Following the conclusion of the executive session of the non-employee directors, the entire XTO Energy board reviewed and discussed the rationale for entering into the proposed merger, including a discussion of the factors described under “—XTO Energy Reasons for the Merger; Recommendation of the XTO Energy Board of Directors” beginning on page 55 of this proxy statement/prospectus. The XTO Energy board of directors (other than Mr. Randall, who abstained from voting) unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to and in the best interests of XTO Energy and its stockholders. Mr. Randall abstained from voting to avoid any perception of a potential conflict of interest arising out of his employment with Jefferies, one of XTO Energy’s two financial advisors in connection the proposed merger.

Also on the afternoon of December 13, 2009, the ExxonMobil board of directors convened a telephonic meeting to review and consider the proposed merger. Present at the meeting were members of ExxonMobil’s senior management and representatives of Davis Polk and J.P. Morgan Securities Inc., ExxonMobil’s financial advisor. At the meeting, ExxonMobil’s senior management briefed the board of directors on negotiations that had occurred since their last update, reviewed the strategic rationale for the transaction, provided an overview of the proposed consulting agreements with XTO Energy’s named executive officers and the proposed amendments to XTO Energy’s existing compensation, benefit and severance arrangements and recommended in favor of a transaction on the terms presented. Representatives of J.P. Morgan Securities Inc. reviewed with the board of directors certain financial aspects of the proposed merger and a representative of Davis Polk discussed with the board of directors certain material terms of the merger agreement and certain legal matters relating to the board of directors’ consideration of the proposed merger. Following consideration of the terms of the proposed merger and discussion among the directors, senior management and ExxonMobil’s legal and financial advisors, the ExxonMobil board of directors unanimously approved the proposed merger and authorized management to enter into the merger agreement and the consulting agreements with XTO Energy’s named executive officers.

The merger agreement was executed by XTO Energy and ExxonMobil on December 13, 2009. On December 14, 2009, prior to the commencement of trading on the NYSE, XTO Energy and ExxonMobil issued a joint press release announcing the signing of the merger agreement.

XTO Energy Reasons for the Merger; Recommendation of the XTO Energy Board of Directors

The XTO Energy board of directors carefully evaluated the merger agreement and the transactions contemplated thereby and believe that the merger agreement and the transactions contemplated thereby, including the proposed merger, are advisable to, and in the best interests of, XTO Energy and its stockholders. Accordingly, at a meeting held on December 13, 2009, the XTO Energy board of directors (other than Mr. Randall, who abstained from voting for the reasons described under “—Background of the Merger” beginning on page 42 of this proxy statement/prospectus) unanimously resolved to approve the merger agreement and the transactions contemplated thereby, including the proposed merger, and to recommend to the stockholders of XTO Energy that they vote “FOR” the adoption of the merger agreement.

In the course of reaching its recommendation, the XTO Energy board of directors consulted with XTO Energy’s senior management, financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to XTO Energy and its stockholders. The XTO Energy board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed merger:

•

The exchange ratio of 0.7098 shares of ExxonMobil common stock for each share of XTO Energy common stock resulted in implied merger consideration as of December 13, 2009 of $51.69 per share (based on the $72.83 closing price of ExxonMobil common stock on December 11, 2009, the last trading day prior to December 13, 2009) and represented a significant premium over the market prices at which XTO Energy common stock had previously traded, including a premium of approximately:

•	24.6% over the closing price of XTO Energy common stock of $41.49 per share on December 11, 2009, the last trading day prior to public announcement of the merger;

•	25.6% over the closing price of XTO Energy common stock of $41.15 per share on the fifth trading day prior to public announcement of the merger; and

•	24.4% over the closing price of XTO Energy common stock of $41.56 per share on the thirtieth trading day prior to public announcement of the merger.

•

The fact that the merger consideration will be paid in shares of ExxonMobil common stock provides XTO Energy stockholders with the opportunity to participate in any future earnings or growth of the combined company and future appreciation of ExxonMobil common stock following the merger, should they determine to retain the ExxonMobil common stock payable in the merger. The board of directors also considered the fact that receiving shares of ExxonMobil common stock would provide liquidity for those XTO Energy stockholders who do not desire to continue holding their shares of ExxonMobil common stock and seek to sell their shares into the market following the merger.

•

The financial analyses of Barclays Capital presented to the XTO Energy board of directors and Barclays Capital’s opinion to XTO Energy’s board of directors, dated December 13, 2009, that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the exchange ratio in the proposed merger was fair to XTO Energy’s stockholders. See “—Opinion of XTO Energy’s Financial Advisor” beginning on page 60 of this proxy statement/prospectus for a fuller description. The full text of Barclays Capital’s written opinion, which sets forth, among other things, the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus.

•

XTO Energy stockholders, as stockholders of the combined company, will have the opportunity to participate in the benefits that are expected to result from the merger, including an enhanced competitive and financial position of the combined company, increased size and scale, diversity and depth in assets and geographic scope of the combined company, an increase in proved reserves and production capacity of the combined company and an increased financial capacity to develop existing assets and to pursue additional asset acquisitions.

•

That by becoming stockholders of the combined company following the merger, XTO Energy stockholders who continue to hold ExxonMobil common stock will have an investment in a much larger and integrated energy company with more diversified earnings and subject to less potential financial and business risk than XTO Energy.

•

Increasing competition in the U.S. unconventional natural gas industry, together with technological advancements in drilling methods, could result in increased supply of natural gas and could adversely affect natural gas pricing and profitability of producers. Accordingly, ExxonMobil’s global scale and diversified asset base is better positioned to drive growth and profitability.

•

The fact that ExxonMobil intends to use XTO Energy as its platform for its unconventional exploration and production business, its agreement to maintain the XTO Energy facilities in Fort Worth for two years following completion of the merger, and ExxonMobil’s and XTO Energy’s entry into consulting agreements with key members of XTO Energy’s senior management. The combination of ExxonMobil’s global scale and financial resources (including access to a lower cost of capital than is or will be likely available to XTO Energy either presently on a standalone basis or in the future) with XTO Energy’s proven capabilities and success in the unconventional natural gas business will provide XTO Energy stockholders with a continuing opportunity to participate in the significant value in the unconventional natural gas exploration and production industry as stockholders in the combined company.

•

The board of directors’ review, with XTO Energy’s legal and financial advisors, of the structure of the merger and the financial and other terms of the merger agreement. In particular, the XTO Energy board of directors considered the following specific aspects of the merger agreement:

•

That the merger is intended to qualify as a reorganization for U.S. federal tax purposes and the expectation that the receipt of ExxonMobil common shares will generally not be a taxable event to XTO Energy’s stockholders;

•	The nature of the closing conditions included in the merger agreement, as well as the likelihood of satisfaction of all conditions to the completion of the merger;

•

XTO Energy’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited written acquisition proposal, if XTO Energy’s board of directors determines in good faith, after consultation with its outside legal and financial advisors, that such proposal constitutes or could reasonably be expected to lead to a transaction that is more favorable, and would reasonably be expected to provide greater value, to XTO Energy’s stockholders than the merger;

•

The right of XTO Energy’s board of directors to change its recommendation in favor of the merger upon receipt of a superior proposal or upon the occurrence of an intervening event (as defined in the merger agreement and discussed under “The Merger Agreement—No Solicitation by XTO Energy” beginning on page 95 of this proxy statement/prospectus), in each case, if required by its fiduciary duties.

•

The circumstances under which the termination fee is payable by XTO Energy to ExxonMobil and the size of the termination fee, which the XTO Energy board of directors views as reasonable in light of the size and benefits of the transaction and not preclusive of a superior proposal, if one were to emerge.

•	The requirement that XTO Energy obtain stockholder approval as a condition to completion of the merger.

•

The requirement that ExxonMobil use reasonable best efforts to obtain required regulatory approvals and clearances to complete the merger, subject to certain exceptions described under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page 97 of this proxy statement/prospectus.

•	The belief that regulatory approvals and clearances necessary to complete the merger will likely be obtained without any material cost or burden to the combined company.

•

The belief that, after careful consideration of potential alternatives to the merger (such as, among others, XTO Energy continuing to operate as a standalone company and the pursuit of a transaction or business combination with a third party other than ExxonMobil), the merger with ExxonMobil is expected to yield greater benefits to XTO Energy stockholders (including the benefits discussed above) than would the range of alternatives considered.

In addition to considering the factors described above, the XTO Energy board of directors also considered the following factors:

•

The recommendation of senior management of XTO Energy that the merger is in the best interests of XTO Energy’s stockholders based on their knowledge of the current environment in the oil and gas industry and markets, including economic conditions, changes in oil and gas prices, changes in the underlying demand for oil and gas, the prospects of natural gas supply and the potential of oversupply in the future, the potential for continued consolidation, current financial market conditions and the likely effects of these factors on XTO Energy’s and ExxonMobil’s potential growth, development, productivity and strategic options.

•

The board of directors’ knowledge of XTO Energy’s business, operations, financial condition, earnings and prospects and of ExxonMobil’s business, operations, financial condition, earnings and prospects, taking into account the results of XTO Energy’s due diligence of ExxonMobil.

•	The potential impact of pending legislation and potential regulatory changes.

•

The cash payments and other benefits to which members of senior management were contractually entitled upon completion of the merger, and the agreement by members of senior management to forego a significant portion of these payments and other benefits in connection with the merger.

The XTO Energy board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including but not limited to the following:

•	The fact that because the merger consideration is a fixed exchange ratio of shares of ExxonMobil common stock to XTO Energy common stock, XTO Energy stockholders could be adversely affected by a decrease in the trading price of ExxonMobil common stock during the pendency of the merger and the fact that the merger agreement does not provide XTO Energy with a price-based termination right or other similar protection. The XTO Energy board of directors determined that this structure was appropriate and the risk acceptable in view of factors such as the XTO Energy board of directors’ review of the relative intrinsic values and financial performance of ExxonMobil and XTO Energy, as well the opportunity XTO Energy stockholders have as a result of the fixed exchange ratio to benefit from any increase in the trading price of ExxonMobil common stock between the announcement and completion of the merger.

•

The risk that the potential benefits of the merger will not be realized or will not be realized within the expected time period and the risks and challenges associated with the integration by ExxonMobil of XTO Energy’s businesses, operations and workforce.

•

The risks and contingencies relating to the announcement and pendency of the merger and the risks and costs to XTO Energy if the closing of the merger is not timely or if the merger does not close at all, including the impact on XTO Energy’s relationships with employees and third parties and the effect a public announcement of termination of the merger agreement may have on the trading price of XTO Energy’s common stock and XTO Energy’s operating results.

•	The risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger.

•	The risk associated with various provisions of the merger agreement, including:

•

The requirements that XTO Energy must submit the ExxonMobil transaction to XTO Energy stockholders even in the presence of a superior bid for XTO Energy by a third party and that XTO Energy must pay to ExxonMobil a termination fee of $900 million if the merger agreement is terminated under certain circumstances, which might discourage other parties potentially interested in an acquisition of, or combination with, XTO Energy from pursuing that opportunity. See “The Merger Agreement—Obligation of the XTO Energy Board of Directors to Recommend the Merger Agreement and Call a Stockholders’ Meeting” and “The Merger Agreement—Termination Fee Payable by XTO Energy” beginning on pages 94 and 101, respectively, of this proxy statement/prospectus. The XTO Energy board of directors, after consultation with XTO Energy’s legal and financial advisors, believed that the termination fee payable by XTO Energy in such circumstances, as a percentage of the equity value of the transaction, was reasonable and would not unduly impede the ability of a third party to make a superior bid to acquire XTO Energy if such third party were interested in doing so, and was at a level consistent with, or favorable to, the fees payable in customary and comparable merger transactions.

•

The requirement that XTO Energy conduct its business only in the ordinary course prior to the completion of the merger and subject to specified restrictions on the conduct of XTO Energy’s business without ExxonMobil’s consent (not to be unreasonably withheld, conditioned or delayed), which might delay or prevent XTO Energy from undertaking certain business opportunities that might arise pending completion of the merger.

•	The risks described in the section entitled “Risk Factors” beginning on page 27 of this proxy statement/prospectus.

The XTO Energy board of directors concluded that the potentially negative factors associated with the proposed merger were outweighed by the potential benefits that it expected the XTO Energy stockholders would achieve as a result of the merger, including the belief of the XTO Energy board of directors that the proposed merger would maximize the value of XTO Energy’s stockholders’ shares and mitigate the risks and uncertainty affecting the future prospects of XTO Energy. Accordingly, the XTO Energy board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable to, and in the best interests of, XTO Energy and its stockholders.

In addition, the XTO Energy board of directors was aware of and considered the interests that XTO Energy’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, their interests as stockholders of XTO Energy generally, as described in “Interests of Certain Persons in the Merger” beginning on page 103 of this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the XTO Energy board of directors is not exhaustive, but XTO Energy believes it includes the material factors considered by the XTO Energy board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the XTO Energy board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the XTO Energy board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. After considering this information, the XTO Energy board of directors approved the merger agreement and the merger, and recommended that XTO Energy stockholders adopt the merger agreement.

This explanation of XTO Energy’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 33 of this proxy statement/prospectus.

ExxonMobil Reasons for the Merger

ExxonMobil believes the merger will create sustainable long-term value for its shareholders. Key strategic benefits to ExxonMobil include:

•

Outstanding asset base. The merger will give ExxonMobil access to XTO Energy’s significant diverse portfolio of high-quality unconventional gas assets as well as exposure to emerging unconventional oil shale resources. XTO Energy’s unconventional gas interests are geographically dispersed across the United States and include material exposure to major unconventional gas plays. ExxonMobil views these assets as complementary to its own existing unconventional holdings in the United States, Canada, Germany, Poland, Hungary and Argentina. Combining ExxonMobil’s and XTO Energy’s unconventional assets will create a world-class unconventional resource portfolio positioned to support long-term production growth.

•

Technical expertise. The merger will give ExxonMobil access to XTO Energy’s technical capabilities and operating expertise with unconventional gas resources, including XTO Energy’s drilling capability and knowledge in well stimulation and productivity. XTO Energy’s employees, who are recognized in the industry for their technical excellence and operating expertise, have substantial experience in all unconventional gas types, including tight gas, shale gas and coal bed methane, as well as shale oil. ExxonMobil will add to this its own drilling and completion expertise. This combined technical expertise will be applied to both ExxonMobil’s and XTO Energy’s unconventional holdings around the world, allowing those assets to be developed more effectively.

•

Development synergies. ExxonMobil believes the merger will create significant technical and operational synergies by combining XTO Energy’s technical capabilities and operating expertise with ExxonMobil’s own extensive research and development expertise, project management and operational skills, global scale and financial capacity. These synergies will allow the combined portfolio to be developed more effectively than either company would be able to accomplish on its own. Although ExxonMobil believes these synergies will enhance the value of ExxonMobil’s global unconventional resource operations, such benefits are likely to be realized over the course of many years after closing of the merger and cannot be quantified with certainty at present.

•

Global functional organization. The merger will be accompanied by ExxonMobil’s establishment of a new global organization that combines the unconventional resource organizations of both companies. Consistent with ExxonMobil’s successful global functional organization model, this new organization will facilitate rapid sharing of technologies and best practices across the combined company’s unconventional projects worldwide.

•

Meeting future demand. The increased supplies of natural gas available from the combined asset base will position ExxonMobil to better meet the growing demand for natural gas. ExxonMobil believes that natural gas demand will grow more rapidly over the coming decades than any other major energy source given its availability and relatively low carbon profile.

Opinion of XTO Energy’s Financial Advisor

XTO Energy engaged Barclays Capital to act as financial advisor with respect to the proposed merger. On December 13, 2009, Barclays Capital rendered its opinion to XTO Energy’s board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the exchange ratio of 0.7098 shares of ExxonMobil common stock for each share of XTO Energy common stock in the proposed merger was fair to XTO Energy’s stockholders.

The full text of Barclays Capital’s opinion, dated as of December 13, 2009, is attached as Annex B to this proxy statement/prospectus. Holders of XTO Energy’s common stock are encouraged to read Barclays Capital’s opinion for a discussion of the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Barclays Capital in connection with its opinion. The following is a summary of Barclays Capital’s opinion and the methodology that Barclays Capital used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays Capital’s opinion, the issuance of which was approved by Barclays Capital’s Fairness Opinion Committee, is addressed to the board of directors of XTO Energy, addresses only the fairness, from a financial point of view, of the exchange ratio to XTO Energy’s stockholders and does not constitute a recommendation to any stockholder of XTO Energy as to how such stockholder should vote with respect to the proposed merger or any other matter. The terms of the proposed merger were determined through arm’s-length negotiations between XTO Energy and ExxonMobil and were approved by XTO Energy’s board of directors. Barclays Capital did not recommend any specific form or amount of consideration to XTO Energy’s board of directors or that any specific form or amount of consideration constituted the only appropriate consideration for the proposed merger. Barclays Capital was not requested to address, and its opinion does not in any manner address, XTO Energy’s underlying business decision to proceed with or effect the proposed merger or to enter into or consummate the proposed merger at any particular time now or in the future. In addition, Barclays Capital expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed merger, or any class of such persons, relative to the consideration to be offered to the stockholders of XTO Energy in the proposed merger. No limitations were imposed by XTO Energy’s board of directors upon Barclays Capital with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays Capital reviewed and analyzed, among other things:

•	the merger agreement and the specific terms of the proposed merger;

•

publicly available information concerning XTO Energy and ExxonMobil that Barclays Capital believed to be relevant to its analysis, including, without limitation, each of XTO Energy’s and ExxonMobil’s Annual Reports on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	financial and operating information with respect to the business, operations and prospects of XTO Energy furnished to Barclays Capital by XTO Energy;

•	financial and operating information with respect to the business, operations and prospects of ExxonMobil furnished to Barclays Capital by ExxonMobil;

•

consensus estimates published by First Call of independent equity research analysts with respect to (i) the future financial performance of XTO Energy, which are referred to in this proxy statement/prospectus as the XTO Energy research projections, and (ii) the future financial performance of ExxonMobil, which are referred to in this proxy statement/prospectus as the ExxonMobil research projections;

•

estimates of certain (i) proved reserves of oil and gas, as of December 31, 2008, for XTO Energy as prepared by a third-party reserve engineer, or the XTO Year-End 2008 Engineered Proved Reserve Report, (ii) proved reserves of oil and gas, as of December 31, 2008, for XTO Energy prepared by the management of XTO Energy based upon the XTO Year-End 2008 Engineered Proved Reserve Report adjusted for different commodity price assumptions, or the Price Adjusted XTO Year-End 2008 Proved Reserve Report, and (iii) proved reserves of oil and gas, as of December 31, 2009, for XTO Energy based upon a roll-forward of the Price Adjusted XTO Year-End 2008 Proved Reserve Report and XTO Energy management guidance ((i) through (iii) are collectively referred to in this proxy statement/prospectus as the XTO reserve reports);

•

estimates of certain current non-proved oil and gas reserve potential for XTO Energy as estimated by the management of XTO Energy and classified by the management of XTO Energy between (i) “Low-Risk Upside Resource Potential” and (ii) “Additional Resource Potential” based upon the level of risk inherent in the resources ((i) through (ii) are collectively referred to in this proxy statement/prospectus as the XTO Energy non-proved resource potential);

•

the trading histories of XTO Energy common stock and ExxonMobil common stock from December 13, 2004 to December 11, 2009 and a comparison of those trading histories with each other and with those of other companies that Barclays Capital deemed relevant;

•	a comparison of the historical financial results and present financial condition of XTO Energy and ExxonMobil with each other’s and with those of other companies that Barclays Capital deemed relevant;

•	a comparison of the financial terms of the proposed merger with the financial terms of certain other transactions that Barclays Capital deemed relevant;

•	the relative contributions of XTO Energy and ExxonMobil to the current and future financial performance of the combined company on a pro forma basis; and

•	certain strategic alternatives available to XTO Energy.

In addition, Barclays Capital had discussions with the managements of XTO Energy and ExxonMobil concerning their respective businesses, operations, assets, financial conditions, reserves, production profiles, hedging levels, commodity prices, development programs, exploration programs and prospects, and undertook such other studies, analyses and investigations as Barclays Capital deemed appropriate.

In arriving at its opinion, Barclays Capital assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays Capital without assuming any responsibility for independent verification of such information and also relied upon the assurances of the managements of XTO Energy and ExxonMobil that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.

Barclays Capital was not provided with, and did not have any access to, financial projections of XTO Energy prepared by the management of XTO Energy. Accordingly, upon the advice of XTO Energy, Barclays Capital assumed that the XTO Energy research projections were a reasonable basis upon which to evaluate the future financial performance of XTO Energy and Barclays Capital used such projections in performing its analysis. In addition, for purposes of its analysis and for the reasons discussed under “—Certain Projected

Financial Data Prepared by Barclays Capital for Purposes of Rendering its Opinion” beginning on page 72 of this proxy statement/prospectus, Barclays Capital also considered projected financial data prepared by Barclays Capital in consultation with the management of XTO Energy. Barclays Capital discussed such projected financial data with the management of XTO Energy and, based upon advice of XTO Energy management, Barclays Capital assumed that such projections were a reasonable basis upon which to evaluate the future performance of XTO Energy and management of XTO Energy had agreed with the appropriateness of the use of such projections in performing Barclays Capital’s analysis. For a further discussion of the projected financial data prepared by Barclays Capital, see “—Certain Projected Financial Data Prepared by Barclays Capital for Purposes of Rendering its Opinion” beginning on page 72 of this proxy statement/prospectus. Barclays Capital was not provided with, and did not have any access to, financial projections of ExxonMobil prepared by the management of ExxonMobil. Accordingly, upon the advice of XTO Energy, Barclays Capital assumed that the ExxonMobil research projections were a reasonable basis upon which to evaluate the future financial performance of ExxonMobil and that ExxonMobil will perform substantially in accordance with such estimates. With respect to the XTO reserve reports, Barclays Capital discussed these reports with the management of XTO Energy and, upon the advice of XTO Energy, assumed that the XTO reserve reports were a reasonable basis upon which to evaluate the proved reserve levels of XTO Energy. With respect to the XTO Energy non-proved resource potential, Barclays Capital discussed these estimates with the management of XTO Energy and, upon the advice of XTO Energy, assumed that the XTO Energy non-proved resource potential was a reasonable basis upon which to evaluate the non-proved resource levels of XTO Energy.

In arriving at its opinion, Barclays Capital did not conduct a physical inspection of the properties and facilities of XTO Energy or ExxonMobil and did not make or obtain any evaluations or appraisals of the assets or liabilities of XTO Energy or ExxonMobil. In addition, XTO Energy’s board of directors did not authorize Barclays Capital to solicit, and Barclays Capital did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of XTO Energy’s business. Barclays Capital’s opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter. Barclays Capital assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion letter.

Barclays Capital assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto and, upon the advice of XTO Energy, assumed that all material governmental, regulatory and third-party approvals, consents and releases for the proposed merger will be obtained within the constraints contemplated by the merger agreement and that the proposed merger will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

Barclays Capital did not express any opinion as to any tax or other consequences that might result from the proposed merger, nor did Barclays Capital’s opinion address any legal, tax, regulatory or accounting matters, as to which Barclays Capital understood that XTO Energy had obtained such advice as it deemed necessary from qualified professionals. In addition, Barclays Capital expressed no opinion as to the prices at which shares of (i) XTO Energy common stock or ExxonMobil common stock would trade at any time following the announcement of the proposed merger or (ii) ExxonMobil common stock would trade at any time following the consummation of the proposed merger. Barclays Capital’s opinion should not be viewed as providing any assurance that the market value of the ExxonMobil common stock to be held by the stockholders of XTO Energy after the consummation of the proposed merger will be in excess of the market value of the XTO Energy common stock owned by such stockholders at any time prior to announcement or consummation of the proposed merger.

In connection with rendering its opinion, Barclays Capital performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays Capital did not ascribe a specific range of values to the shares of XTO Energy common stock, but rather made its determination as to the fairness, from a financial point of view, of the exchange ratio in the proposed merger to XTO Energy’s stockholders on the basis of the various financial, comparative and other analyses described below. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays Capital did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context and circumstances of the proposed merger. Accordingly, Barclays Capital believes that these analyses and factors must be considered as a whole, as considering any portion of these analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial, comparative and other analyses used by Barclays Capital in preparing its opinion for XTO Energy’s board of directors. Certain of the analyses summarized below include information presented in tabular format. In order to understand fully the methodologies used by Barclays Capital and the results of its financial, comparative and other analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial, comparative and other analyses. None of XTO Energy, ExxonMobil, Barclays Capital or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which the businesses could actually be sold.

Summary of Analyses

Barclays Capital analyzed the value of XTO Energy using the following methodologies:

•	net asset valuation analysis,

•	comparable company analysis,

•	comparable transaction analysis,

•	discounted cash flow analysis, and

•	analysis of equity research analyst price targets.

The implied equity value ranges per share of XTO Energy common stock derived from each of these methodologies were compared to the value of the proposed merger consideration. The value of the proposed merger consideration was calculated as the product of the closing equity value per share of ExxonMobil common stock on December 11, 2009 (the last trading day prior to the announcement of the proposed merger) of $72.83 per share and the exchange ratio of 0.7098 shares of ExxonMobil common stock for each share of XTO Energy common stock in the proposed merger. Based on the proposed merger consideration value of $51.69 per share resulting from this calculation, the implied equity value ranges in the proposed merger, derived using the various valuation methodologies listed above, supported the conclusion that, from a financial point of view, the exchange ratio in the proposed merger was fair to XTO Energy’s stockholders.

In addition to analyzing the value of XTO Energy, Barclays Capital also analyzed and reviewed (i) the pro forma impact of the proposed merger on the projected 2010 and 2011 earnings per share, or EPS, and discretionary cash flow (which is generally defined as net operating income plus depreciation, depletion and amortization, deferred taxes and exploration expense, adjusted for other non-cash charges but before changes in net working capital) per share, or DCFPS, for ExxonMobil and XTO Energy based on consensus estimates published by First Call of independent equity research analysts, (ii) certain publicly available information related to selected corporate transactions to calculate the amount of premiums paid by the acquirers to the acquired companies’ stockholders, (iii) the daily historical closing prices of XTO Energy and ExxonMobil common stock from the period of December 13, 2004 to December 11, 2009 and (iv) the relative income statement and cash flow contribution of XTO Energy and ExxonMobil to the combined company based on 2010 and 2011 estimated financial data based on consensus estimates published by First Call of independent equity research analysts.

In particular, in applying the various valuation methodologies to the particular businesses, operations and prospects of XTO Energy and ExxonMobil, and the particular circumstances of the proposed merger, Barclays Capital made qualitative judgments as to the significance and relevance of each analysis. In addition, Barclays Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of XTO Energy or ExxonMobil. Accordingly, the methodologies and the implied common equity value range derived therefrom must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied common equity value ranges without considering the full narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Barclays Capital’s opinion.

Barclays Capital utilized the consensus estimates published by First Call of independent equity research analysts for selected Barclays Capital analyses. The First Call consensus estimates are summarized below.

	First Call Consensus Estimates
	2010E	2011E
XTO Energy
EPS	$2.20	$2.21
DCFPS	$9.21	$9.30
ExxonMobil
EPS	$5.85	$7.46
DCFPS	$8.64	$10.40

Net Asset Valuation Analysis

Barclays Capital estimated the present value of the future after-tax cash flows expected to be generated from XTO Energy’s proved reserves and XTO Energy non-proved resource potential as of December 31, 2009, based on reserve, production and capital cost estimates as of December 31, 2009. The present value of the future after-tax cash flow was determined using a range of discount rates and assuming a tax rate of 36.5%. Barclays Capital assumed a range of discount rates of between 6% and 18% for proved reserves and non-proved resource potential based on reserve category risk. The net asset valuation analysis was performed under four commodity price scenarios (Case I, Case II, Case III and Case IV), which are described below. All assumptions were applied consistently to each reserve category across each of the four commodity price scenarios.

Certain of the natural gas and oil price forecasts employed by Barclays Capital were based on New York Mercantile Exchange, or NYMEX, price forecasts (Henry Hub, Louisiana delivery for natural gas and West Texas Intermediate, Cushing, Oklahoma delivery for oil) to which adjustments were made to reflect location of the assets as compared to the price benchmark location including the cost to transport the oil and natural gas and quality differentials relative to the grade of the oil and natural gas. NYMEX gas price quotations stated in heating value equivalents per million British Thermal Units, or MMBtu, were adjusted to reflect the value per thousand cubic feet, or Mcf, of gas. NYMEX oil price quotations are stated in dollars per barrel, or Bbl, of crude oil.

The following table summarizes the natural gas and oil price forecasts Barclays Capital employed to estimate future after-tax cash flows for each of the reserve categories Barclays Capital considered for XTO Energy. Case I, Case II and Case III reflect assumed oil and gas prices under various scenarios. Case IV reflects the NYMEX strip as of the close of business on December 11, 2009.

	2010E	2011E	2012E	2013E	2014E	Thereafter
Gas — Henry Hub ($/Mcf)
Case I	$5.00	$5.00	$5.00	$5.00	$5.00	$5.00
Case II	$6.50	$6.50	$6.50	$6.50	$6.50	$6.50
Case III	$8.00	$8.00	$8.00	$8.00	$8.00	$8.00
Case IV	$5.57	$6.50	$6.73	$6.83	$7.01	$7.01
Oil — West Texas Intermediate ($/Bbl)
Case I	$60.00	$60.00	$60.00	$60.00	$60.00	$60.00
Case II	$80.00	$80.00	$80.00	$80.00	$80.00	$80.00
Case III	$100.00	$100.00	$100.00	$100.00	$100.00	$100.00
Case IV	$75.70	$81.46	$84.01	$85.87	$88.01	$88.01

For each case, Barclays Capital adjusted the enterprise value range implied by the net asset valuation for appropriate on-balance sheet and off-balance sheet assets and liabilities based on its judgment and experience in the oil and gas exploration and production industry to arrive at an implied equity value. Barclays Capital then divided the equity value by diluted shares outstanding, comprised of outstanding shares and including the dilutive effect of outstanding options, restricted stock, performance shares and warrants, as appropriate, to arrive at an implied equity value range per share. The net asset valuation analyses yielded valuations for XTO Energy that implied an equity value range of $21.32 to $29.78 per share for Case I, an equity value range of $42.34 to $53.94 per share for Case II, an equity value range of $55.59 to $69.60 per share for Case III and an equity value range of $44.83 to $57.24 per share for Case IV, in each case as compared to the proposed merger consideration value of $51.69 per share. The value of the non-proved resource potential represented approximately 14% to 19% in Case I, 25% to 29% in Case II, 27% to 31% in Case III and 25% to 28% in Case IV of total enterprise value, respectively. Barclays Capital noted that the proposed merger consideration was above the implied equity value range per XTO Energy share in Case I, below the implied equity value range per XTO Energy share in Case III, and in line with the implied equity value range per XTO Energy share in Case II and Case IV, in each case as yielded by Barclays Capital’s net asset valuation analysis for XTO Energy.

Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays Capital reviewed and compared specific financial and operating data relating to XTO Energy with selected companies that Barclays Capital deemed comparable to XTO Energy, based on its experience in the oil and gas exploration and production industry.

Barclays Capital reviewed the public stock market trading multiples for the following oil and gas exploration and production companies, which Barclays Capital selected because of their generally similar size and asset characteristics as compared to XTO Energy. Barclays Capital noted that all companies selected had an enterprise value of greater than $20 billion and were oil and natural gas producers predominantly located in North America. The companies selected were as follows:

•	Anadarko Petroleum Corporation

•	Apache Corporation

•	Chesapeake Energy Corporation

•	Devon Energy Corporation

•	EnCana Corporation

•	EOG Resources, Inc.

Using publicly available information, Barclays Capital calculated and analyzed enterprise value multiples of each comparable company’s proved reserves and latest daily production, pro forma for acquisition and divestiture activity, and equity value multiples for each company’s projected 2010 and 2011 discretionary cash flow per share based on consensus estimates published by First Call of independent equity research analysts. The enterprise value of each comparable company was obtained by adding its outstanding debt to the sum of the market value of its common stock using its stock price as of December 11, 2009, the book value of any preferred stock and the book value of any minority interest minus its cash balance, as appropriate. Barclays Capital calculated the enterprise value multiples of proved reserves and latest daily production by dividing each company’s calculated enterprise value by its proved reserves and latest daily production, respectively. Barclays Capital calculated the equity value multiples by dividing each company’s calculated equity value by its discretionary cash flow for 2010 and 2011. The pro forma proved reserve multiple ranged from $2.34 to $2.79, the latest daily production multiple ranged from $8,664 to $11,343 and the discretionary cash flow multiple ranged from 3.7x to 6.1x in 2010 and 3.4x to 6.0x in 2011. The results of the XTO Energy comparable company analysis are further summarized below:

	Multiple Range of Comparable Companies of XTO Energy:
	Low	Median	High
Enterprise Value as a Multiple of:
12/31/08 Pro Forma Proved Reserves ($/Mcfe)	$2.34	$2.49	$2.79

Latest Daily Production ($/Mcfe/d)	$8,664	$10,351	$11,343

Equity Value as a Multiple of:
Discretionary Cash Flow
2010	3.7x	5.2x	6.1x
2011	3.4x	4.5x	6.0x

Barclays Capital selected the comparable companies listed above because their business and operating profiles were reasonably similar to that of XTO Energy. However, because of the inherent differences between the business, operations and prospects of XTO Energy and those of the selected comparable companies, Barclays Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays Capital also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of XTO Energy and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degrees of operational risk between XTO Energy and the selected companies included in the comparable company analysis. Based upon these judgments, Barclays Capital selected enterprise value multiple ranges of $2.30 to $2.80 per proved thousand cubic feet equivalent, or Mcfe, and $10,000 to $12,500 per thousand cubic feet equivalent, or Mcfe/d, of daily production, and selected equity value multiple ranges of 4.50x to 6.00x and 3.75x to 5.25x, respectively, for the 2010 and 2011 discretionary cash flow. Barclays Capital applied these multiple ranges to XTO Energy’s 2008 proved reserves of 13,862 billion cubic feet equivalent, or Bcfe, to XTO Energy’s latest daily production of 2,948 million cubic feet equivalent per day, or Mmcfe/d, and to the 2010 and 2011 equity research consensus estimates published by First Call for discretionary cash flow. The comparable company analysis implied an equity value range for XTO Energy of $35.65 to $49.80 per share as compared to the proposed merger consideration value of $51.69 per share. Barclays Capital noted that the proposed merger consideration was above the implied equity value range per XTO Energy share yielded by Barclays Capital’s comparable company analysis.

Comparable Transaction Analysis

Barclays Capital reviewed and compared the purchase prices and financial multiples paid in selected other transactions in the oil and gas industry with total transaction values in excess of $5 billion that Barclays Capital deemed relevant, based on its experience with merger and acquisition transactions. Barclays Capital chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to XTO Energy with respect to size as determined by enterprise value and asset characteristics as determined by location and type of oil and gas assets. Barclays Capital excluded transactions in which less than 100% of the target company was acquired in the applicable transaction.

The following table sets forth the transactions analyzed based on such characteristics and the results of such analysis:

Acquirer	Target	Announcement Date
China Petroleum & Chemical Corporation	Addax Petroleum Corporation	June 24, 2009

Royal Dutch Shell plc	Duvernay Oil Corp.	July 14, 2008

Penn West Energy Trust	Canetic Resources Trust	October 31, 2007

Abu Dhabi National Energy Company PJSC	PrimeWest Energy Trust	September 24, 2007

Statoil ASA	Norsk Hydro ASA	December 18, 2006

Anadarko Petroleum Corporation	Kerr-McGee Corporation	June 23, 2006

ConocoPhillips	Burlington Resources Inc.	December 12, 2005

Chevron Corporation	Unocal Corporation	July 19, 2005

Devon Energy Corporation	Ocean Energy, Inc.	February 24, 2003

Shell Resources P.L.C.	Enterprise Oil plc	April 2, 2002

PanCanadian Energy Corporation	Alberta Energy Company Ltd.	January 27, 2002

Phillips Petroleum Company	Conoco Inc.	November 19, 2001

Conoco Inc.	Gulf Canada Resources Limited	May 29, 2001

Eni S.p.A.	Lasmo plc	December 21, 2000

Chevron Corporation	Texaco Inc.	October 16, 2000

Anadarko Petroleum Corporation	Union Pacific Resources Group Inc.	April 3, 2000

BP Amoco P.L.C.	Atlantic Richfield Company	April 1, 1999

Exxon Corporation	Mobil Corporation	December 1, 1998

Total, S.A.	Petrofina	December 1, 1998

British Petroleum Co. plc	Amoco Corporation	August 11, 1998

Using publicly available information, Barclays Capital calculated and analyzed enterprise multiples for proved reserves and latest daily production of the target companies in the comparable transactions. Barclays Capital adjusted each target company’s enterprise value implied by the comparable transaction to exclude the value of non-exploration and production assets as estimated by a third-party research firm that regularly publishes data in the oil and gas industry and similarly adjusted the enterprise value of XTO Energy implied by the proposed merger, which adjustments were estimated by the same third-party research firm. Barclays Capital calculated the enterprise value multiples of proved reserves and latest daily production by dividing each target company’s implied enterprise value, as so adjusted, by the disclosed proved reserves and latest daily production, respectively. The proved reserves and latest daily production multiples ranged from $0.90 to $12.44 and $3,375 to $47,379, respectively, in the comparable transactions since January 1, 1998 and the proved reserves and latest daily production multiples ranged from $1.52 to $12.44 and $5,805 to $47,379, respectively, in the comparable transactions since January 1, 2005. The results of the comparable transaction analysis are summarized below for the comparable transactions announced in the period from January 1, 1998 to December 11, 2009 and in the period from January 1, 2005 to December 11, 2009:

	Multiple Range of Comparable Transactions Greater than $5 billion Since January 1, 1998
	Low	Median	High
Enterprise Value as a Multiple of:
Proved Reserves ($/Mcfe)	$0.90	$1.36	$12.44

Latest Daily Production ($/Mcfe/d)	$3,375	$5,234	$47,379

	Multiple Range of Comparable Transactions Greater than $5 billion Since January 1, 2005
	Low	Median	High
Enterprise Value as a Multiple of:
Proved Reserves ($/Mcfe)	$1.52	$4.44	$12.44

Latest Daily Production ($/Mcfe/d)	$5,805	$12,533	$47,379

The reasons for and the circumstances surrounding each of the selected comparable transactions analyzed were diverse and there are inherent differences between the businesses, operations, financial conditions and prospects of XTO Energy and the companies included in the comparable transaction analysis. Accordingly, Barclays Capital believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of considering the proposed merger. Barclays Capital therefore made qualitative judgments concerning differences between the characteristics of the selected comparable transactions and the proposed merger that would affect the acquisition values of the selected target companies and XTO Energy.

Based upon these judgments, Barclays Capital selected enterprise value multiple ranges of $2.75 to $3.25 per proved thousand cubic feet equivalent and $12,500 to $17,500 per thousand cubic feet equivalent of daily production. Barclays Capital then applied these enterprise value multiple ranges, as appropriate, to XTO Energy’s December 31, 2009 estimated proved reserves, as reflected in the XTO Energy reserve reports, and third quarter 2009 daily production to imply an equity value range for XTO Energy of $47.62 to $68.25 per share as compared to the proposed merger consideration value of $51.69 per share. Barclays Capital noted that the proposed merger consideration was in line with the implied equity value range per XTO Energy share yielded by Barclays Capital’s comparable transaction analysis for XTO Energy.

Discounted Cash Flow Analysis

In order to estimate the present value of XTO Energy common stock, Barclays Capital performed a discounted cash flow analysis of XTO Energy. A discounted cash flow analysis is a traditional valuation methodology used to derive the valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a range of discount rates that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise values of XTO Energy using discounted cash flow analysis, Barclays Capital added (i) projected after-tax unlevered free cash flows (which is defined as discretionary cash flow plus tax-adjusted interest expense less capital expenditures, and adjusted for changes in net working capital) for fiscal years 2010 through 2014 based on the projected financial data prepared by Barclays Capital (for a further discussion of such projections, see “—Certain Projected Financial Data Prepared by Barclays Capital for Purposes of Rendering its Opinion” beginning on page 72 of this proxy statement/prospectus) to (ii) the “terminal value” of XTO Energy as of 2014, and discounted such amounts to their present value using a range of selected discount rates. Specifically, Barclays Capital used a discount rate range of 9.0% to 11.0%. The discount rates were based on Barclays Capital’s analysis of the weighted average cost of capital for XTO Energy based upon historical and future estimates of the weighted average cost of capital for XTO Energy as well as the weighted average cost of capital for companies with similar size and with an oil and gas exploration and production focus. Barclays Capital’s analysis resulted in an implied weighted average cost of capital range of 9.0% to 11.0%. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest, tax expense, depreciation and amortization, excluding amortization of purchased intangibles, or EBITDA, and subtracting capital expenditures. The residual values of XTO Energy at the end of the forecast period, or “terminal values”, were estimated by applying multiples to estimates of XTO Energy’s 2014 proved reserves. For this purpose, Barclays Capital selected a range of terminal value proved reserve multiples of $2.25 to $2.75 for XTO Energy based on the trading multiples of selected comparable publicly traded companies as well as the terms of recently completed acquisitions of similar assets and companies. The selected comparable companies and comparable transactions were the same as described under “—Comparable Company Analysis” and “—Comparable Transaction Analysis” above.

The enterprise value range for XTO Energy yielded by the XTO Energy discounted cash flow analysis implied an equity value range for XTO Energy of $38.99 to $54.75 per share as compared to the proposed merger consideration value of $51.69 per share. Barclays Capital noted that the proposed merger consideration was in line with the implied equity value range per XTO Energy share yielded by Barclays Capital’s discounted cash flow analysis.

Research Analyst Price Targets

Barclays Capital evaluated the publicly available price targets of XTO Energy published by independent equity research analysts associated with various Wall Street firms in order to calculate the implied equity value per share range for XTO Energy. The independent equity research analyst target prices evaluated ranged from $42 per share to $80 per share, and Barclays Capital advised the XTO Energy board of directors of all of these target prices. It is customary for financial advisors analyzing transactions similar to the proposed merger to exclude outliers in the analysis of equity research analyst target prices. Accordingly, based on its judgment, Barclays Capital also considered a narrower range which excluded the three highest and three lowest research analyst price targets for XTO Energy. This narrower equity value range of $48.00 to $60.00 per share was compared to the proposed merger consideration value of $51.69 per share. Barclays Capital noted that the proposed merger consideration was in line with this implied equity value range of $48.00 to $60.00 per XTO Energy share yielded by Barclays Capital’s research analyst price target analysis for XTO Energy.

Pro Forma Merger Consequences Analysis

Barclays Capital analyzed the pro forma impact of the proposed merger on ExxonMobil’s and XTO Energy’s projected EPS and DCFPS based on consensus estimates published by First Call of independent equity research analysts. In the pro forma merger consequences analysis, Barclays Capital prepared a pro forma merger model which incorporated the consensus estimates published by First Call of independent equity research analysts for both XTO Energy and ExxonMobil for the years 2010 and 2011. Barclays Capital then compared the EPS and DCFPS of XTO Energy and ExxonMobil on a standalone basis to the EPS and DCFPS attributable to each of XTO Energy and ExxonMobil’s interest in the pro forma combined company. The calculation of the EPS and DCFPS attributable to each of XTO Energy’s and ExxonMobil’s interests in the pro forma combined company included adjustments for the financing of the transaction and acquisition accounting. Barclays Capital noted that the proposed merger was accretive to the pro forma 2010 and 2011 consensus estimates published by

First Call of independent equity research analysts of EPS for XTO Energy and dilutive to the pro forma 2010 and 2011 consensus estimates published by First Call of independent equity research analysts of DCFPS for XTO Energy.

Premiums Analysis

Barclays Capital reviewed certain publicly available information related to selected corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired companies’ stockholders. Barclays Capital analyzed selected corporate oil and gas exploration and production transactions announced for the period from January 1, 1998 to December 11, 2009 with total transaction values in excess of $5 billion. Barclays Capital also analyzed all stock-for-stock corporate transactions involving target companies based in the United States for the period from January 1, 1998 to December 11, 2009 with total transaction values in excess of $10 billion.

For each of precedent transactions analyzed, Barclays Capital calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of 1 day, 5 days and 30 days prior to the announcement date as well as based upon the 52-week high prior to the announcement date. Barclays Capital compared the premiums paid in the precedent transactions to the premium levels in the proposed merger consideration based on closing prices as of December 11, 2009. The table below sets forth the summary results of the analysis:

	Percentage Premium /(Discount) to the Closing Price Prior to Transaction Announcement
	1 Day	5 Days	30 Days	52-Week High
Selected E&P Corporate Transactions Greater than $5 billion since January 1, 1998
Median	16.7%	24.4%	24.6%	(0.3)%
Mean	21.5%	25.4%	27.8%	(4.2)%
High	52.9%	57.4%	73.8%	22.7%
Low	2.0%	(6.7)%	(6.6)%	(55.2)%

All Stock U.S. Target Corporate Transactions Greater than $10 billion since January 1, 1998
Median	14.4%	24.5%	25.0%	(0.6)%
Mean	20.2%	24.3%	35.1%	0.1%
High	70.9%	69.2%	162.8%	47.3%
Low	(1.5)%	(6.7)%	(16.5)%	(25.5)%

Implied Premium Based on the exchange ratio in the proposed merger (as of December 11, 2009 close)	24.6%	25.6%	24.4%	11.2%

The premiums paid analysis yielded median premiums per share ranging from (0.3%) to 24.6% and (0.6%) to 25.0%, respectively, for “Selected E&P Corporate Transactions Greater than $5 billion since January 1, 1998” and “All Stock U.S. Target Corporate Transactions Greater than $10 billion since January 1, 1998”, in each case as compared to the range of implied premiums of 11.2% to 25.6% based on the proposed merger consideration value of $51.69 per share.

Historical Common Stock Trading Analysis

Barclays Capital reviewed the daily historical closing prices of XTO Energy common stock and ExxonMobil common stock for the period from December 13, 2004 to December 11, 2009. Barclays Capital analyzed the ratio of the closing share price for XTO Energy to the closing share price of ExxonMobil on the same day as of December 11, 2009 as well as both 5 days and 30 days prior to December 11, 2009. Barclays Capital also analyzed the ratio of XTO Energy’s 52-week high and 52-week low common stock trading prices, respectively, to ExxonMobil’s 52-week high and 52-week low common stock trading prices, respectively, as of December 11, 2009. In addition, Barclays Capital reviewed the ratio of the closing share prices for XTO Energy and ExxonMobil based on 5-day, 10-day, 30-day, 90-day, 1-year, 2-year, 3-year and 5-year averages, respectively, as of December 11, 2009. This analysis implied exchange ratios ranging from 0.4630 to 0.5889 shares of ExxonMobil common stock per share of XTO Energy common stock as compared to the exchange ratio in the proposed merger of 0.7098.

Contribution Analysis

Barclays Capital analyzed the relative income statement and cash flow contribution of XTO Energy and ExxonMobil to the combined company based on 2010 and 2011 estimated financial data based on consensus estimates published by First Call of independent equity research analysts for XTO Energy and ExxonMobil, respectively. Using consensus estimates published by First Call of independent equity research analysts, this analysis indicated that XTO Energy will contribute approximately 4.4% and 3.5% of the combined company’s net income and 11.5% and 9.9% of the combined company’s discretionary cash flow for the periods analyzed, implying an exchange ratio range of 0.2962 to 0.3761 shares and 0.8942 to 1.0660 shares of ExxonMobil common stock per share of XTO Energy common stock, respectively. At the exchange ratio in the proposed merger of 0.7098 shares of ExxonMobil common stock per share of XTO Energy common stock, XTO Energy stockholders will hold approximately 8% of the combined company’s equity. Barclays Capital notes that the primary shortcoming of contribution analysis is that it treats all cash flow and earnings the same regardless of capitalization, expected growth rates, upside potential or risk profile.

General

Barclays Capital is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. XTO Energy’s board of directors selected Barclays Capital because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, knowledge of the industries in which XTO Energy operates, as well as substantial experience in transactions comparable to the proposed merger and familiarity with XTO Energy specifically.

Barclays Capital is acting as financial advisor to XTO Energy in connection with the proposed merger. As compensation for its services in connection with the proposed merger, XTO Energy paid Barclays Capital $4,000,000 upon the delivery of Barclays Capital’s opinion. Additional compensation of $20,000,000 will be payable on completion of the proposed merger. In addition, XTO Energy has agreed to reimburse Barclays Capital for a portion of its reasonable expenses incurred in connection with the proposed merger and to indemnify Barclays Capital for certain liabilities that may arise out of its engagement by XTO Energy and the rendering of Barclays Capital’s opinion. Barclays Capital has performed various investment banking services for XTO Energy and its affiliates in the past, and has received customary fees for such services. Specifically, in the past two years, Barclays Capital has performed the following investment banking and financial services for XTO Energy and its affiliates, for which Barclays Capital has received customary compensation: (i) in August 2008, Barclays Capital acted as an underwriter on XTO Energy’s 6.75% senior notes due 2037, 5.00% senior notes due 2010, 5.75% senior notes due 2013 and 6.50% notes due 2018; (ii) in July 2008, Barclays Capital acted as an underwriter on XTO Energy’s common stock offering; (iii) in April 2008, Barclays Capital acted as an underwriter on XTO Energy’s 4.625% senior notes due 2013, 5.500% senior notes due 2018, and 6.375% senior notes due 2038; (iv) in February 2008, Barclays Capital acted as an underwriter on XTO Energy’s common stock offering; (v) between February 2009 and April 2009, Barclays Capital assisted XTO Energy in repurchasing outstanding bonds of XTO Energy on the open market; (vi) Barclays Capital is currently a lender under XTO Energy’s existing revolving credit facility and a dealer under XTO Energy’s commercial paper program; and (vii) Barclays Capital has served and may continue to serve as a counterparty to XTO Energy on certain commodity hedging and trading transactions. Barclays Capital received compensation from ExxonMobil of less than $1,000,000 in each of 2008 and 2009 for various capital market, commodities and foreign currency activities. Barclays Capital expects to perform investment banking and financial services for ExxonMobil and its affiliates in the future and expects to receive customary fees for such services.

Barclays Capital is a full service securities firm engaged in a wide range of businesses including investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays Capital and its affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of XTO Energy and ExxonMobil and their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Projected Financial Data Prepared by Barclays Capital for Purposes of Rendering its Opinion

XTO Energy does not, as a matter of course, prepare or make public projected financial data for extended periods and no projected financial data was provided by XTO Energy to Barclays Capital. In connection with the financial analysis performed by Barclays Capital in preparation of, and in rendering, its opinion, dated December 13, 2009, to the XTO Energy board of directors, Barclays Capital in consultation with, and with the guidance of, XTO Energy’s management, prepared certain projected financial data relating to XTO Energy on a standalone, pre-merger basis. Barclays Capital prepared projected financial data relating to XTO Energy due to the limited scope of, and time periods covered by, the consensus estimates published by First Call of independent equity research analysts with respect to XTO Energy and the limited time periods covered by the information prepared by XTO Energy as part of its regular internal business planning process. Neither ExxonMobil, nor any of its representatives, were provided with, or had any access to, the projected financial data prepared by Barclays Capital prior to the announcement of the proposed merger.

A summary of the projected financial data prepared by Barclays Capital in consultation with, and with the guidance of, the management of XTO Energy is being included in this proxy statement/prospectus to provide you with certain projected financial data used by Barclays Capital in connection with rendering its opinion to the XTO Energy board of directors. The summary of the projected financial data is not being included in this proxy statement/prospectus for the purpose of influencing your decision whether to vote for the adoption of the merger agreement. The projected financial data was not prepared with a view toward public disclosure and is inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties and their respective advisors, and the inclusion of this information should not be regarded as an indication that any of XTO Energy, ExxonMobil, Barclays Capital or any recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The projected financial data was used by Barclays Capital solely in performing its analysis and is subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the summary of the projected financial data set forth below reflects numerous estimates and assumptions made by Barclays Capital with respect to industry performance and competition, general business, economic, market and financial conditions, commodity prices, demand for natural gas and oil, production growth, capacity utilization and additional matters specific to XTO Energy’s business, all of which are difficult to predict and many of which are beyond XTO Energy’s control. As a result, there can be no assurance that the projected financial data contained therein will be realized or that actual results will not be materially different than estimated in the projected financial data. Since the projected financial data covers multiple years, such information by its nature becomes less predictive with each successive year. You are urged to review XTO Energy’s most recent SEC filings for a description of risk factors with respect to XTO Energy’s business. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages 33 and 131, respectively, of this proxy statement/prospectus. The projected financial data was not prepared with a view toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Neither XTO Energy’s nor ExxonMobil’s independent registered public accounting firm has examined, compiled or performed any procedures with respect to the projected financial data and, accordingly, they do not express an opinion or any other form of assurance with respect thereto. The reports of the independent registered public accounting firms incorporated by reference in this proxy statement/prospectus relate to ExxonMobil’s and XTO Energy’s historical financial information. Those reports do not extend to the projected financial data and should not be read to do so. Furthermore, the projected financial data does not take into account any circumstance or event occurring after the date it was prepared. In particular, since the date of the projected financial data, XTO Energy has made publicly available its actual results of operations for the year ended December 31, 2009. You should review XTO Energy’s Annual Report on Form 10-K for the year ended December 31, 2009 for this information.

The following table presents a summary of projected financial data as of December 2009 for the fiscal years ending 2010 through 2014:

	Projected Financial Data
	2010	2011	2012	2013	2014
Production (Mmcfe/d)	3,157	3,441	3,751	4,051	4,375
Benchmark Prices
Gas—Henry Hub ($/Mcf)	$5.57	$6.50	$6.73	$6.83	$7.01
Oil—West Texas )	$75.70	$81.46	$84.01	$85.87	$88.01
Intermediate ($/Bbl
EBITDA ($ in millions)	$6,280	$6,287	$7,056	$7,771	$8,646
Capital Expenditures ($ in millions)
Drilling	$3,350	$4,163	$4,690	$5,153	$5,711
Midstream	550	600	653	706	762
Other Discretionary	850	750	750	750	750

Total Capital Expenditures	$4,750	$5,513	$6,093	$6,609	$7,223

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the summary of the projected financial data set forth above. No representation is made by XTO Energy, ExxonMobil, Barclays Capital or any other person to any stockholder of XTO Energy or any stockholder of ExxonMobil regarding the ultimate performance of XTO Energy compared to the information included in the above summary of the projected financial data. The inclusion of the summary of the projected financial data in this proxy statement/prospectus should not be regarded as an indication that such projected financial data will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such. XTO Energy has made no representation to Barclays Capital, ExxonMobil or any other person concerning the projected financial data.

NEITHER XTO ENERGY NOR BARCLAYS CAPITAL INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTED FINANCIAL DATA TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTED FINANCIAL DATA ARE NO LONGER APPROPRIATE.

Regulatory Approvals Required for the Merger

General

ExxonMobil and XTO Energy have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the merger. These approvals include approval under, or notices pursuant to, the HSR Act and the Dutch Competition Act. However, in using their reasonable best efforts to obtain these required regulatory approvals, under the terms of the merger agreement, ExxonMobil is not required, and XTO Energy is not permitted without the consent of ExxonMobil, to take certain actions (such as divesting or holding separate assets or entering into settlements or consent decrees with governmental authorities) that would reasonably be expected to, individually or in the aggregate, restrict, in any material respect, or otherwise negatively and materially impact the natural gas (including natural gas liquids) exploration, production and sales businesses of either XTO Energy and its subsidiaries, taken as a whole, or ExxonMobil and its subsidiaries, taken as a whole.

Each of ExxonMobil’s, XTO Energy’s and Merger Sub’s obligation to effect the merger is conditioned upon, among other things, the expiration or termination of the applicable waiting period under the HSR Act and the expiration of the applicable waiting period under the Dutch Competition Act or an approval of the Dutch Competition Authority allowing the merger to be completed. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 89 of this proxy statement/prospectus.

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, or the FTC, and the Antitrust Division of the Department of Justice, or the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

ExxonMobil and XTO Energy each filed its required HSR notification and report form with respect to the merger on February 12, 2010, commencing the initial 30-day waiting period. This waiting period expired on March 15, 2010 without a request for additional information.

Notwithstanding such expiration, at any time before or after the merger is completed, either the DOJ or the FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition approval of the merger upon the divestiture of assets of ExxonMobil, XTO Energy or their subsidiaries or impose restrictions on ExxonMobil’s post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

The Netherlands

Under the Dutch Competition Act, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or the Dutch Competition Authority (the Nederlandse Mededingingsautoriteit) has given its prior approval. A transaction subject to the Dutch Competition Act may not be completed until the expiration of a four-week waiting period following the filing of a complete notification or the Dutch Competition Authority’s earlier approval of the transaction. If, prior to the expiration of the initial four-week waiting period, the Dutch Competition Authority determines that the transaction requires a license to proceed, the parties must observe an additional 13-week waiting period, which would begin to run only after the parties have submitted their application for such a license. If, during either the initial four-week waiting period or the subsequent 13-week waiting period, the Dutch Competition Authority requests additional information, the applicable waiting period is tolled until the parties adequately provide the requested information.

ExxonMobil filed the required notification with respect to the merger with the Dutch Competition Authority on February 11, 2010, commencing the initial four-week waiting period. The Dutch Competition Authority approved the merger on March 9, 2010.

Other Governmental Approvals

Neither ExxonMobil nor XTO Energy is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Challenges by Governmental and Other Entities

Notwithstanding the expiration of the initial waiting period under the HSR Act and the approval of the merger by the Dutch Competition Authority, there can be no assurance that any of the governmental or other entities described above, including the DOJ, the FTC, the Dutch Competition Authority, U.S. state attorneys general and private parties, will not challenge the merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

No Appraisal Rights

Relevant state law may, under certain circumstances, give stockholders of a corporation appraisal or dissenters’ rights in connection with a proposed merger. However, XTO Energy stockholders will not have such rights in connection with the merger.

Under Section 262 of the Delaware General Corporation Law, appraisal rights are not available for shares of stock if (i) such shares were, at the record date fixed to determine the stockholders entitled to receive notice of and to vote on the agreement of merger, either (a) listed on a national securities exchange, such as the New York Stock Exchange, or (b) held of record by more than 2,000 holders, and (ii) the holders of such shares will receive shares of stock of another corporation that are listed on a national securities exchange. Because XTO Energy common stock will be listed on the New York Stock Exchange on the applicable record date and will, upon the completion of the merger, be converted into the right to receive ExxonMobil common stock, which will also be listed on the New York Stock Exchange, XTO Energy stockholders will not have appraisal rights in connection with the merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

Material U.S. Federal Income Tax Consequences of the Merger

In the opinion of Davis Polk & Wardwell LLP, counsel to ExxonMobil, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to XTO Energy (which are referred to in this proxy statement/prospectus as tax counsel), the following are the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of XTO Energy common stock.

This discussion addresses only those U.S. holders that hold their XTO Energy common stock as a capital asset and does not address all aspects of federal income taxation that may be relevant to a U.S. holder of XTO Energy common stock in light of that stockholder’s particular circumstances or to a stockholder subject to special rules, including:

•	a stockholder that is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a dealer or broker in securities, commodities or foreign currencies;

•	a trader in securities that elects to apply a mark-to-market method of accounting;

•	a stockholder that holds XTO Energy common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction; or

•	a stockholder that acquired XTO Energy common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds XTO Energy common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding XTO Energy common stock should consult its tax advisor.

The following discussion is not binding on the Internal Revenue Service, which is referred to in this proxy statement/prospectus as the IRS. It is based on the Internal Revenue Code of 1986, as amended from time to time, which is referred to in this proxy statement/prospectus as the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. The tax consequences under U.S. state and local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed. For purposes of this discussion, a “U.S. holder” is a beneficial owner of XTO Energy common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (ii) that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

U.S. holders should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of U.S. federal, state and local and foreign income and other tax laws in light of their particular circumstances.

General

Based on certain representations, covenants and assumptions described below, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of tax counsel for each of ExxonMobil and XTO Energy as of the date of this proxy statement/prospectus that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of ExxonMobil and XTO Energy will be a party to that reorganization within the meaning of Section 368(b) of the Code.

It is a condition to the obligation of each of ExxonMobil and XTO Energy to complete the merger that the relevant tax counsel confirm its opinion as of the closing date of the merger, which is referred to in this proxy statement/prospectus as the closing date opinion. Neither ExxonMobil nor XTO Energy intends to waive this condition.

In rendering its opinion, each tax counsel has relied, and will each rely for the closing date opinion, on (1) representations and covenants made by ExxonMobil and XTO Energy, including those contained in certificates of officers of ExxonMobil and XTO Energy, and (2) specified assumptions, including an assumption that the merger will be completed in the manner contemplated by the merger agreement. In addition, in rendering their opinions, tax counsel have assumed, and tax counsel’s ability to provide the closing date opinions will depend on, the absence of changes in existing facts or in law between the date of this proxy statement/prospectus and the closing date of the merger. If any representation, covenant or assumption is inaccurate, tax counsel may not be able to provide the required closing date opinion or the tax consequences of the merger could differ from those described below.

An opinion of tax counsel neither binds the IRS nor precludes the IRS or the courts from adopting a contrary position. Neither ExxonMobil nor XTO Energy intends to obtain a ruling from the IRS on the tax consequences of the merger.

Based on such opinions, the material U.S. federal income tax consequences of the merger are as follows:

U.S. Federal Income Tax Consequences to ExxonMobil, Merger Sub and XTO Energy

None of ExxonMobil, Merger Sub and XTO Energy will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

U.S. Federal Income Tax Consequences to U.S. Holders

A U.S. holder of XTO Energy common stock will not recognize any gain or loss as a result of the receipt of ExxonMobil common stock in the merger other than with respect to cash received in lieu of a fractional share of ExxonMobil common stock. In the case of cash received in lieu of a fractional share, a U.S. holder will be treated as receiving such fractional share of ExxonMobil common stock in the merger, then immediately transferring such common stock for cash in a taxable transaction. Such U.S. holder will have an adjusted tax basis in the ExxonMobil common stock received in the merger, including any fractional share for which cash is received, equal to the adjusted tax basis of XTO Energy common stock surrendered by that holder in the merger. A U.S. holder’s holding period for ExxonMobil common stock received in the merger, including any fractional share for which cash is received, will include the holding period for the XTO Energy common stock surrendered therefor. A U.S. holder will recognize gain or loss in respect of any cash received in lieu of a fractional share of ExxonMobil common stock equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the holder’s adjusted tax basis that is allocable to such fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period in such fractional share is more than one year as of the closing date of the merger.

In the case of a holder of XTO Energy common stock that holds shares of XTO Energy common stock with differing tax bases and/or holding periods, the preceding rules must be applied to each identifiable block of XTO Energy common stock.

Information Reporting and Backup Withholding

A U.S. holder of XTO Energy common stock may be subject to information reporting and backup withholding in respect of certain cash payments received in lieu of a fractional share of ExxonMobil common stock unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is properly furnished.

Reporting Requirements

A U.S. holder that receives ExxonMobil common stock as a result of the merger will be required to retain records pertaining to the merger. In addition, each U.S. holder that owns at least five percent of XTO Energy’s common stock will be required to file with its U.S. federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger, including:

•	the cost or other basis of such holder’s shares of XTO Energy common stock surrendered in the merger; and

•	the fair market value of the ExxonMobil common stock and the amount of cash the U.S. holder receives in the merger.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger, and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, a holder should consult his or her tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to that stockholder of the merger.

Accounting Treatment

The merger will be accounted for as an acquisition of a business. ExxonMobil will record net tangible and identifiable intangible assets acquired and liabilities assumed from XTO Energy at their respective fair values at the date of the completion of the merger. Any excess of the purchase price, which will equal the market value, at the date of the completion of the merger, of the ExxonMobil common stock issued as consideration for the merger, over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of ExxonMobil after completion of the merger will reflect XTO Energy’s balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of XTO Energy. The earnings of ExxonMobil following the completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation and amortization expense. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If in the future, ExxonMobil determines that tangible or intangible assets (including goodwill) are impaired, ExxonMobil would record an impairment charge at that time.

Listing of ExxonMobil Stock and Delisting and Deregistration of XTO Energy Stock

Application will be made to have the shares of ExxonMobil common stock to be issued in the merger approved for listing on the New York Stock Exchange, where ExxonMobil common stock is currently traded. If the merger is completed, XTO Energy common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

Beginning on December 14, 2009, several putative stockholder class action complaints, and one non-class complaint, were filed against various combinations of XTO Energy, ExxonMobil, Merger Sub and the individual members of the XTO Energy board of directors challenging the proposed merger in the District Court of Tarrant County, Texas, the Court of Chancery of the State of Delaware and the United States District Court for the Northern District of Texas.

Texas State Court

Beginning on December 14, 2009, 11 putative stockholder class action petitions were filed against various combinations of XTO Energy, ExxonMobil, Merger Sub and the individual members of the XTO Energy board of directors in the District Court of Tarrant County, Texas challenging the proposed merger and seeking declaratory, injunctive, rescissory and other equitable relief. The petitions generally alleged, among other things, that the members of the XTO Energy board of directors had breached their fiduciary duties owed to the public stockholders of XTO Energy by approving the proposed merger and failing to take steps to maximize the value of XTO Energy to its public stockholders and by engaging in self-dealing, and that XTO Energy, ExxonMobil and Merger Sub had colluded in or aided and abetted such breaches of fiduciary duties. In addition, the petitions alleged that the merger agreement improperly favors ExxonMobil and unduly restricts XTO Energy’s ability to negotiate with rival bidders. In one of the actions, the plaintiff also purported to bring a derivative action on behalf of XTO Energy against the individual members of the XTO Energy board of directors. The petitions generally sought, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the merger, imposition of constructive trusts in favor of plaintiffs and putative class members and unspecified monetary damages.

Beginning on December 16, 2009, various plaintiffs in these lawsuits filed competing motions to consolidate the suits, to appoint their counsel as interim class counsel and to compel expedited discovery. Other plaintiffs also sought regular document discovery and oral depositions from defendants and their advisors. Certain defendants filed motions to quash the discovery requests and for protective orders and in opposition to the motion to compel expedited discovery.

On January 7, 2010, Judge Bob McGrath held an initial status conference and, among other things, ordered a hearing for January 12, 2010 to discuss potential consolidation and other case management issues. On January 12, 2010, Judge McGrath held a hearing on plaintiffs’ competing motions to consolidate and for appointment of interim class counsel. Following the hearing, Judge McGrath entered orders consolidating the complaints filed as of that date under the caption In re XTO Energy Shareholder Class Action Litigation, which is referred to in this proxy statement/prospectus as the consolidated Texas state action, and designating plaintiffs’ interim co-lead counsel. Judge McGrath did not take up any of the discovery issues at the January 12, 2010 hearing.

On January 19, 2010, interim class counsel in the consolidated Texas state action filed a second amended original petition that added allegations concerning certain payments to be received by certain XTO Energy officers in connection with the merger; the remaining allegations were similar to those asserted in the previously filed complaints. The second amended original petition also purported to bring a derivative action on behalf of XTO Energy against the individual members of the XTO Energy board of directors.

On February 1, 2010, nine of the plaintiffs who had filed petitions in the District Court of Tarrant County filed notices of non-suit.

On February 5, 2010, the court entered an Agreed Confidentiality Stipulation and Protective Order governing discovery in the action. Also on February 5, 2010, the court entered an Agreed Level 3 Discovery Control Plan and Scheduling Order setting forth deadlines with respect to the filing of a consolidated petition, discovery and further motion practice, including the potential filing of a motion for temporary injunction. On February 15, 2010, the parties commenced discovery.

On February 16, 2010, plaintiffs filed a consolidated petition based upon breach of fiduciary duty challenging the proposed merger. The consolidated petition realleges the fiduciary duty allegations in the earlier-filed petitions and further alleges that the XTO Energy board of directors, aided and abetted by ExxonMobil and Merger Sub, filed with the SEC, on February 1, 2010, a preliminary proxy statement/prospectus that is materially misleading or omissive. On February 25, 2010, the defendants filed special exceptions to the consolidated petition.

On April 21, 2010, the parties entered into a Stipulation and Agreement of Compromise, Settlement and Release, which, if finally approved, will resolve the consolidated class action pending in the District Court of Tarrant County, Texas (as well as the other stockholder litigation challenging the proposed merger). The terms and conditions of the proposed settlement are described more fully below under “—Settlement of Stockholder Litigation.”

Delaware Chancery Court

Beginning on December 17, 2009, two putative stockholder class action complaints were filed against XTO Energy, ExxonMobil, Merger Sub and the individual members of the XTO Energy board of directors in the Court of Chancery of the State of Delaware challenging the proposed merger and seeking monetary damages, as well as declaratory, injunctive and other equitable relief. The complaints generally alleged, among other things, that the members of the XTO Energy board of directors had breached their fiduciary duties owed to the public stockholders of XTO Energy by approving the proposed merger and failing to take steps to maximize the value of XTO Energy to its public stockholders, and that XTO Energy, ExxonMobil and Merger Sub had aided and abetted such breaches of fiduciary duties. In addition, the complaints alleged that the merger agreement improperly favors ExxonMobil and unduly restricts XTO Energy’s ability to negotiate with rival bidders. The complaints generally sought, among other things, compensatory damages and injunctive relief prohibiting the defendants from consummating the merger.

On December 22, 2009, the Court of Chancery entered an order consolidating the complaints filed as of that date under the caption In re XTO Energy Inc. Shareholders Litigation, which is referred to in this proxy statement/prospectus as the consolidated Delaware action, and designating plaintiffs’ co-lead counsel and plaintiffs’ liaison counsel. On December 29, 2009, XTO Energy and the individual members of the XTO Energy board of directors filed an answer and moved for judgment on the pleadings. On January 7, 2010, the Court of Chancery entered a scheduling order establishing a briefing schedule on that motion and staying discovery pending the resolution of that motion. On January 8, 2010, ExxonMobil and Merger Sub filed an answer and moved for judgment on the pleadings. On January 11, 2010, the Court of Chancery entered a scheduling order providing for deadlines for plaintiffs to respond to defendants’ motions for judgment on the pleadings and staying discovery pending resolution of those motions. On February 2, 2010, the court entered a scheduling order providing plaintiffs with an extension of time in which to file their responses to the pending motions for judgment on the pleadings or, in the alternative, to file an amended complaint.

On February 4, 2010, plaintiffs filed a verified consolidated amended complaint challenging the proposed merger. The verified consolidated amended complaint realleges the fiduciary duty allegations in the earlier-filed complaints and further alleges that the preliminary proxy statement/prospectus filed with the SEC on February 1, 2010 is materially misleading or omissive.

On February 5, 2010, plaintiffs filed a motion to expedite proceedings, including expedited discovery. On February 9, 2010, the parties agreed to make the schedule and content of discovery co-extensive with the discovery proceeding in the litigation pending in the District Court of Tarrant County, Texas, which plaintiffs agreed resolved their motion.

On February 15, 2010, the parties commenced discovery, which is ongoing.

On February 22, 2010, XTO Energy and the individual members of the XTO Energy board of directors filed an answer to the verified consolidated amended complaint and moved for judgment on the pleadings. On February 25, 2010, ExxonMobil and Merger Sub filed an answer to the verified consolidated amended complaint and moved for judgment on the pleadings. On March 16, 2010, the Court of Chancery entered a scheduling order setting a schedule for plaintiffs to move for leave to file a second amended complaint. On April 21, 2010, with leave of the Court of Chancery, plaintiffs filed a verified second amended complaint challenging the proposed merger.

On April 21, 2010, the parties entered into a Stipulation and Agreement of Compromise, Settlement and Release, which, if finally approved, will resolve the consolidated class action pending in the Court of Chancery of the State of Delaware (as well as the other stockholder litigation challenging the proposed merger). The terms and conditions of the proposed settlement are described more fully below under “—Settlement of Stockholder Litigation.”

Texas Federal District Court

Beginning on December 28, 2009, two putative stockholder class action complaints and one complaint on behalf of individual stockholders were filed against XTO Energy, ExxonMobil, Merger Sub and the individual members of the XTO Energy board of directors in the United States District Court for the Northern District of Texas challenging the proposed merger and generally alleging, among other things, that the members of the XTO Energy board of directors had breached their fiduciary duties owed to the public stockholders of XTO Energy by approving the proposed merger and failing to take steps to maximize the value of XTO Energy to its public stockholders, and that XTO Energy, ExxonMobil and Merger Sub had aided and abetted such breaches of fiduciary duties. The complaints generally sought, among other things, compensatory damages, declaratory and injunctive relief concerning the alleged fiduciary breaches and injunctive relief prohibiting the defendants from consummating the merger.

On January 4, 2010, a plaintiff in one of these putative class action lawsuits filed a motion to expedite discovery proceedings, which was denied on January 8, 2010. On January 16, 2010, a plaintiff in one of these putative class action lawsuits filed an amended complaint, which added a description of the ExxonMobil entities; the remaining allegations were similar to those asserted in the previously filed complaints. On February 5, 2010, plaintiffs filed an amended class action complaint challenging the proposed merger. The amended complaint realleges the fiduciary duty allegations in the earlier-filed complaints and further alleges that the XTO Energy board of directors, aided and abetted by ExxonMobil and Merger Sub, filed with the SEC, on February 1, 2010, a preliminary proxy statement/prospectus that is materially misleading or omissive.

On February 8, 2010, plaintiffs in these putative class action lawsuits moved to expedite discovery proceedings.

On February 11, 2010, a non-class shareholder complaint on behalf of several purported holders of XTO Energy common stock was filed in the United States District Court for the Northern District of Texas challenging the proposed merger. The complaint was filed on behalf of seven of the nine plaintiffs who had filed notices of non-suits in the action pending in Texas state court after their counsel was not selected interim class counsel. The complaint generally alleges, among other things, that the XTO Energy board of directors and ExxonMobil have violated sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 promulgated thereunder in connection with the February 1, 2010 filing of the preliminary proxy statement/prospectus with the SEC. The complaint alleges that the preliminary proxy statement/prospectus is materially misleading or omissive. The complaint generally seeks, among other things, injunctive relief prohibiting the defendants from consummating the merger unless and until they comply with sections 14(a) and 20(a) of the Exchange Act.

On February 24, 2010, the plaintiffs in the non-class shareholder action moved to expedite discovery proceedings and for a preliminary injunction.

On February 25, 2010, the district court entered orders consolidating the three cases filed in the United States District Court for the Northern District of Texas and setting a schedule for certain motion practice.

On March 1, 2010, XTO Energy and the individual members of the XTO Energy board of directors moved to dismiss or stay the lawsuits pending in the United States District Court for the Northern District of Texas, opposed plaintiffs’ motion to expedite discovery proceedings and moved to stay discovery pending resolution of threshold issues. ExxonMobil and Merger Sub joined in these motions. Plaintiffs have opposed the motion to stay the proceedings.

On March 2, 2010, the plaintiffs in the putative class actions moved for a preliminary injunction. Defendants have opposed this motion.

On March 5, 2010, XTO Energy and the individual members of the XTO Energy board of directors moved to dismiss the putative class actions for lack of subject-matter jurisdiction and for failure to state a claim for relief. ExxonMobil and Merger Sub joined in this motion and separately moved to dismiss the complaints for failure to state a claim for relief related to the aiding and abetting allegations against ExxonMobil and Merger Sub.

On March 22, 2010, XTO Energy and the individual members of the XTO Energy board of directors moved to dismiss the non-class shareholder action for failure to state a claim. ExxonMobil and Merger Sub joined this motion and separately moved to dismiss the complaint for failure to state a claim relating to the allegations against ExxonMobil and Merger Sub. Plaintiffs have opposed these motions.

On April 8, 2010, the United States District Court for the Northern District of Texas granted the defendants’ motion to dismiss the putative class actions for lack of subject-matter jurisdiction and denied the defendants’ motion to stay or dismiss the non-class shareholder action in deference to the proceedings in Texas state court and Delaware Chancery Court.

On April 15, 2010, plaintiffs in the putative class action lawsuits filed a second amended class action complaint challenging the proposed merger and attempting to re-allege subject-matter jurisdiction. The second amended class action complaint reiterates the allegations in the earlier-filed class action complaints and further alleges that Amendment No. 1 to the preliminary proxy statement/prospectus, filed by ExxonMobil on March 24, 2010, is materially misleading or omissive. On April 19, 2010, the United States District Court for the Northern District of Texas entered an order striking and un-filing the second amended class action complaint for failure to seek leave of the court.

On April 21, 2010, the parties entered into a Stipulation and Agreement of Compromise, Settlement and Release, which, if finally approved, will resolve the consolidated class action and the non-class action pending in the United States District Court for the Northern District of Texas (as well as the other stockholder litigation challenging the proposed merger). The terms and conditions of the proposed settlement are described more fully below under “—Settlement of Stockholder Litigation.”

Settlement of Stockholder Litigation

On April 21, 2010, the parties to the consolidated class action pending in the District Court of Tarrant County, Texas, as well as the parties to the two actions filed in the Court of Chancery of the State of Delaware and to the three actions filed in the United States District Court for the Northern District of Texas, entered into a Stipulation and Agreement of Compromise, Settlement and Release, which is referred to in this proxy statement/prospectus as the settlement stipulation, to resolve all of these actions.

Pursuant to the settlement stipulation, and in exchange for the releases described below, defendants have taken and will take the following actions:

•

ExxonMobil and XTO Energy have included co-lead plaintiffs’ counsel in the disclosure process, and ExxonMobil and XTO Energy have made certain supplemental disclosures that addressed issues identified by plaintiffs, which disclosures included, but were not limited to: additional information concerning the background of the negotiations leading up to the merger and the merger agreement; the business reasons for the merger; the potential strategic alternatives available to XTO Energy and considered by the XTO Energy board of directors and its advisors; the respective roles played by XTO Energy’s financial advisors; prior services performed by XTO Energy’s financial advisors for ExxonMobil; the amendment of the employment agreement between XTO Energy and

Bob R. Simpson, XTO Energy’s Chairman of the Board and Founder; and financial projections, data, inputs, methodologies and analyses underlying the financial valuation work performed by Barclays Capital as financial advisor to XTO Energy in the proposed merger; and

•

at co-lead plaintiffs’ counsels’ request, XTO Energy’s management provided Barclays Capital with documents (identified by co-lead plaintiffs’ counsel) reflecting certain XTO Energy financial data, including certain forward looking XTO Energy financial data covering limited periods and certain historical data prepared by the management of XTO Energy prior to December 13, 2009 (the date on which the merger agreement was entered into) and produced by XTO Energy in discovery in the stockholder litigation. Barclays Capital reviewed these materials and provided a letter to the XTO Energy board of directors, dated May 19, 2010, which confirmed that, based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its written opinion (which is attached as Annex B to this proxy statement/prospectus and summarized under “—Opinion of XTO Energy’s Financial Advisor” beginning on page 60 of this proxy statement/prospectus), Barclays Capital was of the view as of May 19, 2010 that consideration of such XTO Energy financial data set forth in such documents would not have changed the opinion set forth in, or altered in any material respect the results of the analyses performed by Barclays Capital in rendering the opinion set forth in, Barclays Capital’s written opinion as of the date it was delivered. The full text of Barclays Capital’s letter to the XTO Energy board of directors, dated May 19, 2010, is attached as Annex C to this proxy statement/prospectus. The additional XTO Energy financial data reviewed by Barclays Capital consisted of certain XTO Energy quarterly operating statistics and preliminary estimates for the then-current fiscal year 2009, summary information regarding XTO Energy’s 2010 capital budget and limited estimated financial data covering 2010 and 2011 that was prepared by XTO Energy management as part of its regular internal business planning process, information prepared for ratings agency presentations and other publicly available financial data prepared by third parties. Barclays Capital did not review any other information or materials or perform any other analysis in connection with this request and XTO Energy did not request that Barclays Capital deliver, nor did Barclays Capital deliver, a further fairness opinion in connection with this request. Neither Barclays Capital nor ExxonMobil were provided with this additional XTO Energy financial data prior to the entry into the merger agreement.

Pursuant to the settlement stipulation, the consolidated class action pending in the District Court of Tarrant County, Texas will be dismissed with prejudice on the merits, the plaintiffs in the actions filed in the Court of Chancery of the State of Delaware and in the United States District Court for the Northern District of Texas will voluntarily dismiss those actions with prejudice, and all defendants will be released from any and all claims relating to, among other things, the merger, the merger agreement and any disclosures made in connection therewith. The settlement stipulation is subject to customary conditions, including the consummation of the merger, completion of certain confirmatory discovery, class certification and final approval by the District Court of Tarrant County, Texas, following notice to the stockholders of XTO Energy. On April 22, 2010, the District Court of Tarrant County, Texas entered an order preliminarily approving the proposed settlement and setting forth the schedule and procedures for notice to the stockholders of XTO Energy and the court’s final review of the settlement. The District Court of Tarrant County, Texas scheduled a hearing for October 1, 2010 at 1:00 p.m. Central Time, at which the court will consider the fairness, reasonableness and adequacy of the settlement.

The settlement will not affect the form or amount of consideration to be received by XTO Energy stockholders in the merger.

The defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events and transactions complained of in the aforementioned litigations or that they have engaged in any wrongdoing. The defendants have entered into the settlement stipulation to eliminate the uncertainty, burden, risk, expense and distraction of further litigation. The foregoing description of the settlement stipulation does not purport to be complete, and a copy of the settlement stipulation has been attached as an exhibit to the registration statement on Form S-4 filed with the SEC of which this proxy statement/prospectus forms a part.

Congressional Subcommittee Hearing

On January 20, 2010, Rex W. Tillerson, Chairman of the Board and Chief Executive Officer of ExxonMobil, and Bob R. Simpson, Chairman of the Board and Founder of XTO Energy, each appeared in Washington, D.C. before the House of Representatives of the United States Congress, Committee on Energy and Commerce, Subcommittee on Energy and Environment, at the request of the chairman of the subcommittee, to testify at a hearing entitled “The ExxonMobil-XTO Merger: Impacts on U.S. Energy Markets.” The hearing reviewed the proposed merger.

Since then, the Subcommittee has submitted a small number of additional written questions to ExxonMobil, for its response, that generally relate to post-merger integration, regulatory and tax policies with respect to the development of natural gas resources and the cost of state regulation of hydraulic fracturing. The Subcommittee has also submitted a small number of additional written questions to XTO Energy, for its response, that generally relate to post-merger integration, the cost of state regulation of hydraulic fracturing, the use of long-term natural gas contracts, commodity price hedging and post-merger employee retention and job creation.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about ExxonMobil, XTO Energy or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement are made by ExxonMobil, XTO Energy and Merger Sub only for the purposes of the merger agreement and were qualified and subject to certain limitations and exceptions agreed to by ExxonMobil, XTO Energy and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement/prospectus.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of ExxonMobil, XTO Energy or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for a transaction in which Merger Sub will merge with and into XTO Energy. XTO Energy will be the surviving corporation in the merger and will, following completion of the merger, be a wholly owned subsidiary of ExxonMobil. After completion of the merger, the certificate of incorporation and bylaws of Merger Sub in effect as of the effective time of the merger will be the certificate of incorporation and bylaws, respectively, of the surviving corporation, in each case until amended in accordance with applicable law. After completion of the merger, the directors of Merger Sub and the officers of XTO Energy will be the directors and officers of the surviving corporation until their successors are duly elected or appointed and qualified in accordance with Merger Sub’s bylaws and applicable law.

Closing and Effective Time of the Merger

The merger will become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by XTO Energy and ExxonMobil and specified in the certificate of merger). Unless another date and time are agreed by ExxonMobil and XTO Energy, the closing will occur as soon as possible, but no later than two business days following satisfaction or, to the extent permitted under applicable law, waiver, of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the time of closing) described under “—Conditions to the Completion of the Merger” beginning on page 89 of this proxy statement/prospectus.

As of the date of this proxy statement/prospectus, the merger is expected to be completed in the second quarter of 2010. However, completion of the merger is subject to the satisfaction (or waiver, to the extent permissible) of conditions to the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before September 15, 2010 (which date may be automatically extended under certain circumstances to December 31, 2010), either ExxonMobil or XTO Energy may terminate the merger agreement, unless the failure to complete the merger by that date is due to a breach of the merger agreement by the party seeking to terminate the merger agreement. See “—Conditions to the Completion of the Merger” and “—Termination of the Merger Agreement” beginning on pages 89 and 100, respectively, of this proxy statement/prospectus.

Merger Consideration

At the effective time of the merger, each share of XTO Energy common stock outstanding immediately prior to the effective time not held by XTO Energy as treasury stock or by ExxonMobil will be converted into the right to receive 0.7098 of a share of ExxonMobil common stock and the cash payable in lieu of any fractional shares as described under “—Fractional Shares” beginning on page 86 of this proxy statement/prospectus. Each share of XTO Energy common stock held by XTO Energy as treasury stock or by ExxonMobil immediately prior to the effective time of the merger will be canceled, and no payment will be made with respect thereto.

If, between the date of the merger agreement and the effective time, the outstanding shares of capital stock of XTO Energy or ExxonMobil are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event (excluding any change resulting from exercise of warrants, options or other equity awards to purchase shares of ExxonMobil or XTO Energy common stock or the grant of stock-based compensation to directors or employees of ExxonMobil or (other than any such grants not made in accordance with the terms of the merger agreement) XTO Energy under ExxonMobil or XTO Energy’s stock option or compensation plans or arrangements), appropriate adjustments will be made to the merger consideration and any other amounts payable pursuant to the merger agreement.

Fractional Shares

No fractional shares of ExxonMobil common stock will be issued to any holder of XTO Energy common stock upon completion of the merger. All fractional shares of ExxonMobil common stock that a holder of XTO Energy common stock would otherwise be entitled to receive as a result of the merger will be aggregated and if a fractional share results from that aggregation, the holder will receive cash in an amount equal to that fraction multiplied by the closing price of ExxonMobil common stock on the New York Stock Exchange on the trading day immediately preceding the effective time of the merger. No interest will be paid or accrued on cash payable in lieu of fractional shares of ExxonMobil common stock.

Procedures for Surrendering XTO Energy Stock Certificates

The conversion of XTO Energy common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to completion of the merger, ExxonMobil will appoint an exchange agent reasonably acceptable to XTO Energy to handle the exchange of XTO Energy stock certificates in the merger for ExxonMobil common stock and the payment of cash for fractional shares of ExxonMobil common stock. At or prior to the effective time of the merger, ExxonMobil will deposit or make available the merger consideration payable in respect of XTO Energy common stock. Within ten days following the effective time of the merger, the exchange agent will send a letter of transmittal to each person who is a record holder of XTO Energy common stock at the effective time of the merger for use in the exchange and instructions explaining how to surrender XTO Energy stock certificates to the exchange agent.

XTO Energy stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of ExxonMobil common stock into which the shares of XTO Energy common stock were converted in the merger. Such shares of ExxonMobil common stock will be delivered to XTO Energy stockholders in book-entry form through the Direct Registration System maintained by ExxonMobil’s transfer agent, unless an XTO Energy stockholder specifically requests a physical certificate. After the effective date of the merger, each certificate that previously represented shares of XTO Energy common stock will only represent the right to receive the shares of ExxonMobil common stock (and cash in lieu of fractions thereof) into which those shares of XTO Energy common stock have been converted.

Neither ExxonMobil nor XTO Energy will be responsible for transfer or other similar taxes and fees incurred by holders of XTO Energy common stock in connection with the merger and thus such taxes and fees, if any, will be the sole responsibility of such holder. In addition, if there is a transfer of ownership of XTO Energy common stock that is not registered in XTO Energy’s transfer agent’s records, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must satisfy the exchange agent that any such transfer or other taxes required by reason of the payment of the merger consideration to such other person have been paid or that no payment of such taxes is necessary.

After the completion of the merger, ExxonMobil will not pay dividends with a record date after the effective time of the merger to any holder of any XTO Energy stock certificates until the holder surrenders the XTO Energy stock certificates. However, once those certificates are surrendered, ExxonMobil will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those XTO Energy shares have been converted.

Treatment of XTO Energy Equity Awards

XTO Energy Stock Options

Upon completion of the merger, each option to purchase shares of XTO Energy common stock granted under XTO Energy’s equity compensation plans outstanding immediately prior to the completion of the merger will be converted into an option to acquire a number of shares of ExxonMobil common stock (rounded down to the nearest whole share) equal to the product of (a) the number of shares of XTO Energy common stock subject to the XTO Energy option immediately prior to the completion of the merger multiplied by (b) the exchange ratio in the merger. The exercise price per share of ExxonMobil common stock subject to a converted option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (1) the exercise price per share of XTO Energy common stock subject to the XTO Energy option immediately prior to the completion of the merger divided by (2) the exchange ratio in the merger. Under the terms of certain of the XTO Energy stock options, the vesting of the options is contingent upon the attainment of specified per share stock price thresholds for the XTO Energy common stock ranging from $50 to $90 per share. To the extent that these vesting targets have not been achieved before the completion of the merger, the vesting condition will be adjusted based on the exchange ratio by dividing the applicable XTO Energy share price target by the 0.7098 merger exchange ratio (and rounding the adjusted amount up to the nearest whole cent). For example, an XTO Energy option for which the vesting was conditioned upon attainment of a trading price of $50 per share of XTO Energy common stock will be converted into an option on ExxonMobil common stock that will vest upon the attainment of a trading price of $70.45 per share of ExxonMobil common stock ($50 divided by the 0.7098 merger exchange ratio equals $70.45). Otherwise, each converted option will remain subject to the same terms and conditions (including vesting terms) as were applicable to the XTO Energy option immediately prior to the completion of the merger, except for those converted options held by Bob R.

Simpson, Keith A. Hutton, Vaughn O. Vennerberg, II, Louis G. Baldwin and Timothy L. Petrus. See “Interests of Certain Persons in the Merger—XTO Energy Named Executive Officers—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 104 of this proxy statement/prospectus for a discussion of the terms and conditions applicable to converted options held by Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus. Employees terminating employment at or within a stated period after the completion of the merger for reasons other than for cause or voluntary resignation without good reason (as defined in the applicable plans and arrangements) will have their option vesting accelerated upon such termination.

XTO Energy Restricted Stock and Performance Shares

Upon completion of the merger, each restricted stock award or performance share award (which represents a share of XTO Energy common stock subject to vesting and forfeiture) granted under XTO Energy’s equity compensation plans outstanding immediately prior to the completion of the merger will be converted into a restricted stock award or performance share award, as applicable, relating to a number of shares of ExxonMobil common stock based on the exchange ratio in the merger (rounded down to the nearest whole share). Vesting of the XTO Energy performance shares is contingent upon the attainment of specified per share stock price thresholds for the XTO Energy common stock ranging from $50 to $85 per share. To the extent that these vesting targets have not been achieved before the completion of the merger, the vesting condition will be adjusted based on the exchange ratio by dividing the applicable XTO Energy share price target by the 0.7098 merger exchange ratio (and rounding the adjusted amount up to the nearest whole cent). For example, an XTO Energy performance share for which the vesting was conditioned upon attainment of a trading price of $50 per share of XTO Energy common stock will be converted into a performance share of ExxonMobil common stock that will vest upon the attainment of a trading price of $70.45 per share of ExxonMobil common stock ($50 divided by the 0.7098 merger exchange ratio equals $70.45). Otherwise, each converted restricted stock award or performance share award will remain subject to the same terms, restrictions and vesting schedules as were applicable to the XTO Energy restricted stock award or performance share award prior to the completion of the merger (with any vesting conditions contingent on the achievement of specified XTO Energy stock targets adjusted based on the exchange ratio in the merger, rounded up to the nearest whole cent), except for those performance share awards granted to Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus prior to November 2009, performance share awards granted to certain employees (including the executive officers, other than Mr. Simpson) in November 2009 and performance share awards granted to Mr. Simpson in January 2010 pursuant to the terms of his existing employment agreement. Performance share awards granted to Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus prior to November 2009 and to Mr. Simpson in January 2010 will become fully vested upon completion of the merger. Performance share awards granted to Messrs. Hutton, Vennerberg, Baldwin and Petrus in November 2009 will be converted into time-based restricted shares of ExxonMobil common stock, based on the exchange ratio. See “Interests of Certain Persons in the Merger—XTO Energy Named Executive Officers—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 104 of this proxy statement/prospectus for a discussion of the terms, restrictions and vesting schedules applicable to converted performance share awards held by Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus and “Interests of Certain Persons in the Merger—Other Executive Officers of XTO Energy—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 109 of this proxy statement/prospectus for a discussion of the terms, restrictions and vesting schedules applicable to performance share awards held by other executive officers of XTO Energy. Employees terminating employment at or within a stated period after the completion of the merger for reasons other than for cause or voluntary resignation without good reason (as defined in the applicable plans and arrangements) will have vesting of their restricted stock and performance stock awards accelerated upon such termination.

Treatment of XTO Energy Warrants

In accordance with the terms of the merger agreement, warrants to purchase XTO Energy common stock will be converted into converted warrants to purchase ExxonMobil common stock having the same contractual terms and conditions as were in effect immediately prior to the effective time of the merger. The number of shares of ExxonMobil common stock subject to each converted warrant will equal (rounded down to the nearest whole share) the product of (i) the number of shares of XTO Energy common stock subject to the XTO Energy warrant immediately prior to the effective time of the merger multiplied by (ii) the exchange ratio in the merger. The exercise price per share of ExxonMobil common stock subject to a converted warrant will be an amount (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of XTO Energy common stock subject to the XTO Energy warrant immediately prior to the effective time of the merger divided by (ii) the exchange ratio in the merger. All warrants to purchase XTO Energy common stock will expire on April  1, 2010 pursuant to their terms.

Listing of ExxonMobil Stock and Delisting and Deregistration of XTO Energy Stock

The merger agreement obligates ExxonMobil to use reasonable best efforts to have the shares of ExxonMobil common stock to be issued in connection with the merger approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger. Approval for listing on the New York Stock Exchange of the shares of ExxonMobil common stock issuable to the XTO Energy stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of ExxonMobil and XTO Energy to complete the merger. Upon completion of the merger, XTO Energy common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Conditions to the Completion of the Merger

Mutual Closing Conditions. The obligation of each of ExxonMobil, XTO Energy and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of XTO Energy common stock in accordance with Delaware General Corporation Law;

•	absence of any applicable law being in effect that prohibits completion of the merger;

•

expiration or termination of any applicable waiting period (or extensions thereof) relating to the merger under the HSR Act and the expiration of the applicable waiting period relating to the merger under the Dutch Competition Act or receipt of an approval of the Dutch Competition Authority allowing the parties to complete the merger;

•

all other consents and approvals of (or the making of all other filings or registrations with) any governmental authority required in connection with the execution, delivery and performance of the merger agreement having been made or obtained, except for (i) filings to be made after the effective time of the merger and (ii) any consents, approvals, filings or registrations the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on XTO Energy or ExxonMobil;

•

effectiveness of the registration statement for the ExxonMobil common stock being issued in the merger (of which this proxy statement/prospectus forms a part) and the absence of any stop order suspending such effectiveness or any proceedings for such purpose pending by the SEC;

•	approval for the listing on the New York Stock Exchange of the shares of ExxonMobil common stock to be issued in the merger, subject to official notice of issuance;

•

the accuracy in all material respects as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by the other party regarding, among other matters, corporate existence, corporate authority relative to the merger agreement and related transactions, including the merger, such party’s capital structure, fees payable to financial advisors in connection with the merger, the inapplicability of certain antitakeover laws and, with respect to XTO Energy, the required vote of the XTO Energy stockholders, and with respect to ExxonMobil, that approval of the ExxonMobil shareholders is not required;

•

the accuracy of all other representations and warranties made in the merger agreement by the other party (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the effective time of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party;

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to the effective time of the merger;

•

delivery of opinions of ExxonMobil’s counsel, in the case of ExxonMobil, and XTO Energy’s counsel, in the case of XTO Energy, that the merger will qualify as a reorganization for U.S. federal income tax purposes; and

•

the absence of the occurrence and continuation of any event, occurrence, development or state of circumstances or facts from the date of the merger agreement to the effective time of the merger which, individually or in the aggregate, has had a material adverse effect on the other party.

Additional Closing Conditions for ExxonMobil’s and Merger Sub’s Benefit. In addition, the obligation of ExxonMobil and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	absence of any pending action or proceeding by any governmental authority that:

•	challenges or seeks to make illegal, delay materially or otherwise directly or indirectly prohibit the completion of the merger;

•

seeks to prohibit ExxonMobil’s or Merger Sub’s ability effectively to exercise full rights of ownership of XTO Energy’s common stock, including the right to vote any shares of XTO Energy common stock acquired or owned by ExxonMobil or Merger Sub following the effective time of the merger on all matters properly presented to XTO Energy’s stockholders; or

•

seeks to compel ExxonMobil, XTO Energy or any of their respective subsidiaries to take any action described under “—Reasonable Best Efforts Covenant” beginning on page 97 of this proxy statement/prospectus that is not required to be effected pursuant to the terms of the merger agreement; and

•

absence of any applicable law that is enacted, enforced, promulgated or issued after the date of the merger agreement by any governmental authority, other than the applicable waiting period provisions of the HSR Act and any applicable provisions of any foreign antitrust laws, that would reasonably be likely to result in any of the consequences referred to in the preceding three sub-bullet points.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by both ExxonMobil and XTO Energy that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, a “material adverse effect”). See also “—Definition of ‘Material Adverse Effect’” beginning on page 91 of this proxy statement/prospectus. The representations and warranties in the merger agreement relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and validity of the merger agreement;

•	governmental and third-party consents necessary to complete the merger;

•

absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the execution, delivery or performance of the merger agreement and completion of the merger;

•	capital structure;

•	subsidiaries;

•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act;

•	financial statements;

•	disclosure documents to be filed with the SEC in connection with the merger;

•

absence of certain changes since September 30, 2009 through the date of the merger agreement, including changes that have had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect;

•	absence of undisclosed material liabilities;

•	compliance with laws and court orders;

•	litigation;

•	tax matters;

•	fees payable to financial advisors in connection with the merger; and

•	no representations other than those contained in the merger agreement.

XTO Energy also makes representations and warranties relating to, among other things, regulatory matters, reserve reports, derivatives, properties, intellectual property, employees and employee benefit matters, labor, environmental matters, material contracts, inapplicability of anti-takeover statutes and the receipt of a fairness opinion from one of its financial advisors.

ExxonMobil also makes representations and warranties relating to, among other things, its lack of ownership of shares of XTO Energy common stock (other than shares held by employee benefit plans of ExxonMobil), actions triggering applicability of anti-takeover statutes and certain ExxonMobil employee benefit plans.

The representations and warranties in the merger agreement do not survive after the effective time of the merger.

See “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” on page 85 of this proxy statement/prospectus.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by “material adverse effect.” In addition, there are separate standalone conditions to completion of the merger relating to the absence of any event, occurrence, development or state of circumstances or facts from the date of the merger agreement to the effective time of the merger which, individually or in the aggregate, has had a material adverse effect on the other party.

For purposes of the merger agreement, “material adverse effect” means, with respect to ExxonMobil or XTO Energy, as the case may be, a material adverse effect on the financial condition, business, assets or results of operations of such party and its subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to:

(a)	changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world;

(b)	other than with respect to changes to applicable laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a material adverse effect), changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices);

(c)	other than with respect to changes to applicable laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a material adverse effect), any change in applicable law or the interpretation thereof or generally accepted accounting principles in the United States or the interpretation thereof;

(d)	the negotiation, execution, announcement or consummation of the transactions contemplated by the merger agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom;

(e)	acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters;

(f)	any failure by such party or any of its subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (however, the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect);

(g)	any change in the price of such party’s stock on the New York Stock Exchange (however, the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of the other party’s common stock) that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

(h)	compliance with the terms of, or the taking of any action required by, the merger agreement;

except to the extent such effects in the cases of clauses (a), (b), (c) and (e) above materially and disproportionately effect such party and its subsidiaries relative to other participants in the industry or industries in which such party and its subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a material adverse effect has occurred).

Conduct of Business Pending the Merger

Each of ExxonMobil and XTO Energy has undertaken a separate covenant that places restrictions on it and its subsidiaries until either the effective time of the merger or the termination of the merger agreement pursuant to its terms.

In general, except as expressly contemplated or permitted by the merger agreement, required by applicable law or with ExxonMobil’s written approval (which will not be unreasonably withheld, conditioned or delayed), XTO Energy and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and, to the extent consistent therewith, to use their commercially reasonable efforts to preserve intact their present business organizations, to maintain in effect all of their material licenses, permits, consents, franchises, approvals and authorizations, to keep available the services of their directors, officers and key employees, to maintain material leases and personal property and to maintain existing relationships with material customers, lenders, suppliers and others having material business relationships with XTO Energy and its subsidiaries and with governmental authorities with jurisdiction over oil and gas-related matters. Without limiting the generality of the foregoing, XTO Energy has also agreed to certain restrictions on XTO Energy’s and its subsidiaries’ activities that are subject to exceptions described in the merger agreement, including restrictions on, among other things:

•	amending its organizational documents;

•

splitting, combining or reclassifying its capital stock, declaring, setting aside or paying any dividend or repurchasing any shares of XTO Energy capital stock (subject to certain exceptions, including the declaration of regular quarterly cash dividends with customary record and payment dates not in excess of $0.125 per share per quarter);

•

subject to certain exceptions, including the issuance of XTO Energy shares of its common stock upon the exercise of options or warrants outstanding on the date of the merger agreement, and issuances of shares of an XTO Energy subsidiary’s capital stock to XTO Energy or another subsidiary, issuing or selling any shares of its capital stock;

•	incurring capital expenditures, except for those previously disclosed to ExxonMobil or not in excess of $300 million in the aggregate;

•	acquiring assets, securities, properties, interests or businesses, subject to certain exceptions, including acquisitions that do not exceed $150 million in the aggregate;

•

selling, leasing, transferring or creating a lien on XTO Energy’s assets, securities, properties, interests or businesses, subject to certain exceptions, including sales pursuant to existing contracts or that do not exceed $50 million individually or $300 million in the aggregate;

•	making or assuming any derivatives, other than in the ordinary course of XTO Energy’s marketing business in accordance with its current policies;

•	subject to certain exceptions, entering into, amending, modifying or terminating material contracts, or waiving, releasing or assigning material rights thereunder;

•	entering into new contracts to sell hydrocarbons other than in the ordinary course of business consistent with past practice, and with a term less than six months;

•	engaging in exploration, development drilling, well completion or other development activities, other than in the ordinary course of business consistent with past practice;

•	creating or incurring any production burden with a cost-free interest in any given year in excess of 30%;

•	subject to certain exceptions, entering into any commitment or agreement to license or purchase seismic data;

•	making loans, advances, capital contributions or investments, other than in the ordinary course of business consistent with past practice and certain other limited exceptions;

•

incurring indebtedness other than in the ordinary course of business consistent with past practice on terms that allow for prepayment at any time without penalty or under XTO Energy’s existing commercial paper programs or revolving credit facilities;

•

subject to certain exceptions, entering into agreements or arrangements that would reasonably be expected to, after the effective time, materially restrict in any material respect XTO Energy, its subsidiaries, the surviving corporation and ExxonMobil from engaging or competing in any material line of business, in any geographical location or with any person;

•

other than as required pursuant to the terms of certain XTO Energy compensation or benefit plans and subject to certain other limited exceptions, (i) entering into or amending agreements providing for compensation or benefits to current or former employees or directors, (ii) adopting or amending compensation or benefit plans for current or former employees or directors, (iii) granting new awards or benefits, other than in connection with promotions or job changes in the ordinary course of business consistent with past practice, (iv) increasing employee compensation other than salary and target bonus increases in connection with promotions in the ordinary course of business consistent with past practice and (v) hiring new employees with an annual rate of pay over $200,000;

•	subject to certain limited exceptions, changing XTO Energy’s methods of accounting;

•

settling, or offering or proposing to settle, (i) any litigation, arbitration, mediation or other proceeding involving XTO Energy or its subsidiaries or any stockholder litigation or dispute against XTO Energy or any of its officers or directors, in either case, where the amount paid in settlement exceeds $5 million or (ii) any litigation or dispute relating to the transactions contemplated in the merger agreement, where the amount paid in settlement exceeds $2 million;

•

knowingly and intentionally taking any action that would reasonably be expected to make any material representation or warranty of XTO Energy inaccurate in any material respect at, or immediately prior to, the effective time;

•	entering into any material new line of business;

•

making or changing any material tax election, changing any annual tax accounting period, adopting or changing any method of tax accounting, filing any material amended tax return or claims for material tax refund, entering into any material closing agreement, surrendering any material tax claim, offset or other reduction in tax liability, or consenting to any extension or waiver of the limitations period applicable to any tax claim or assessment; and

•	authorizing or entering into any agreement to do any of the foregoing.

In general, except as expressly contemplated or permitted by the merger agreement, required by applicable law or with XTO Energy’s written approval (which will not be unreasonably withheld, conditioned or delayed), ExxonMobil and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and to use their commercially reasonable efforts to preserve intact their business organizations and relationships with material third parties. Without limiting the generality of the foregoing, ExxonMobil has also agreed to certain restrictions on ExxonMobil’s and its subsidiaries’ activities that are subject to exceptions described in the merger agreement, including restrictions on, among other things:

•	amending ExxonMobil’s articles of incorporation or bylaws in a manner that would have a material and adverse impact on the value of ExxonMobil common stock;

•	paying extraordinary dividends in respect of ExxonMobil capital stock, or redeeming or repurchasing ExxonMobil capital stock, in a manner inconsistent with past practice;

•

acquiring (or agreeing to acquire) assets utilized in production or transportation of natural gas or more than 50% of the voting interests of any entity that is a going concern if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, interfere with or delay the consummation of the merger and the other transactions contemplated by the merger agreement;

•

knowingly and intentionally taking any action that would reasonably be expected to make any material representation or warranty of ExxonMobil inaccurate in any material respect at, or immediately prior to, the effective time; and

•	authorizing or entering into any agreement to do any of the foregoing.

Obligation of the XTO Energy Board of Directors to Recommend the Merger Agreement and Call a Stockholders’ Meeting

XTO Energy’s board of directors has agreed to call a meeting of its stockholders for the purpose of obtaining the requisite vote of XTO Energy stockholders necessary to adopt the merger agreement. As discussed under “The Merger—XTO Energy Reasons for the Merger; Recommendation of the XTO Energy Board of Directors” beginning on page 55 of this proxy statement/prospectus, XTO Energy’s board of directors has recommended that XTO Energy stockholders vote “FOR” the adoption of the merger agreement. XTO Energy’s board of directors, however, can withdraw, modify or qualify its recommendation in a manner adverse to ExxonMobil or recommend an Acquisition Proposal (as defined below) under certain specified circumstances as discussed under “—No Solicitation by XTO Energy” beginning on page 95 of this proxy statement/prospectus. If XTO Energy’s board of directors so withdraws, modifies or qualifies its recommendation, the merger agreement must nonetheless be submitted to XTO Energy’s stockholders for adoption.

No Solicitation by XTO Energy

Subject to the exceptions described below, XTO Energy has agreed that neither XTO Energy nor any of its subsidiaries will, nor will XTO Energy or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or otherwise knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to XTO Energy or any of its subsidiaries or afford access to the business, properties, assets, books or records of XTO Energy or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to ExxonMobil, its recommendation to XTO Energy stockholders to vote in favor of adoption of the merger agreement or recommend an Acquisition Proposal, which is referred to in this proxy statement/prospectus as an adverse recommendation change, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of XTO Energy or any of its subsidiaries, (v) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the Delaware General Corporation Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement to the extent permitted as described below). However, so long as XTO Energy and its representatives have complied with the foregoing, XTO Energy and its representatives may contact in writing any third party who has made an unsolicited Acquisition Proposal after the date of the merger agreement solely to request the clarification of the terms and conditions of the proposal so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal (as defined below).

However, at any time prior to the adoption of the merger agreement by XTO Energy stockholders:

•

XTO Energy, directly or indirectly through advisors, agents or other intermediaries, may (i) engage or participate in negotiations or discussions with any third party that has made an unsolicited Superior Proposal or an unsolicited Acquisition Proposal that XTO Energy’s board of directors determines in good faith, after consultation with its outside financial and legal advisors, could reasonably be expected to lead to a Superior Proposal by the third party making such Acquisition Proposal, (ii) furnish to such third party and its representatives nonpublic information relating to XTO Energy or any of its subsidiaries and access to the business, properties, assets, books and records of XTO Energy and its subsidiaries pursuant to a customary confidentiality agreement (a copy of which is required to be provided for informational purposes only to ExxonMobil) with such third party with terms no less favorable to XTO Energy than those contained in the confidentiality agreement between XTO Energy and ExxonMobil (except that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such third party from making any Acquisition Proposals, acquiring XTO Energy or taking any other action), provided that all such information (to the extent not previously provided or made available to ExxonMobil) is provided or made available to ExxonMobil prior to or substantially concurrently with the time it is provided to such third party, and (iii) take any action required by applicable law and any action that any court of competent jurisdiction orders XTO Energy to take; and

•	In addition, XTO Energy’s board of directors may make an adverse recommendation change (i) following receipt of an Acquisition Proposal made after the date of the merger agreement that XTO

Energy’s board of directors determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal or (ii) solely in response to an Intervening Event (as defined below).

XTO Energy may only take the actions described in each of the two preceding bullets if XTO Energy’s board of directors determines in good faith by a majority vote, after consultation with its outside legal advisors, that failure to take such action would be inconsistent with its fiduciary duties under Delaware law. XTO Energy’s board of directors cannot take any of the actions described in the two preceding bullets unless XTO Energy has provided ExxonMobil with prior written notice advising ExxonMobil that it intends to take such action, and after taking such action, XTO Energy continues to advise ExxonMobil on a reasonably current basis of the status and terms of any discussions and negotiations with any third party if such action relates to an Acquisition Proposal.

In addition, XTO Energy’s board of directors may not make an adverse recommendation change in response to an Acquisition Proposal as described above, unless (i) XTO Energy promptly notifies ExxonMobil, in writing at least three business days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, and (ii) ExxonMobil does not make, within three business days after its receipt of that written notification, an offer that XTO Energy’s board of directors determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to XTO Energy’s stockholders as such Acquisition Proposal. Any amendment to the financial terms or other material terms of such Acquisition Proposal requires a new written notification from XTO Energy and commences a new three-business-day period under the preceding sentence. XTO Energy’s board of directors may not make an adverse recommendation change in response to an Intervening Event as described above, unless (i) XTO Energy has provided ExxonMobil with written information describing the Intervening Event in reasonable detail promptly after becoming aware of it, or becoming aware of or understanding the magnitude or material consequences of it, as applicable, and keeps ExxonMobil reasonably informed of material developments with respect to such Intervening Event, (ii) XTO Energy has provided ExxonMobil at least three business days prior written notice advising ExxonMobil of its intention to make an adverse recommendation change with respect to such Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by XTO Energy’s board of directors that an Intervening Event has occurred and its need to make an adverse recommendation change in light of the Intervening Event and (iii) ExxonMobil does not make, within three business days after its receipt of that written notification, an offer XTO Energy’s board of directors determines, in good faith, after consultation with its outside financial and legal advisors, would obviate the need for an adverse recommendation change in light of the Intervening Event. During any three-business-day period prior to its effecting an adverse recommendation change described above, XTO Energy and its representatives must negotiate in good faith with ExxonMobil and its representatives regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by ExxonMobil.

“Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of more than 30% of the consolidated assets of XTO Energy or any of its subsidiaries or more than 30% or more of any class of equity or voting securities of XTO Energy or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of XTO Energy, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning more than 30% of any class of equity or voting securities of XTO Energy or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of XTO Energy or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving XTO Energy or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of XTO Energy.

“Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of circumstances) not related to an Acquisition Proposal that was not known to XTO Energy’s board of directors on the date of the merger agreement (or if known, the magnitude or material consequences of which were not known to or understood by XTO Energy’s board of directors as of that date).

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of XTO Energy common stock or all or substantially all of the consolidated assets of XTO Energy and its subsidiaries which XTO Energy’s board of directors determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal, including the expected timing and likelihood of consummation, any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and would reasonably be expected to provide greater value to XTO Energy’s stockholders (other than ExxonMobil and any of its affiliates) than as provided under the merger agreement (taking into account any binding proposal by ExxonMobil to amend the terms of the merger agreement pursuant to the merger agreement), which XTO Energy’s board of directors determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by XTO Energy’s board of directors.

XTO Energy has agreed to terminate any discussions or negotiations with any third parties conducted prior to the date that it entered into the merger agreement with respect to any Acquisition Proposal.

ExxonMobil’s Covenant to Vote

ExxonMobil has agreed to vote all shares of XTO Energy common stock beneficially owned by it or any of its subsidiaries in favor of adoption of the merger agreement at the special meeting.

Reasonable Best Efforts Covenant

ExxonMobil and XTO Energy have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to complete the transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all necessary governmental or third-party filings, notices and other documents and obtaining and maintaining all required approvals, consents and authorizations necessary, proper or advisable to consummate the merger. However, ExxonMobil is not required (and without ExxonMobil’s prior written consent, XTO Energy is not permitted) (i) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any governmental authority in connection with the transactions contemplated by the merger agreement or (i) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of their respective subsidiaries or any of their respective affiliates’ businesses, assets or properties, except to the extent such action or actions (of the types described in clauses (i) and (ii) above) would not reasonably be expected to, individually or in the aggregate, restrict, in any material respect, or otherwise negatively and materially impact the natural gas (including natural gas liquids) exploration, production and sales businesses of XTO Energy and its subsidiaries, taken as a whole, or the natural gas (including natural gas liquids) exploration, production and sales businesses of ExxonMobil and its subsidiaries, taken as a whole.

Proxy Statement and Registration Statement Covenant

XTO Energy and ExxonMobil have agreed to prepare and file a proxy statement and a registration statement with the SEC in connection with the merger. XTO Energy and ExxonMobil will use their reasonable best efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended, which is referred to in this proxy statement/prospectus as the Securities Act, as soon after such filing as practicable, and to keep the registration statement effective as long as is necessary to consummate the merger. XTO Energy will use its reasonable best efforts to cause the proxy statement to be mailed to its stockholders as promptly as practicable after the registration statement is declared effective, and, except to the extent that the XTO Energy board of directors makes an adverse recommendation change as described under “—No Solicitation by XTO Energy” beginning on page 95 of this proxy statement/prospectus, such proxy statement will contain the recommendation of XTO Energy’s board of directors that XTO Energy stockholders vote in favor of adoption of the merger agreement.

Indemnification and Insurance

The merger agreement provides that, for six years following the effective time of the merger, XTO Energy (as the surviving corporation in the merger) will (and ExxonMobil will cause XTO Energy to) indemnify and hold harmless, and provide advancement of expenses to, each present and former officer and director of XTO Energy and its subsidiaries in respect of (i) acts or omissions occurring at or prior to the effective time, (ii) the fact that such person was a director or officer (or is or was serving at the request of XTO Energy or any of its subsidiaries as a director or officer of another entity prior to the effective time of the merger) and (iii) the merger agreement and the transactions contemplated thereby, in each case, to the fullest extent permitted by Delaware law or any other applicable law or provided under XTO Energy’s or its subsidiaries’ organizational documents. ExxonMobil has agreed to guarantee XTO Energy’s payment and performance obligations with respect to the foregoing.

ExxonMobil has agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect provisions in the surviving corporation’s certificate of incorporation and bylaws regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses with respect to matters existing or occurring at or prior to the effective time that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement in XTO Energy’s restated certificate of incorporation and amended and restated bylaws.

ExxonMobil has also agreed to procure, for each person currently covered by XTO Energy’s officers’ and directors’ liability insurance policy, the provision of officers’ and directors’ liability insurance with respect to matters existing or occurring prior to the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the transactions contemplated by the merger agreement) on terms with respect to coverage and in amounts no less favorable than those of XTO Energy’s policy in effect on the date of the merger agreement from an insurance carrier with the same or better rating as XTO Energy’s current insurance carrier. Such insurance policy will be underwritten by Ancon Insurance Company, Inc., a wholly owned subsidiary of ExxonMobil, which is referred to in this proxy statement/prospectus as Ancon, so long as at the time of underwriting such policy, Ancon has the same or better rating as XTO Energy’s current insurance carrier. However, ExxonMobil is not required to expend annually in excess of 300% of the annual premiums paid by XTO Energy and its subsidiaries on the date of the merger agreement for such coverage; and, to the extent that the annual premiums of such coverage exceed that amount, ExxonMobil is required to obtain coverage that is then available for 300% of such annual premium.

In lieu of ExxonMobil providing the insurance coverage described in the preceding paragraph, prior to the effective time of the merger, XTO Energy may obtain a fully prepaid “tail” insurance policy with a claims period of six years after the effective time of the merger from Ancon (or if Ancon does not have, at the time of underwriting such policy, the same or better rating as XTO Energy’s current insurance carrier, any other insurance carrier with the same or better rating as XTO Energy’s current insurance carrier) in respect of matters existing or occurring prior to the effective time of the merger (including with respect to acts or omissions occurring in connection with the merger agreement and the transactions contemplated by the merger agreement) covering each person currently covered by XTO Energy’s officers’ and directors’ liability insurance policy, on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date of the merger agreement. However, if the aggregate annual premiums for such “tail” policy exceeds 300% of the annual premiums paid by XTO Energy and its subsidiaries on the date of the merger agreement for such coverage, then XTO Energy may only procure the maximum amount of coverage that is then available for 300% of such annual premium.

Employee Matters

Compensation. For one year following the effective time of the merger, ExxonMobil will provide to employees of XTO Energy or any of its subsidiaries as of the effective time of the merger who continue employment with XTO Energy (as the surviving corporation in the merger) or any of its affiliates, who are referred to in this proxy statement/prospectus as continuing employees:

•	base salaries that are not less than the salaries provided to such employees by XTO Energy and its subsidiaries, as in effect on December 1, 2009;

•

except with respect to certain more senior level continuing employees, annual or semi-annual, as applicable, cash bonuses that are not less than the annual or semi-annual, as applicable, cash bonuses provided to such employees by XTO Energy and its subsidiaries on December 1, 2009; and

•

benefits (other than equity-based compensation and certain other excepted benefits) that (i) to the extent provided under any employee benefit plan maintained by XTO Energy, are substantially comparable in the aggregate to the benefits provided by XTO Energy and its subsidiaries under that plan immediately prior to the effective time of the merger and (ii) to the extent provided under any employee benefit plan maintained by ExxonMobil, are substantially comparable in the aggregate to the benefits provided to similarly-situated ExxonMobil employees under that plan. ExxonMobil is not required to ensure that the aggregate level of benefits for continuing employees across all benefit plans maintained by XTO Energy or ExxonMobil after the effective time of the merger be substantially comparable to the benefits provided prior to the effective time of the merger under benefit plans maintained by XTO Energy.

Employee Benefit Plans. With respect to each employee benefit plan maintained by ExxonMobil or any of its subsidiaries in which a continuing employee will become a participant, the continuing employee will receive full credit for service with XTO Energy or any of its subsidiaries for purposes of eligibility to participate and vesting, to the same extent that such service was recognized as of the effective time of the merger under a comparable plan of XTO Energy and its subsidiaries in which the continuing employee participated (but not for purposes of benefit accrual under any defined benefit pension plans, special or early retirement programs, window separation programs or similar plans which may be in effect from time to time).

With respect to any welfare plan maintained by ExxonMobil or any of its subsidiaries in which any continuing employee is eligible to participate after the effective time of the merger, ExxonMobil will, or will cause its subsidiaries to, waive all pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods applicable to such employees, except to the extent such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of XTO Energy and its subsidiaries in which the continuing employee participated. If a continuing employee commences participation in any health benefit plan of ExxonMobil or any of its subsidiaries after the commencement of a calendar year, to the extent commercially practicable, ExxonMobil will cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such continuing employee during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such continuing employee commences participation.

ExxonMobil has agreed to, and to cause the surviving corporation in the merger to, (i) enter into and perform under the consulting agreements with XTO Energy’s named executive officers described under “Interests of Certain Persons in the Merger—XTO Energy Named Executive Officers—Consulting Agreements and Amendments to Share Grant Agreements” beginning on page 104 of this proxy statement/prospectus and (ii) continue, in accordance with their respective terms, the Fourth Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan (which will become effective on the day prior to completion of the merger, as described under “Interests of Certain Persons in the Merger—Other Executive

Officers of XTO Energy—Management Severance Plan” beginning on page 109 of this proxy statement/prospectus) and the Fourth Amended and Restated XTO Energy, Inc. Employee Severance Protection Plan (which will become effective on the day prior to completion of the merger).

Under the terms of the merger agreement, none of the matters described under this heading “—Employee Matters” section will (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit ExxonMobil or any of its subsidiaries from amending any employee benefit plan or (iii) confer any rights or benefits on any person other than the parties to the merger agreement.

Continuation of XTO Energy’s Existence

For a period of two years following the effective time of the merger, ExxonMobil has agreed to (i) maintain (or cause to be maintained) the surviving corporation in the merger as a wholly owned subsidiary of ExxonMobil with the name “XTO Energy Inc.” (and ExxonMobil must continue the commercial use of that name) and (ii) maintain and continue (or cause to be maintained and continued) the operations of XTO Energy’s current facilities in Fort Worth, Texas. Furthermore, so long as XTO Energy employees who as of the effective time of the merger work from or are based at such Fort Worth, Texas locations remain employed by ExxonMobil or any of its subsidiaries, ExxonMobil has agreed to retain such employees at their current location for a one-year period following the effective time of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after XTO Energy stockholders have adopted the merger agreement, in any of the following ways:

•	by mutual written consent of ExxonMobil and XTO Energy;

•	by either ExxonMobil or XTO Energy if:

•

the merger has not been consummated on or before September 15, 2010, provided that if certain conditions to the merger related to regulatory matters have not been satisfied and all other conditions to closing have been satisfied or (to the extent permitted by applicable law) waived, then the date will be automatically extended to December 31, 2010, which date (as it may be extended) is referred to in this proxy statement/prospectus as the end date. The right to terminate the merger agreement under this provision is not available to any party whose breach of the merger agreement results in the failure of the merger to occur on or before the end date;

•

any applicable law, order, injunction, judgment, decree, ruling or other similar requirement is in effect that makes completion of the merger illegal or otherwise prohibited, or permanently enjoins XTO Energy or ExxonMobil from consummating the merger and any such applicable law, including an injunction, has become final and non-appealable. A party seeking to terminate the merger agreement under this provision must have fulfilled its obligations described under “—Reasonable Best Efforts Covenant” beginning on page 97 of this proxy statement/prospectus;

•	XTO Energy stockholders fail to adopt the merger agreement at the XTO Energy stockholders’ meeting called for that purpose (or at any adjournment or postponement thereof); or

•

there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and such condition is incapable of being satisfied by the end date; or

•

by ExxonMobil, if (i) XTO Energy’s board of directors makes an adverse recommendation change, (ii) XTO Energy’s board of directors fails to reaffirm its recommendation to XTO Energy stockholders in favor of adoption of the merger agreement within 10 business days after receipt of any written request to do so from ExxonMobil or (iii) prior to the adoption of the merger agreement by XTO Energy’s stockholders, an intentional and material breach (a) by XTO Energy of its obligations described under “—No Solicitation by XTO Energy” beginning on page 95 of this proxy statement/prospectus has occurred that is sanctioned or permitted by XTO Energy or (b) by XTO Energy of its obligations to call and hold a special meeting of its stockholders for purposes of adopting the merger agreement has occurred.

Except as described below under “—Termination Fee Payable by XTO Energy,” beginning on page 101 of this proxy statement/prospectus, if the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party unless the termination resulted from the intentional and willful material failure of any party to perform a covenant in the merger agreement. None of the parties to the merger agreement will be relieved or released from any liabilities or damages arising out of intentional and willful breach of any provision of the merger agreement, and the parties acknowledge that such liabilities or damages may include, to the extent proven, the benefit of the bargain lost by a party’s shareholders, which will be deemed to be damages of such party in such event.

Termination Fee Payable by XTO Energy

XTO Energy has agreed to pay ExxonMobil a termination fee of $900 million if:

•

the merger agreement is terminated by ExxonMobil because (i) XTO Energy’s board of directors makes an adverse recommendation change, (ii) XTO Energy’s board of directors fails to reaffirm its recommendation to XTO Energy stockholders in favor of adoption of the merger agreement within 10 business days after receipt of any written request to do so from ExxonMobil or (iii) prior to the adoption of the merger agreement by XTO Energy’s stockholders, an intentional and material breach (a) by XTO Energy of its obligations described above under “—No Solicitation by XTO Energy” beginning on page 95 of this proxy statement/prospectus has occurred that is sanctioned or permitted by XTO Energy or (b) by XTO Energy of its obligations to call and hold a special meeting of its stockholders for purposes of adopting the merger agreement has occurred; or

•

(i) if the merger agreement is terminated by ExxonMobil or XTO Energy because either (a) the merger has not been completed by the end date and the XTO Energy stockholders’ meeting for purposes of adopting the merger agreement has not been held on or prior to the fifth business day prior to the termination date (unless the meeting has not been held due to a material breach by ExxonMobil of its obligations under the merger agreement relating to the registration statement on Form S-4 of which this proxy statement/prospectus is a part) or (b) XTO Energy stockholders fail to adopt the merger agreement at the XTO Energy stockholders’ meeting called for such purpose, (ii) an Acquisition Proposal has been publicly announced after the date of the merger agreement and prior to the date of such termination and such Acquisition Proposal has not been publicly and unconditionally withdrawn on or prior to (x) the fifth business day prior to such termination in the case of clause (i)(a) above and (y) the fifth business day prior to XTO Energy’s stockholders’ meeting in the case of clause (i)(b) above, and (iii) within 12 months following the date of such termination, XTO Energy completes, enters into a definitive agreement relating to, or recommends to XTO Energy stockholders, an Acquisition Proposal (provided that for purposes of the foregoing clause (iii), each reference to “30%” in the definition of Acquisition Proposal is deemed to be a reference to “50%”).

In the event of a termination of the merger agreement under the circumstances giving rise to the payment of the termination fee, ExxonMobil’s sole remedy for damages against XTO Energy is payment of the termination fee by XTO Energy as provided above, and XTO Energy will not be required to pay ExxonMobil the termination fee on more than one occasion.

To the extent that the termination fee is not promptly paid by XTO Energy, XTO Energy is also required to pay any costs and expenses incurred by ExxonMobil or Merger Sub in connection with legal enforcement action taken against XTO Energy for such amount, together with interest on the unpaid fee, cost or expense.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the effective time of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after adoption of the merger agreement by XTO Energy stockholders, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of XTO Energy stockholders under Delaware law unless such approval has first been obtained.

Expenses

Except as discussed under “—Termination Fee Payable by XTO Energy” beginning on page 101 of this proxy statement/prospectus, the merger agreement provides that each of ExxonMobil and XTO Energy will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the XTO Energy board of directors with respect to the merger agreement, XTO Energy stockholders should be aware that executive officers of XTO Energy and certain members of the XTO Energy board of directors have interests in the merger that are different from, or in addition to, the interests of XTO Energy stockholders generally. The XTO Energy board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending the adoption of the merger agreement to XTO Energy stockholders.

XTO Energy Non-Employee Directors

Treatment of Stock Options and Other Equity-Based Awards. As part of their overall compensation for services on the board of directors, XTO Energy’s non-employee directors have received annual equity grants, either in the form of options to purchase XTO Energy common stock or as fully vested shares of XTO Energy common stock subject, in certain instances, to restrictions on sale or transfer, as described below.

The February 2008 and February 2009 equity grants to non-employee directors (which in each year totaled 4,166 shares per non-employee director) were made in the form of fully vested common shares of XTO Energy common stock, subject to a two-year restriction on transfer or sale. The restriction on transfer or sale applicable to the equity grants made in February 2008 will lapse prior to completion of the merger and the restriction on transfer or sale applicable to the equity grants made in February 2009 will lapse, pursuant to the pre-existing terms of the grants, upon completion of the merger, and thus these shares will be subject to the same treatment upon completion of the merger as outstanding shares of XTO Energy common stock generally. As permitted by the merger agreement, an annual grant of up to 4,166 shares per non-employee director was approved by the Corporate Governance and Nominating Committee and the board of directors and made in February 2010; upon completion of the merger, these shares will also be subject to the same treatment as outstanding shares of XTO Energy common stock generally and the restriction on transfer or sale will lapse.

Prior to 2009, non-employee directors also received an annual grant of stock options that vested over a three- to five-year period, subject to acceleration upon the achievement of specified stock price targets. All stock options granted to non-employee directors were vested and exercisable prior to execution of the merger agreement. Upon completion of the merger, each option to purchase XTO Energy common stock held by the non-employee directors that is outstanding immediately prior to completion of the merger will be converted into a fully vested option to purchase ExxonMobil common stock, with the number of shares and the exercise price being adjusted to reflect the exchange ratio, and will remain outstanding for the shorter of the original term or two years following completion of the merger.

XTO Energy Outside Directors Severance Plan. Each XTO Energy non-employee director is a participant in the XTO Energy Inc. Amended and Restated Outside Directors Severance Plan, which is referred to in this proxy statement/prospectus as the director severance plan. The director severance plan provides that, upon certain triggering events, including the completion of the merger, each non-employee director is entitled to receive a lump-sum cash payment equal to three times the sum of the annual cash retainer most recently paid to him and the value (as of the date of the triggering event) of the XTO Energy common stock most recently granted to him. Each non-employee director voluntarily waived his right to receive the cash payment that otherwise would have been made to him upon completion of the merger under the director severance plan and, accordingly, no cash payments will be made to the non-employee directors upon completion of the merger. Absent such waiver, each non-employee director would have become entitled to receive a lump-sum cash payment of approximately $1,160,000 upon completion of the merger (based on the $180,000 cash retainer received by each non-employee director in 2009 and the grant of 4,166 shares in February 2010 and assuming a $50.00 per share XTO Energy stock price at the time of the merger). The aggregate amount of such payments to all non-employee directors would have equaled approximately $6,960,000.

Directors will be entitled to receive quarterly annual retainer payments on each ordinary retainer date that occurs prior to the completion of the merger.

XTO Energy Named Executive Officers

Treatment of Stock Options and Other Equity-Based Awards. Each of Messrs. Simpson, Hutton, Vennerberg, Baldwin and Petrus, who are collectively referred to in this proxy statement/prospectus as the named executive officers, have received, from time to time, grants of options to purchase XTO Energy common stock and performance shares relating to XTO Energy common stock.

All stock options and performance shares held by the named executive officers (other than performance shares granted to Messrs. Hutton, Vennerberg, Baldwin and Petrus in November 2009, as described below) that are outstanding immediately prior to the completion of the merger, including performance shares granted to Mr. Simpson in January 2010 pursuant to the terms of his existing employment agreement, will become fully vested (and in the case of stock options, fully exercisable) upon completion of the merger. All stock options will be converted into fully vested options to purchase ExxonMobil common stock, with the number of shares and the exercise price being adjusted to reflect the exchange ratio, and will otherwise remain outstanding in accordance with their existing terms. All performance shares outstanding immediately prior to the completion of the merger (other than performance shares granted to Messrs. Hutton, Vennerberg, Baldwin and Petrus in November 2009) will be converted into fully vested shares of ExxonMobil common stock upon completion of the merger, based upon the exchange ratio.

Each performance share granted to Messrs. Hutton, Vennerberg, Baldwin and Petrus in November 2009 that is outstanding immediately prior to the completion of the merger will be assumed by ExxonMobil upon completion of the merger and converted into a time-based vesting restricted share of ExxonMobil common stock, based upon the exchange ratio. These ExxonMobil shares will vest on the earlier of the first anniversary of completion of the merger (subject to the applicable named executive officer’s continued service as a consultant) and a qualifying termination of the applicable named executive officer’s service as a consultant (as described under “—XTO Energy Named Executive Officers—Consulting Agreements and Amendments to Share Grant Agreements” beginning on page 104 of this proxy statement/prospectus).

The following table sets forth, for each named executive officer, as of May 14, 2010, (i) the aggregate number of performance shares of XTO Energy common stock that will vest upon completion of the merger and (ii) the aggregate number of shares of XTO Energy common stock subject to outstanding unvested options to purchase shares of XTO Energy common stock that will vest upon completion of the merger (and the weighted average exercise price of those options).

Name	Number of Unvested Performance Shares that Will Vest upon Completion of the Merger	Number of Shares Subject to Outstanding Unvested Stock Options that Will Vest upon Completion of the Merger	Weighted Average Exercise Price per Share ($)
Bob R. Simpson	215,000	455,269	55.20
Keith A. Hutton	114,000	788,665	49.08
Vaughn O. Vennerberg, II	68,500	557,086	49.10
Louis G. Baldwin	37,000	258,850	50.05
Timothy L. Petrus	35,500	230,540	50.41

Consulting Agreements and Amendments to Share Grant Agreements. Each named executive officer has entered into a consulting agreement with XTO Energy and ExxonMobil, dated December 13, 2009 (collectively referred to in this proxy statement/prospectus as the consulting agreements), which will become effective upon completion of the merger. Upon completion of the merger, each of the existing employment agreements (collectively referred to in this proxy statement/prospectus as the existing employment agreements) between XTO Energy and Messrs. Simpson, Hutton and Vennerberg will terminate (and the provisions contained in the existing employment agreements relating to certain triggering events, including the completion of the merger, will be superseded by the consulting agreements) and Messrs. Baldwin and Petrus will no longer be entitled to any benefits in connection with the merger under the Fourth Amended and Restated XTO Energy Inc. Management Group Employee Severance Protection Plan (which will become effective on the day prior to completion of the merger, as described under “—Other Executive Officers of XTO Energy—Management Severance Plan” beginning on page 109 of this proxy statement/prospectus, and referred to in this proxy statement/prospectus as the management severance plan).

Pursuant to the existing employment agreements or the management severance plan, as applicable, each named executive officer would have been entitled to receive a lump-sum cash payment upon certain triggering events, including the completion of the merger, that generally would equal three times (2.5 times for Messrs. Baldwin and Petrus) the sum of (i) his annual base salary, (ii) for the named executive officers other than Mr. Simpson, his annual cash bonus, (iii) for Messrs. Baldwin and Petrus, his annual car allowance and (iv) for Mr. Simpson only, pursuant to an amendment to his existing employment agreement dated September 16, 2009, the value, as of the date of the triggering event, of his annual grant of XTO Energy common stock, which are collectively referred to in this proxy statement/prospectus as the triggering event payments. The amount of the triggering event payment that each named executive officer would have become entitled to receive is approximately as follows: for Mr. Simpson, $33,300,000 (assuming a $50.00 per share XTO Energy stock price at the time of the merger, applied to the shares awarded in his January 2010 stock grant); for Mr. Hutton, $28,200,000; for Mr. Vennerberg, $16,950,000; for Mr. Baldwin, $6,360,000; and for Mr. Petrus, $5,990,000. Each named executive officer, other than Mr. Simpson, was also entitled to receive a gross-up payment for any excise taxes imposed under Section 280G of the Internal Revenue Code (which are referred to in this proxy statement/prospectus as 280G excise taxes).

As indicated above, Mr. Simpson’s existing November 2008 employment agreement was amended on September 16, 2009. Prior to this amendment, Mr. Simpson’s triggering event payment was based on his salary and the amount of the highest regular cash bonus paid to him in the preceding 12 months, and not on the value of his most recent annual stock award. However, under the pre-existing terms of his employment agreement, Mr. Simpson’s last regular cash bonus was paid on December 1, 2008, after which time Mr. Simpson’s annual incentive compensation became payable in the form of an annual stock award in lieu of a cash bonus. This had the effect that, after December 1, 2009, Mr. Simpson would no longer be entitled to the portion of his triggering event payment that was based on his annual incentive compensation. The September 16, 2009 amendment corrects the drafting of the employment agreement to reflect the intention of the Compensation Committee that Mr. Simpson’s triggering event payment include a multiple of Mr. Simpson’s most recent annual incentive compensation award (regardless of whether such award was paid in the form of cash or stock). The September 16, 2009 amendment, the full text of which was filed by XTO Energy with the SEC as an exhibit to its quarterly report on Form 10-Q for the quarterly period ended September 30, 2009, applies to any triggering event, not just the proposed merger with ExxonMobil.

As described below, in connection with entering into the consulting agreements, each named executive officer agreed to waive his right to receive his triggering event payment upon completion of the merger, including any tax gross-up payments. In lieu of the triggering event payments, each named executive officer will be entitled to receive the payments provided under the consulting agreements, which (i) subject all (or for Mr. Simpson, a portion) of the payments to the continued performance of consulting services and continued compliance with certain restrictive covenants (relating to confidentiality, non-competition and non-solicitation); (ii) do not provide for any tax gross-up payment; and (iii) subject certain merger-related payments to a contractual limitation equal to 90% of the maximum amount that could be provided to the named executive officer without the imposition of 280G excise taxes, which limitation is referred to in this proxy statement/prospectus as the 90% limit.

The termination of the existing employment arrangements and effectiveness of the consulting agreements is contingent on the completion of the merger. Under the consulting agreements, the named executive officers will retire as employees of XTO Energy upon completion of the merger and continue to serve XTO Energy thereafter as consultants on a full-time basis. The initial term of the consulting agreements will end, unless earlier terminated, on the first anniversary of completion of the merger. The consulting agreements are each renewable for an additional one-year period (which is referred to in this proxy statement/prospectus as the extended term) upon the mutual agreement of the named executive officer and ExxonMobil, in consultation with XTO Energy.

Pursuant to the consulting agreements, each named executive officer will be paid an annual consulting fee (which is referred to in this proxy statement/prospectus as the consulting fee), equal to one-half of his current base salary. Each named executive officer will also be entitled to receive an annual cash amount (which is referred to in this proxy statement/prospectus as the completion bonus) equal to one-half of his current base salary, generally subject to his continued performance of consulting services to the payment date (for reference, the named executive officers’ current base salaries are: for Mr. Simpson, $3,600,000; for Mr. Hutton, $1,400,000; for Mr. Vennerberg, $900,000; for Mr. Baldwin, $500,000; and for Mr. Petrus, $475,000). Also under the consulting agreements, ExxonMobil has agreed to provide each named executive officer with a one-time grant of restricted ExxonMobil common stock or stock units (which is referred to in this proxy statement/prospectus as restricted equity) having a grant-date fair market value equal to 100% of the named executive officer’s current base salary. One-half of each named executive officer’s restricted equity will vest on the first anniversary of completion of the merger, subject to the named executive officer’s performance of consulting services through the initial one-year term and compliance with the applicable confidentiality, non-competition and non-solicitation covenants through the vesting date. The remaining one-half will vest on either the second anniversary of completion of the merger or, if the parties agree to the extended term, on the third anniversary of completion of the merger, subject to the named executive officer’s continued compliance with the applicable confidentiality, non-competition and non-solicitation covenants through the vesting date and, if applicable, performance of consulting services through the extended term.

In lieu of the triggering event payments Mr. Simpson otherwise would have received in connection with the merger under his existing employment agreement, Mr. Simpson will be entitled to receive, pursuant to his consulting agreement, (i) a lump-sum cash payment within five days after completion of the merger equal to $10,800,000 (which equals three times his current base salary) and (ii) subject to the 90% limit, a retention payment of $24,750,000, payable in equal installments at six and twelve months after completion of the merger, generally subject to Mr. Simpson’s continued performance of consulting services and continued compliance with the applicable confidentiality, non-competition and non-solicitation covenants to the payment date.

In lieu of the triggering event payments they otherwise would have received in connection with the merger under an existing employment agreement or the terms of the management severance plan, Messrs. Hutton, Vennerberg and Baldwin will each be entitled to receive a retention payment, payable in equal installments at six and twelve months after completion of the merger, generally subject to the named executive officer’s continued performance of consulting services and continued compliance with the applicable confidentiality, non-competition and non-solicitation covenants to the payment date. Subject to the 90% limit, the retention payments will equal the following amounts: for Mr. Hutton, $10,913,662; for Mr. Vennerberg, $6,172,817; and for Mr. Baldwin, $2,591,527. The foregoing dollar amounts reflect the estimated maximum amount that may be received by each named executive officer without exceeding the 90% limit. Given that a retention payment to Mr. Petrus in any amount would exceed his 90% limit, he will not receive a retention payment.

Under pre-existing Amended and Restated Agreements for Grant with XTO Energy, which are referred to in this proxy statement/prospectus as the grant agreements, each of the named executive officers was entitled to certain additional lump-sum cash payments upon the occurrence of certain triggering events, including the completion of the merger, valued by reference to a specified number of shares of XTO Energy common stock. Assuming a $50.00 per share XTO Energy stock price at the time of the merger, the estimated amount of such lump-sum cash payments would be as follows: for Mr. Simpson, $41,667,000; for Mr. Hutton, $34,375,000; for Mr. Vennerberg, $29,167,000; for Mr. Baldwin, $8,333,000; and for Mr. Petrus, $7,813,000. On December 13, 2009, the grant agreements were amended to provide that, immediately prior to completion of the merger, these lump-sum cash payments will instead be made in the form of fully vested shares of XTO Energy’s common stock, which are referred to in this proxy statement/prospectus as grant agreement shares. Subject to the 90% limit, the number of grant agreement shares to be issued will be as follows: for Mr. Simpson, 833,333; for Mr. Hutton, 687,500; for Mr. Vennerberg, 583,333; for Mr. Baldwin, 166,667; and for Mr. Petrus, 156,250. The grant agreement shares will be subject to the same treatment upon completion of the merger as outstanding shares of XTO Energy common stock generally.

Each named executive officer has agreed pursuant to the terms of the consulting agreements and the grant agreement amendments that, instead of being entitled to a gross-up payment for any 280G excise taxes that might apply to the named executive officer, the aggregate value of the grant agreement shares and the retention payment (if any) will be subject to reduction, if necessary, so that this aggregate value, when added to the value of other equity awards granted to the named executive officer that are vesting in connection with the merger (as described under “—XTO Energy Named Executive Officers—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 104 of this proxy statement/prospectus) and, for Mr. Simpson, when added to his $10.8 million lump-sum payment, does not exceed the 90% limit for the named executive officer. Mr. Simpson agreed to the 90% limit even though he was not previously entitled to a gross-up payment for any 280G excise taxes.

Upon termination of a named executive officer’s services as a consultant either by XTO Energy without “cause” or by the named executive officer with “good reason” (each as defined in the consulting agreements) or upon a named executive officer’s death or disability, the named executive officer will be entitled to receive (i) a lump-sum cash payment equal to the sum of the unpaid portion of the consulting fee for the current term, (ii) the completion bonus for the current term, (iii) subject to the 90% limit, the unpaid portion of the retention payment, and (iv) in the case of Messrs. Hutton, Vennerberg, Baldwin and Petrus, accelerated vesting of the performance shares granted in November 2009 (as described under “—XTO Energy Named Executive Officers—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 104 of this proxy statement/prospectus).

2009 Annual Incentive Payments. Each of Messrs. Hutton, Vennerberg, Baldwin and Petrus is eligible to receive a cash bonus payment for 2009 pursuant to the terms of the XTO Energy Inc. 2009 Executive Incentive Compensation Plan. Mr. Simpson is not eligible to receive a bonus payment for 2009. In March 2009, the compensation committee of the XTO Energy board of directors determined that these bonuses would be paid in March 2010. On December 21, 2009, as permitted by the merger agreement, the Compensation Committee authorized and directed the payment of these bonuses in December 2009. The Compensation Committee took into consideration the fact that payment of the bonuses in 2009 would increase the amount of each individual’s aggregate five-year compensation for purposes of determining 280G excise taxes, thereby increasing the amount of the 90% limit.

The amount of each bonus was as follows: for Mr. Hutton, $8,000,000; for Mr. Vennerberg, $4,750,000; for Mr. Baldwin, $2,000,000; and for Mr. Petrus, $1,875,000.

The following table sets forth a comparison of (1) the estimated triggering event payments that would have been made to each named executive officer pursuant to the existing employment agreements, the grant agreements or the management severance plan, as the case may be, together with an estimate of continuing salary, bonus and equity-based compensation that would have been paid or awarded to the named executive officer during the one-year period following the merger had such compensation not been revised by his consulting agreement, and (2) the estimated payments to be made to such named executive officer pursuant to his consulting agreement. Treatment of outstanding XTO Energy equity awards (described under “—XTO Energy Named Executive Officers—Treatment of Stock Options and Other Equity-Based Awards” beginning on page 104 of this proxy statement/prospectus) is excluded from this table. Amounts payable under the consulting agreements have been estimated without any further reduction that may result from application of the 90% limit. As indicated in the table below, the aggregate reduction in value to be provided to the named executive officers is estimated to be approximately $114,350,000.

	Existing Employment Agreement, Grant Agreement or Management Severance Plan ($ in millions)					Consulting Agreement ($ in millions)
	Bob R. Simpson	Keith A. Hutton	Vaughn O. Vennerberg, II	Louis G. Baldwin	Timothy L. Petrus	Bob R. Simpson	Keith A. Hutton	Vaughn O. Vennerberg, II	Louis G. Baldwin	Timothy L. Petrus
Amounts triggered by the merger:
Cash payment on triggering event	$33.30	$28.20	$16.95	$6.36	$5.99	$10.80	$0	$0	$0	$0
Value of award under grant agreement(1)	$41.67	$34.38	$29.17	$8.33	$7.81	$41.67	$34.38	$29.17	$8.33	$7.81
280G excise tax gross-up	No	Yes	Yes	Yes	Yes	No	No	No	No	No
Estimated gross-up payment for 280G excise taxes(2)	N/A	$24.01	$16.59	$5.84	$6.23	N/A	N/A	N/A	N/A	N/A

Subtotal	$74.97	$86.59	$62.71	$20.53	$20.03	$52.47	$34.38	$29.17	$8.33	$7.81

Amounts payable subject to continued service for one year following the merger:
Salary(3)/consulting fee	$3.60	$1.40	$0.90	$0.50	$0.48	$1.80	$0.70	$0.45	$0.25	$0.24
Target bonus(3) / completion bonus	$7.50	$8.00	$4.75	$2.00	$1.88	$1.80	$0.70	$0.45	$0.25	$0.24
Retention payment	N/A	N/A	N/A	N/A	N/A	$24.75	$10.91	$6.17	$2.59	$0
Grant date value of XTO Energy(3) / ExxonMobil equity grant	N/A	$3.90	$2.35	$1.10	$1.50	$3.60	$1.40	$0.90	$0.50	$0.48

Subtotal	$11.10	$13.30	$8.00	$3.60	$3.86	$31.95	$13.71	$7.97	$3.59	$0.96

Total	$86.07	$99.89	$70.71	$24.13	$23.89	$84.42	$48.09	$37.14	$11.92	$8.77

Total for all named executive officers			$304.69					$190.34

Reduction in value					$114.35

(1)	As discussed above, each executive officer will receive fully vested shares of XTO Energy common stock instead of a lump-sum cash payment equal to the value of such shares. The value of the grant agreement award assumes a $50.00 per share XTO Energy stock price at the time of the merger.

(2)

The calculations are based on each executive officer’s taxable wages for the years 2005 through 2009 and the following assumptions: a $50.00 XTO Energy per share stock price, completion of the merger in the second quarter of 2010 and an individual effective tax rate of 55%, consisting of a 35% income tax rate and a 20% excise tax rate. For purposes of calculating the estimated gross-up payment for 280G excise taxes, the following payments were treated as contingent on a triggering event: the cash payment on a triggering event, as set forth in the table; the cash amount payable pursuant to the grant agreement, as set forth in the table; and the intrinsic value of the acceleration of those existing XTO Energy equity awards that are vesting in connection with the merger.

(3)	Salary based on current annual salary; bonus based on actual 2009 bonus level except that, for Mr. Simpson, whose bonus is based on an assumed value (at $50.00 per share XTO Energy stock price) of 150,000 XTO Energy shares which would be granted in January 2011; value of XTO Energy equity grant based on number of performance shares granted to the executive in November 2009 (assuming a $50.00 per share XTO Energy stock price at the date of grant).

Other Executive Officers of XTO Energy

Treatment of Stock Options and Other Equity-Based Awards. Each executive officer of XTO Energy, other than the named executive officers, who are collectively referred to in this proxy statement/prospectus as the other executive officers, has received, from time to time, grants of options to purchase XTO Energy common stock and restricted shares and performance shares relating to XTO Energy common stock. There are two other executive officers.

Each stock option, restricted share and performance share held by the other executive officers that is outstanding immediately prior to the completion of the merger will be converted upon completion of the merger into an option to purchase, or performance share or restricted share relating to, ExxonMobil common stock, such conversion to be based upon the exchange ratio. The number of shares, option exercise price and any price targets applicable with respect to the vesting of stock options or performance shares will be adjusted upon completion of the merger based upon the exchange ratio. Each option, performance share and restricted share (other than performance shares granted to the other executive officers in November 2009, as described below) will otherwise remain outstanding in accordance with its existing terms, including with respect to vesting and date of expiration. Each performance share granted to the other executive officers in November 2009 will be converted into a time-based vesting restricted share of ExxonMobil common stock and will vest on the earlier of the first anniversary of completion of the merger and a qualifying termination of the applicable other executive officer’s employment (as described under “—Other Executive Officers of XTO Energy—Management Severance Plan” beginning on page 109 of this proxy statement/prospectus).

Management Severance Plan. Each of the other executive officers participates in the management severance plan. On December 13, 2009, the management severance plan was amended and restated, to become effective on the day prior to completion of the merger, to provide that lump-sum cash payments that otherwise would have been made within 45, 90 or 180 days after the occurrence of certain triggering events, including the completion of the merger, will instead become payable in equal installments at six and twelve months after completion of the merger, generally subject to continued employment to the payment date. The amount of these lump-sum payments will be equal to two-and-one-half times the sum of the other executive officer’s annual base salary, annual cash bonus and annual car allowance.

The management severance plan was also amended to remove the gross-up payment in respect of any 280G excise taxes, and instead to provide that any applicable amounts payable to participants in the management severance plan will be reduced, if necessary, so that the aggregate payments to the participant in connection with the merger will not exceed the maximum amount that could be provided to the participant without the imposition of 280G excise taxes.

The management severance plan was also amended to provide that the lump-sum payment described above will be accelerated, and all XTO Energy equity awards converted into ExxonMobil awards will become vested, if the other executive officer’s employment is terminated either by XTO Energy without “cause,” by the other executive officer for “good reason” (each as defined in the management severance plan) or upon the other executive officer’s death or disability.

The maximum aggregate amount of the cash payments which may become payable to the other executive officers pursuant to the management severance plan is equal to approximately $3,000,000.

Indemnification and Insurance

The indemnification and insurance requirements set forth in the merger agreement relating to the named executive officers and other executive officers are described under “The Merger Agreement—Indemnification and Insurance” beginning on page 98 of this proxy statement/prospectus.

In addition, each of the consulting agreements provides that XTO Energy and ExxonMobil will indemnify each of the named executive officers to the maximum extent permitted by law in connection with any action or proceeding in which the named executive officer is named as, or threatened to be made, a party because the named executive officer is or was a consultant to XTO Energy, to the same extent that XTO Energy directors and officers are indemnified by XTO Energy under its bylaws from time to time.

Pursuant to indemnification agreements dated November 15, 2005, XTO Energy is obligated to indemnify, subject to certain exceptions, each of its directors, named executive officers and certain other officers to the fullest extent permitted by law against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any claim or action to which such person is a party by reason of his or her service to or activities on behalf of XTO Energy. The indemnification agreements also require XTO Energy to advance, subject to certain exceptions, expenses to each such director and officer incurred in connection with a covered claim or action. The rights under the indemnification agreements are in addition to any other rights that such directors and officers may have under XTO Energy’s certificate of incorporation, bylaws or applicable law. The indemnification agreements were amended in November 2007 to clarify that XTO Energy will only reimburse expenses incurred in connection with a covered claim or action if such director or officer is successful in defending against such claim or action, including by dismissal.

The rights of indemnification under the consulting and indemnification agreements are in addition to the rights of indemnification provided to the named executive officers under the merger agreement.

Relationship with Jefferies

Jack Randall, one of XTO Energy’s directors, was a co-founder and director of Randall & Dewey Partners, L.P., which was acquired by Jefferies Group, Inc. in 2005 and now operates as Jefferies & Company, Inc. Jefferies served as one of XTO Energy’s financial advisors in connection with the merger and provided financial advisory services to XTO Energy regarding the proposed merger, including using its expertise and extensive network of contacts in the oil and gas industry to consider the potential interest of third parties in a strategic transaction with XTO Energy and participating in initial contacts with principals of such parties, including with ExxonMobil; providing advice, assistance and analysis of publicly available information in connection with the preliminary contacts and exploratory discussions with ExxonMobil; supporting XTO Energy and its board of directors with respect to the negotiations with ExxonMobil; and providing advice regarding market and industry conditions, in each case as described further under “The Merger—Background of the Merger” beginning on page 42 of this proxy statement/prospectus. If the merger is completed, XTO Energy has agreed to pay Jefferies a transaction fee of $24 million. In addition, XTO Energy agreed to reimburse Jefferies for all reasonable and documented out-of-pocket expenses, including legal fees, incurred in connection with the services it provides to XTO Energy in connection with the merger and has agreed to indemnify Jefferies against certain liabilities. Mr. Randall participated in the deliberations of the XTO Energy board of directors regarding the merger, but abstained from voting on the merger to avoid any perception of a potential conflict of interest arising out of his employment with Jefferies. See “The Merger—Background of the Merger” beginning on page 42 of this proxy statement/prospectus. The engagement of Jefferies as financial advisor in connection with the merger was unanimously approved by the disinterested members of the board of directors, with Mr. Randall recusing himself from the consideration of the matter and the vote.

In the past two years, Jefferies has not received any compensation from ExxonMobil with respect to financial advisory or financing related activities.

DESCRIPTION OF EXXONMOBIL CAPITAL STOCK

The following description of the terms of ExxonMobil’s capital stock is a summary only and is qualified by reference to the relevant provisions of New Jersey law and the ExxonMobil restated certificate of incorporation and by-laws. Copies of the ExxonMobil restated certificate of incorporation and by-laws are incorporated by reference and will be sent to holders of shares of XTO Energy common stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

Authorized Capital Stock

Under the ExxonMobil restated certificate of incorporation, ExxonMobil’s authorized capital stock consists of nine billion (9,000,000,000) shares of common stock, without par value, and two hundred million (200,000,000) shares of preferred stock, without par value.

Description of Common Stock

Common Stock Outstanding. As of May 14, 2010, there were 4,681,795,428 shares of ExxonMobil common stock issued and outstanding. The outstanding shares of ExxonMobil common stock are, and the shares of ExxonMobil common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

Voting Rights. Each holder of ExxonMobil common stock is entitled to one vote for each share of ExxonMobil common stock held of record on the applicable record date on all matters submitted to a vote of shareholders.

Dividend Rights. Holders of ExxonMobil common stock are entitled to receive such dividends as may be declared from time to time by ExxonMobil’s board of directors out of funds legally available therefor, subject to any preferential dividend rights granted to the holders of any outstanding ExxonMobil preferred stock.

Rights upon Liquidation. Holders of ExxonMobil common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of ExxonMobil, in all remaining assets available for distribution to shareholders after payment of or provision for ExxonMobil’s liabilities and the liquidation preference of any outstanding ExxonMobil preferred stock.

Preemptive Rights. Holders of ExxonMobil common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Description of Preferred Stock

Preferred Stock Outstanding. As of the date of this proxy statement/prospectus, no shares of ExxonMobil preferred stock were issued and outstanding.

Blank Check Preferred Stock. Under the ExxonMobil restated certificate of incorporation, the ExxonMobil board of directors has the authority, without shareholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges and restrictions of any such class or series, including the dividend rights, voting rights, the rights and terms of redemption, the rights and terms of conversion, liquidation preferences, the number of shares constituting any such class or series and the designation of such class or series. Acting under this authority, the ExxonMobil board of directors could create and issue a class or series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of securities as a result of such shareholder beneficially owning or commencing a tender offer for a substantial amount of ExxonMobil common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquirer to obtain control of ExxonMobil by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of ExxonMobil’s management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control of ExxonMobil without any further action by the shareholders of ExxonMobil. ExxonMobil has no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time. See “Comparison of Shareholder Rights—Certain Similarities in Shareholder Rights—Stockholder or Shareholder Rights Plan” beginning on page 128 of this proxy statement/prospectus for a description of ExxonMobil’s Policy Statement on Poison Pills.

ExxonMobil has designated 16,500,000 shares of ExxonMobil preferred stock as Class A Preferred Stock, none of which are outstanding, and 165,800 shares of ExxonMobil preferred stock as Class B Preferred Stock, none of which are outstanding.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for ExxonMobil common stock.

Stock Exchange Listing

It is a condition to the merger that the shares of ExxonMobil common stock issuable in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the merger is completed, XTO Energy common stock will cease to be listed on any stock exchange and will be deregistered under the Exchange Act.

COMPARISON OF SHAREHOLDER RIGHTS

The rights of ExxonMobil shareholders are currently governed by New Jersey law and ExxonMobil’s restated certificate of incorporation and by-laws. The rights of XTO Energy stockholders are currently governed by Delaware law and XTO Energy’s restated certificate of incorporation and amended and restated bylaws. Following completion of the merger, the rights of XTO Energy stockholders who become shareholders of ExxonMobil in the merger will be governed by New Jersey law and the ExxonMobil restated certificate of incorporation and by-laws.

The following discussion summarizes the material differences between the current rights of XTO Energy stockholders and the current rights of ExxonMobil shareholders. These differences arise in part from the differences between New Jersey law and Delaware law. Additional differences arise from the governing instruments of the two companies.

Although it is impracticable to compare all of the aspects in which New Jersey law and Delaware law and ExxonMobil’s and XTO Energy’s governing instruments differ with respect to shareholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to New Jersey law, Delaware law, ExxonMobil’s restated certificate of incorporation and by-laws and XTO Energy’s restated certificate of incorporation and amended and restated bylaws. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. ExxonMobil and XTO Energy urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of New Jersey law and Delaware law and the other documents to which ExxonMobil and XTO Energy refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an ExxonMobil shareholder and the rights of an XTO Energy stockholder. ExxonMobil and XTO Energy have filed with the SEC their respective governing documents referenced in this comparison of shareholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

Material Differences in Shareholder Rights

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
Authorized Capital Stock	The authorized capital stock of XTO Energy consists of (i) 1,000,000,000 shares of common stock, $0.01 par value, and (ii) 25,000,000 shares of preferred stock, $0.01 par value.	ExxonMobil’s authorized capital stock consists of (i) 9,000,000,000 shares of common stock, without par value, and (ii) 200,000,000 shares of preferred stock, without par value.

	Under XTO Energy’s restated certificate of incorporation, XTO Energy’s board of directors has the authority to issue one or more classes or series within a class of common stock or preferred stock with voting powers and other terms as the board of directors may determine.	Under ExxonMobil’s restated certificate of incorporation, ExxonMobil’s board of directors has the authority to issue one or more classes or series within a class of preferred stock with voting powers and other terms as the board of directors may determine.

	As of May 14, 2010, there were (i) 584,385,590 shares of XTO Energy common stock and (ii) no shares of XTO Energy preferred stock outstanding.	As of May 14, 2010, there were (i) 4,681,795,428 shares of ExxonMobil common stock and (ii) no shares of ExxonMobil preferred stock outstanding.

Size of Board of Directors	XTO Energy’s board of directors currently has nine members.	ExxonMobil’s board of directors currently has ten members.

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
	XTO Energy’s restated certificate of incorporation and amended and restated bylaws provide that the XTO Energy board of directors must consist of not less than three nor more than 21 members, as may be fixed from time to time by a resolution adopted by the majority of the entire board of directors or by the affirmative vote of holders of 80% or more of the voting power of the then outstanding shares of XTO Energy capital stock entitled to vote in the election of directors, voting together as a single class.	Under the ExxonMobil restated certificate of incorporation and by-laws, the board of directors must consist of not less than 10 nor more than 19 members, as may be fixed from time to time by resolution of the ExxonMobil board of directors.

XTO Energy’s board of directors has discretion to elect one or more advisory directors to serve for a term established by the XTO Energy board of directors. Advisory directors attend meetings of the XTO Energy board of directors and meetings of committees to which they are assigned, but are not entitled to vote. Advisory directors are not considered members of the XTO Energy board of directors for notice, quorum, voting or other purposes, and the XTO Energy board of directors can excuse any advisory director from all or any portion of any meeting. There are currently three employees of XTO Energy serving as advisory directors.

Classification of Board of Directors	Prior to XTO Energy’s 2009 annual meeting of stockholders on May 19, 2009, XTO Energy’s board of directors was divided into three classes, in as equal number as possible, with staggered three-year terms. At XTO Energy’s 2009 annual meeting of stockholders, XTO Energy’s stockholders approved and adopted an amendment to XTO Energy’s bylaws to eliminate the classified structure effective in 2011 and provide for the annual election of all directors at that time. XTO Energy’s amended and restated bylaws provide that XTO Energy’s board of directors will be declassified in stages over a two-year period. XTO Energy’s board of directors will cease to be classified, and all directors will be elected annually, commencing with the election of directors at the annual meeting of stockholders to be held in 2011. The XTO	ExxonMobil does not have a classified board of directors. Each ExxonMobil director is elected at each annual meeting of stockholders and holds office until the next annual meeting and until his or her successor has been elected and qualified.

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights

Energy board of directors is currently divided into two classes, with three directors assigned to a class having a term that expires at the 2010 annual meeting of XTO Energy stockholders, and six directors assigned to a class having a term that expires at the 2011 annual meeting.

Election of Directors	The XTO Energy amended and restated bylaws provide that, in an uncontested election, each director will be elected by the vote of the majority of votes cast with respect to that director’s election, and that, in a contested election (i.e., an election in which the number of nominees exceeds the number of directors to be elected), each director will be elected by a plurality of votes cast. For purposes of the election of directors, a majority of the votes cast means the number of votes for that nominee exceeds the number of votes cast against that nominee (with abstentions and broker non-votes not counted as a vote cast either for or against that director’s election). XTO Energy’s Corporate Governance Guidelines (which can be found under the tab “Corporate Governance” of XTO Energy’s Internet web site, http://www.xtoenergy.com) provide an advance resignation requirement for incumbent directors being nominated for re-election to the XTO Energy board of directors. This requirement provides that an incumbent director may become a nominee for further service on the XTO Energy board of directors only if the incumbent director submits an irrevocable resignation that is contingent upon (i) his or her not receiving a majority of the votes cast in an uncontested election and (ii) the XTO Energy board of director’s acceptance of such resignation. The corporate governance and nominating committee will recommend to the XTO Energy board of directors whether to accept or reject the resignation or whether other action should be taken. The XTO Energy board of directors will decide whether to accept or reject the resignation, taking into account the corporate governance and nominating committee’s recommendation, and make a public disclosure of its decision,	New Jersey law provides that except as otherwise provided in the corporation’s certificate of incorporation or by-laws, directors are elected by a plurality of the votes cast at an election. Because the ExxonMobil’s restated certificate of incorporation and by-laws include no additional provisions in this regard, New Jersey law applies without modification. This means that the director nominee with the most votes for a particular seat is elected for that seat. ExxonMobil’s corporate governance guidelines (which can be found under the tab “investors” and then under the tab “corporate governance” of ExxonMobil’s Internet web site, http://www.exxonmobil.com) state that in any non-contested election of directors, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must tender his or her resignation. Within 90 days after certification of the election results, the ExxonMobil board of directors will decide, through a process managed by ExxonMobil’s Board Affairs Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the ExxonMobil board of directors, the ExxonMobil board of directors will accept the resignation. The ExxonMobil board of directors will promptly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation on a Form 8-K filed with the SEC.

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
including the rationale behind its decision if the resignation is rejected, within 90 days following the certification of election results.
Removal of Directors	Where a corporation does not have a classified board of directors, Delaware law provides that unless the corporation’s certificate of incorporation provides otherwise, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the votes then entitled to vote on the election of directors. Under Delaware law, where there is a classified board of directors, any director may be removed only for cause, unless the corporation’s certificate of incorporation provides otherwise. Under the XTO Energy restated certificate of incorporation and amended and restated bylaws, XTO Energy stockholders may remove directors only for cause until the 2011 annual meeting of stockholders. Thereafter, stockholders may remove directors with or without cause by the affirmative vote of a majority of the voting power of the then outstanding shares entitled to vote.	New Jersey law allows shareholders to remove directors for cause or, unless the certificate of incorporation provides otherwise, without cause, in each case by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote. Because the ExxonMobil restated certificate of incorporation includes no additional provisions in this regard, ExxonMobil shareholders may remove directors with or without cause. In addition, the ExxonMobil restated certificate of incorporation allows the removal of a director for cause by a majority of the directors then in office if, in the judgment of such majority, the director’s continuation in office would be harmful to the corporation. The ExxonMobil board of directors may suspend a director pending a final determination that cause for removal exists.

XTO Energy’s board of directors may remove an advisory director at any time, with or without cause.
Special Meetings of Stockholders or Shareholders	Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.	Under New Jersey law, holders of at least 10% of the shares of a corporation entitled to vote may apply to the New Jersey Superior Court to request that a special meeting of shareholders be called for good cause shown. At such a meeting, the shareholders present in person or by proxy and having voting powers will constitute a quorum for the transaction of business as may be designated in the order of the court.

	XTO Energy’s amended and restated bylaws provide that special meetings may be called by the chairman of the board of directors, the chief executive officer, the president or the board of directors or the corporate secretary at the written request of holders of 80% or more of the voting power of the then outstanding shares of XTO Energy capital stock entitled to vote in the election of directors, acting together as a single class.	In addition, ExxonMobil’s by-laws provide that special meetings of shareholders may be called by (i) the board of directors, (ii) the chairman of the board of directors or (iii) the president.

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
Notice of Stockholder or Shareholder Proposals and Nominations of Director Candidates by Stockholders or Shareholders	Under Delaware law, the notice of the annual meeting is not required to state the purpose or purposes of the annual meeting.

New Jersey law requires that the written notice of any annual meeting specify the purpose or purposes of the meeting. Therefore, business conducted at an ExxonMobil annual shareholder meeting is limited to the business specified in the meeting notice.

	The XTO Energy amended and restated bylaws generally permit stockholders to nominate director candidates if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form. To be timely, the XTO Energy amended and restated bylaws require, subject to certain limited exceptions, that written notice of an intention to nominate a director candidate be received by the XTO Energy board of directors, with a copy to the president and the corporate secretary of XTO Energy, not later than 120 days in advance of the scheduled date for the next annual meeting date. To be in proper form, the XTO Energy amended and restated bylaws require that such notice include, among other things, certain disclosures about (i) the director nominee, including all information that would be required to be disclosed in a proxy filing, any agreements, arrangements and understandings between the nominee and the proposing stockholder relating to the proposed nomination or XTO Energy and (ii) the stockholder making such nomination, including all ownership interests (including derivatives) and rights to vote any security of XTO Energy. Such notice must also contain the written consent of the proposed nominee to be named in the proxy statement as a nominee and to serve as a director if elected.	The ExxonMobil restated certificate of incorporation and by-laws do not contain any provisions that govern the submission of director nominations or other proposals by shareholders.

XTO Energy’s amended and restated bylaws allow for business to be properly brought before an annual meeting of XTO Energy by a stockholder (other than proposals with respect to the proposed nomination of director candidates or proposals subject to Rule 14a-8 under the Exchange Act), if the stockholder intending to propose the business gives timely notice thereof in writing in proper form to the corporate secretary of

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights

XTO Energy. To be timely, a stockholder’s notice must be received by the corporate secretary of the company, subject to certain limited exceptions, not less than 90 days, or more than 120 days, before the anniversary date of the immediately preceding annual meeting of stockholders. To be in proper form, the XTO Energy amended and restated bylaws require that such notice include, among other things, certain disclosures about (i) the proposal, including all information that would be required to be disclosed in a proxy filing, any agreements, arrangements and understandings between the proposing stockholder and any other persons relating to the proposal or XTO Energy and (ii) the stockholder making such proposal, including all ownership interests (including derivatives), rights to vote any security of XTO Energy and any material interest of the stockholder in such business, as well as the text of any resolutions proposed for consideration.

Stockholder or Shareholder Action Without a Meeting	Delaware law provides that, except as otherwise stated in the certificate of incorporation, stockholders may act by written consent without a meeting. However, the XTO Energy restated certificate of incorporation provides that XTO Energy stockholders may only take action without a meeting by unanimous written consent.	New Jersey law provides that, except as otherwise stated in the certificate of incorporation, shareholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize a permitted or required action at a meeting at which all shareholders entitled to vote were present and voting may act by written consent without a meeting, except in regard to the annual election of directors, which may be by written consent only if unanimous. The ExxonMobil restated certificate of incorporation does not provide otherwise. New Jersey law also provides that such shareholder action may not take effect unless the corporation gives all non-consenting shareholders advance notice of the action consented to, the proposed effective date of the action, and any conditions precedent to such action. Also, under New Jersey law, if the action gives rise to dissenters’ rights, the board of directors must fix a date for the tabulation of consents.

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
Amendments to Certificate of Incorporation

Delaware law generally provides that amendments to the certificate of incorporation must be approved by the board of directors and then adopted by the vote of a majority of the outstanding voting power entitled to vote thereon, unless the certificate of incorporation requires a greater vote. Under XTO Energy’s restated certificate of incorporation, amendments to XTO Energy’s certificate of incorporation generally may be made in accordance with the default positions of Delaware law. However, the XTO Energy restated certificate of incorporation requires the vote of 80% of the voting power of the shares entitled to vote in the election of directors in order to amend certain provisions of the XTO Energy restated certificate of incorporation, including provisions relating to (i) the number, election or term of directors (other than any increase in the maximum number of directors to more than 21, which may be amended by the vote of the holders of a majority or more of the XTO Energy shares entitled to vote thereon), (ii) stockholder nomination of director candidates, (iii) filling newly created directorships resulting from an increase in the authorized number of directors and any vacancies on the board of directors and (iv) stockholder action by written consent in lieu of a meeting.

New Jersey law provides that a corporation may amend its certificate of incorporation, from time to time, in any and as many respects as may be desired so long as the amendment contains only such provisions as might lawfully be contained in an original certificate of incorporation filed at the time of making such amendment. In accordance with New Jersey law, the ExxonMobil restated certificate of incorporation provides that upon the approval of a proposed amendment to the certificate of incorporation by a majority of the board of directors, shareholders may adopt such amendment by the affirmative vote of a majority of the votes cast by holders of shares entitled to vote.
Amendments to By-laws	Under Delaware law, stockholders of a corporation entitled to vote and, if so provided in the certificate of incorporation, the directors of the corporation, each have the power, separately, to adopt, amend and repeal the bylaws of a corporation. XTO Energy’s restated certificate of incorporation provides that the board of directors is expressly authorized to make, alter or repeal XTO Energy’s amended and restated bylaws. XTO Energy’s amended and restated bylaws may also be adopted, amended and repealed by the stockholders. However, under XTO Energy’s certificate of incorporation, the affirmative vote of the holders of 80% or more of the voting power of all of the XTO Energy shares entitled to vote generally in the election of directors,	Under New Jersey law, the initial by-laws of a corporation are adopted by the board of directors at its organization meeting. Thereafter, the board of directors has the power to make, alter and repeal by-laws unless such power is reserved to the shareholders in the certificate of incorporation, but by-laws made by the board of directors may be altered or repealed, and new by-laws made, by the shareholders. The shareholders may prescribe in the by-laws that any by-law made by them may not be altered or repealed by the board of directors. Whenever any amendment to the by-laws, other than as regards the election of directors, is to be taken by vote of the shareholders, it must be authorized by a majority of the votes cast at

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights

voting together as a single class, is required

for stockholders to amend any bylaw provision in a manner that would be inconsistent with the provisions of XTO Energy’s restated certificate of incorporation relating to (i) the number, election or term of directors, (ii) stockholder nomination of director candidates, (iii) filling newly created directorships resulting from an increase in the authorized number of directors and any vacancies on the board of directors or (iv) stockholder action by written consent in lieu of a meeting.

a meeting of shareholders by the holders of shares entitled to vote thereon, unless a greater plurality is required by the certificate of incorporation or New Jersey law. ExxonMobil’s by-laws give the board of directors the power to make, alter and repeal the by-laws, but by-laws made by the board may be altered or repealed, and new by-laws made, by the shareholders. ExxonMobil’s restated certificate of incorporation does not contain any provision requiring a greater vote of shareholders to amend any of its by-law provisions.

Anti-Takeover Provisions	Delaware law provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an “interested stockholder”, that person may not engage in certain transactions, including mergers, with the corporation for a period of three years unless one of the following exceptions applies: (i) the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.	New Jersey law restricts the ability of certain persons to acquire control of a New Jersey corporation. In general, a corporation organized under the laws of New Jersey with its principal executive offices or significant business operations located in New Jersey (a “resident domestic corporation”) may not engage in a “business combination” with an “interested shareholder” for a period of five years following the interested shareholder’s becoming such unless the business combination is approved by the board of directors prior to the stock acquisition date. Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations. An interested shareholder is generally a shareholder owning at least 10% of the voting power of a corporation’s outstanding shares. In addition, after the prohibition during the first five years, a resident domestic corporation may not engage in a business combination with the interested shareholder other than (i) a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting for such purpose or (ii) a business combination in which the interested shareholder pays a formula price designed to ensure that all other shareholders receive at least the highest price per share paid by such interested shareholder from the date the entity became an interested shareholder.

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
	A Delaware corporation may elect not to be governed by this provision of Delaware law. XTO Energy has not elected out of this provision.	A resident domestic corporation may not opt out of the foregoing provisions.

Other than for the super-majority voting requirements relating to amendments to certain provisions of XTO Energy’s restated certificate of incorporation described above, there is no super-majority voting, fair price or similar provision in the XTO Energy restated certificate of incorporation.

There is no super-majority voting, fair price or similar provision in the ExxonMobil restated certificate of incorporation.
Appraisal Rights	Under Delaware law, a stockholder of a Delaware corporation is generally entitled to demand appraisal of the fair value of his or her shares in the event the corporation is a party to a merger or consolidation, subject to specified exceptions.	Under New Jersey law, appraisal rights are available in connection with (i) a merger or consolidation to which the corporation is a party, (ii) any sale, lease or exchange or other disposition of all or substantially all of a corporation’s assets other than in the usual and regular course of business or (iii) an acquisition of some or all of the outstanding shares or assets of a legal entity, either directly or through a subsidiary, in exchange for the corporation’s shares (a “share exchange”) if, as a result of the share exchange, the number of voting or participating shares issued in connection with the share exchange, when combined with shares already outstanding, would exceed by more than 40 percent the number of those shares outstanding immediately before the share exchange, unless an exception applies. A New Jersey corporation may provide in its certificate of incorporation that shareholders will have appraisal rights even in cases where the exceptions to the availability of appraisal rights discussed below exist. ExxonMobil’s restated certificate of incorporation does not so provide.

Delaware law does not confer appraisal rights to stockholders if the corporation’s shares are:

•   listed on a national securities exchange;

•   held of record by more than 2,000 holders; or

•   shares of the corporation surviving or resulting from the merger or consolidation if the merger did not

New Jersey law does not confer appraisal rights to stockholders in connection with:

•   A merger or consolidation in which the corporation is a party if the merger does not require shareholder approval. Under New Jersey law shareholder approval for a merger or consolidation is required if the merger amends the certificate of incorporation, affects the outstanding shares of the surviving

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights

require the vote of the stockholders of the surviving or resulting corporation for the approval of the merger under Delaware law.

Even if these exceptions to appraisal rights apply, the holders of such shares will have appraisal rights if they are required to accept in the merger any consideration in exchange for such shares other than:

•   shares of stock of the corporation surviving or resulting from the merger or consolidation;

•   shares of stock of any other corporation that will be either listed on a national securities exchange or held of record by more than 2,000 holders;

•   cash in lieu of fractional shares; or

•   any combination of the foregoing.

The certificate of incorporation of a Delaware corporation may provide appraisal rights for stockholders upon an amendment to a corporation’s certificate of incorporation, any merger in which the corporation is a constituent or a sale of all or substantially all of the assets of the corporation.

The XTO Energy stockholders are not entitled to appraisal rights under Delaware law or under XTO Energy’s restated certificate of incorporation in connection with the merger.

corporation or, if the number of voting or participating shares issued in connection with the merger or consolidation, when combined with shares already outstanding, would exceed by more than 40 percent the number of those shares outstanding immediately before the merger.

•   The merger of the corporation into a wholly owned subsidiary if certain conditions are met.

•   (i) A merger or consolidation in which the corporation is a party or (ii) a share exchange if (i) the shares held by the corporation’s shareholders are listed on a national securities exchange or are held of record by at least 1,000 holders or (ii) in the case of a merger or consolidation, the corporation’s shareholders will receive (a) cash, (b) shares, obligations or other securities that will either be listed on a national securities exchange or held of record by not less than 1,000 holders or (c) a combination thereof.

•   A sale, lease, exchange or other disposition of all or substantially all of a corporation’s assets if the shares held by the corporation’s shareholders are listed on a national securities exchange or are held of record by at least 1,000 holders.

•   A dissolution transaction in which substantially all of a corporation’s net assets are to be distributed to its shareholders within one year after the date of the transaction, so long as the transaction is wholly for cash, shares, obligations or other securities which will be listed on a national securities exchange or held of record by not less than 1,000 holders or a combination thereof.

Directors’ and Officers’ Liability and Indemnification	The XTO Energy restated certificate of incorporation limits the liability of XTO Energy directors, except for liability (i) for a breach of the director’s duty of loyalty to XTO Energy or its stockholders, (ii) for acts	The ExxonMobil restated certificate of incorporation limits the liability of the directors and officers of ExxonMobil to the fullest extent permitted by law. New Jersey law permits a domestic corporation to

XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporate Law (which creates liability for unlawful payment of dividends and unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.	eliminate the liability of directors or officers to the corporation or its shareholders for the breach of any duty owed to the corporation or its shareholders, except for any breach of duty based upon an act or omission (i) in breach of such person’s duty of loyalty to the corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by the person of an improper personal benefit. In this context, an act or omission in breach of a director or officer’s duty of loyalty is defined as an act or omission which the director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.

The XTO Energy amended and restated bylaws provide for (i) the indemnification of its current or former directors, advisory directors and officers (or any other person who is or was serving at the request of XTO Energy in the capacity of director, advisory director, officer, employee or agent for another entity) to the fullest extent permitted by law, and (ii) the advancement of expenses (including attorneys’ fees) to the fullest extent not prohibited by law upon receipt, to the extent required by law, of an undertaking to repay such amounts if it is ultimately determined that the indemnified person is not entitled to indemnification.	The ExxonMobil by-laws provide for (i) the indemnification of its current or former directors and officers to the fullest extent permitted by law, and (ii) the advancement of expenses (including attorneys’ fees) upon receipt of an undertaking to repay such amounts if it is ultimately determined that the director or officer is not entitled to indemnification.

Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding (other than an action by or in the right of the corporation) on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action,	New Jersey law provides that a domestic corporation may indemnify a corporate agent (generally defined as any person who is or was a director, officer, employee or agent of the corporation or of any constituent corporation absorbed by the corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the corporation or the legal representative of any such director, officer, trustee, employee or agent) against such person’s expenses and liabilities in connection with any proceeding involving the corporate agent by reason of being or having been such a corporate agent (other than a proceeding by or in the right of

XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
suit or proceeding if the person (i) acted in good faith and in a manner reasonably believed to be in the best interests of the corporation (or in some circumstances, at least not opposed to its best interests), and (ii) in a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.	the corporation) if the corporate agent (i) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

Delaware law also permits a corporation to indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a current or former director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.	New Jersey law also permits indemnification of a corporate agent against expenses incurred in connection with a derivative action or suit which involves the corporate agent, if the corporate agent acted in good faith and in a manner the corporate agent reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be provided in respect of any claim, issue or matter as to which the corporate agent is adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of the State of New Jersey (or the court in which the proceeding was brought) determines upon application that the corporate agent is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a current or former director or officer is successful on the merits or otherwise in the defense of such an action, suit or proceeding, the corporation is required by Delaware law to indemnify such person for expenses actually and reasonably incurred thereby.	New Jersey law requires a corporation to indemnify a corporate agent for such corporate agent’s expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to above, or in defense of any claim, issue or matter therein. Except as required by the previous sentence, no indemnification may be made or expenses advanced, and none may be ordered by a court, if such indemnification or advancement would be inconsistent with (i) a provision of the corporation’s certificate of incorporation, (ii) its by-laws, (iii) a resolution of the board of directors or of the corporation’s shareholders, (iv) an agreement to which the corporation is a party or (v) other proper corporate action in effect at the time of the

XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

The indemnification and advancement of expenses provided by Delaware law do not exclude any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.	The indemnification and advancement of expenses permitted by New Jersey law do not exclude any other rights to which the corporate agent may be entitled under a provision of the corporation’s certificate of incorporation, its bylaws, agreement, vote of shareholders, or otherwise; provided that no indemnification is permitted if a judgment or other final adjudication adverse to the corporate agent establishes that the corporate agent’s acts or omissions (i) were in breach of his duty of loyalty to the corporation or its shareholders, (ii) were not in good faith or involving a knowing violation of law or (iii) resulted in receipt by the corporate agent of an improper personal benefit.

Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that person is not entitled to be so indemnified.	Expenses incurred by a corporate agent in any proceeding may be paid in advance of the final disposition of such proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it is ultimately determined that the corporate agent is not entitled to be so indemnified.

Certain Similarities in Shareholder Rights

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
Voting Rights	Each holder of XTO Energy common stock is entitled to one vote per share of XTO Energy common stock.	Each holder of ExxonMobil common stock is entitled to one vote per share of ExxonMobil common stock.
Cumulative Voting

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors unless that right is granted in the certificate of incorporation of the corporation. The XTO Energy restated certificate of incorporation does not permit cumulative voting.

Under New Jersey law, shareholders of a New Jersey corporation do not have the right to cumulate their votes in the election of directors unless that right is granted in the certificate of incorporation of the corporation. The ExxonMobil restated certificate of incorporation does not permit cumulative voting.
Quorum	The XTO Energy amended and restated bylaws provide that the presence in person or	The ExxonMobil by-laws provide that the presence in person or by proxy at a meeting

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
	by proxy at a meeting of the holders of a majority in voting power of the XTO Energy capital stock entitled to vote at the meeting is a quorum.	of the holders of shares entitled to cast a majority of votes at the meeting is a quorum.
Filling of Vacancies on the Board of Directors	XTO Energy’s amended and restated bylaws provide that newly created directorships resulting from any increase in the authorized number of directors and any vacancies occurring on the XTO Energy board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director.	Any vacancy occurring on the ExxonMobil board of directors, however caused, may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum, or by a sole remaining director.

Under Delaware Law, if there are no directors in office, then any officer or any stockholder or executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with XTO Energy’s certificate of incorporation or bylaws or may apply to the Court of Chancery for a decree summarily ordering an election.

Under New Jersey Law, if there are no directors in office, any shareholder or the executor or administrator of a deceased shareholder may call a special meeting of shareholders for the election of directors and, over his own signature, shall give notice of said meeting in accordance with New Jersey law and as described below under “—Notice of Special Meetings.”

Notice of Special Meetings	XTO Energy’s amended and restated bylaws provide that, except as otherwise provided by law, written notice of every meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting.	ExxonMobil’s by-laws provide that, except as otherwise provided by statute, written notice of every meeting of shareholders must be given not less than 10 nor more than 60 days before the date of the meeting.

Under Delaware law, the written notice of the special meeting must set forth the purpose or purposes for which the meeting is called. Under XTO Energy’s amended and restated bylaws, the business to be transacted at an XTO Energy special meeting of stockholders is limited to the purposes stated in the notice of meeting.

New Jersey law requires that the written notice of any shareholder meeting specify the purpose or purposes of the meeting. Under the ExxonMobil by-laws, business conducted at shareholder meetings is limited to the business specified in the meeting notice.
Preemptive Rights	Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the certificate of incorporation. Because the XTO Energy restated certificate of incorporation does not include any provision in this regard, holders of XTO Energy shares do not have preemptive rights.	Under New Jersey law, shareholders of corporations organized prior to January 1, 1969 have preemptive rights unless the certificate of incorporation provides otherwise. ExxonMobil’s restated certificate of incorporation provides that shareholders do not have preemptive rights.

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
Dividends

Delaware law generally provides that, subject to certain restrictions, the directors of every corporation may declare and pay dividends upon the shares of its capital stock either out of its surplus or, in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

New Jersey law generally provides that a corporation may pay dividends unless (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than its total liabilities.
Repurchase of Shares

Delaware law provides that a corporation may generally redeem or repurchase shares of its stock unless the capital of the corporation is impaired or such redemption or repurchase would impair the capital of the corporation.

New Jersey law provides that a corporation may generally acquire its own shares subject to restrictions in its own certificate of incorporation. ExxonMobil’s restated certificate of incorporation does not impose any restrictions on the repurchase of shares.

Stockholder or Shareholder Vote on Fundamental Issues or Extraordinary Corporate Transactions	Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the affirmative vote of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction. Because the XTO Energy restated certificate of incorporation and amended and restated bylaws include no additional provisions in this regard, Delaware law applies without modification.	New Jersey law provides that in the case of a corporation organized prior to January 1, 1969, a sale, lease, exchange or other disposition of all or substantially all of a corporation’s assets not in the usual and regular course of its business, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the affirmative vote of the corporation’s board of directors and the affirmative vote of two-thirds of the votes so cast by shareholders entitled to vote thereon, unless the corporation adopts by the affirmative vote of two-thirds of the votes cast by the holders of shares entitled to vote thereon a majority voting requirement. ExxonMobil shareholders have previously adopted a majority voting requirement by the requisite shareholder approval, and the ExxonMobil restated certificate of incorporation provides that the following shareholder actions may be taken by the affirmative vote of a majority of the votes cast by the holders of shares of the corporation entitled to vote: (i) the adoption by shareholders of a proposed plan of merger or consolidation; (ii) the approval by shareholders of a sale, lease, exchange, or other disposition of all, or substantially all, of the assets of the corporation otherwise than in the usual and regular course of business as conducted by the corporation; and (iii) dissolution of the corporation.

	XTO Energy Stockholder Rights	ExxonMobil Shareholder Rights
Stockholder or Shareholder Rights Plan	XTO Energy currently has no stockholder rights plan. XTO Energy’s previous stockholder rights plan expired by its terms in August 2008. Notwithstanding the expiration of the stockholder rights plan and subject to the restrictions contained in the merger agreement, the XTO Energy board of directors could, pursuant to its authority to issue preferred stock, adopt a stockholders rights plan without stockholder approval at any future time.	ExxonMobil does not have a shareholder rights plan. While ExxonMobil has no present intention to adopt a shareholder rights plan, the ExxonMobil board of directors, pursuant to its authority to issue preferred stock, could do so without shareholder approval at any future time. See “Description of ExxonMobil Capital Stock—Description of Preferred Stock—Blank Check Preferred Stock” beginning on page 111 of this proxy statement/prospectus. ExxonMobil’s board of directors has adopted a Policy Statement on Poison Pills, available on ExxonMobil’s Internet web site, http://www.exxonmobil.com, under the tab “investors,” then under the tab “corporate governance,” then the tab “additional policies and guidelines.” Under this policy, ExxonMobil undertakes that, if it ever were to adopt a shareholder rights plan, the board of directors would seek prior shareholder approval unless, due to timing or other reasons, a committee of independent directors determines that it would be in the best interest of shareholders to adopt a plan before obtaining shareholder approval. In that event, the plan must either be ratified by shareholders or must expire within one year.

LEGAL MATTERS

The validity of the ExxonMobil common stock to be issued to XTO Energy stockholders pursuant to the merger will be passed upon by Randall M. Ebner, Assistant General Counsel of ExxonMobil.

As a condition to the completion of the merger, ExxonMobil will have received an opinion from Davis Polk & Wardwell LLP, and XTO Energy will have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case, dated as of the effective time of the merger, to the effect that, for U.S. federal income tax purposes, the merger will constitute a reorganization within the meaning of Section 368 of the Code.

EXPERTS

The consolidated financial statements of ExxonMobil and ExxonMobil management’s assessment of the effectiveness of internal control over financial reporting incorporated in this proxy statement/prospectus and in the registration statement by reference to ExxonMobil’s Annual Report on Form 10-K for the year ended December 31, 2009 (which is included in Management’s Report on Internal Control over Financial Reporting) have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of XTO Energy as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and XTO Energy management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, have been incorporated into this proxy statement/prospectus and into the registration statement by reference to XTO Energy’s Annual Report on Form 10-K for the year ended December 31, 2009 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited interim financial information of XTO Energy for the three-month periods ended March 31, 2010 and 2009, incorporated by reference herein, KPMG LLP has reported that it applied limited procedures in accordance with professional standards for a review of such information. However, KPMG LLP’s separate report included in XTO Energy’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and incorporated by reference herein, states that it did not audit and it does not express an opinion on that interim financial information. Accordingly, the degree of reliance on its reports on such information should be restricted in light of the limited nature of the review procedures applied. KPMG LLP is not subject to the liability provisions of Section 11 of the Securities Act for its reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by KPMG LLP within the meaning of Sections 7 and 11 of the Securities Act.

Certain information incorporated by reference in this proxy statement/prospectus regarding estimated quantities of oil and natural gas reserves owned by XTO Energy, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Miller and Lents, Ltd., independent petroleum engineers, and all such information has been so incorporated in reliance on the authority of such firm as experts regarding the matters contained in their report.

FUTURE STOCKHOLDER PROPOSALS

In light of the expected timing of the completion of the merger, XTO Energy expects to hold its 2010 annual meeting of stockholders only if the merger is not completed. In the event that XTO Energy holds a 2010 annual meeting of stockholders, stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act for inclusion in XTO Energy’s proxy statement and accompanying proxy card for XTO Energy’s 2010 annual meeting of stockholders must have been received at XTO Energy’s principal executive offices in Fort Worth, Texas, on or before December 18, 2009, and must meet the requirements of Rule 14a-8.

In addition, if a stockholder intends to raise a matter at the XTO Energy 2010 annual meeting, and has not sought inclusion of the matter in the annual meeting proxy statement and accompanying proxy card pursuant to Rule 14a-8, the stockholder must comply with the advance notice provisions in XTO Energy’s amended and restated bylaws. These provisions require that written notice of an intention to raise a matter at an annual meeting of stockholders must be received by the corporate secretary of XTO Energy not less than 90 days, nor more than 120 days, before the anniversary date of the immediately preceding annual meeting of stockholders. XTO Energy held its 2009 annual meeting of stockholders on May 19, 2009, so for the XTO Energy 2010 annual meeting of stockholders, such notice must have been received no earlier than January 19, 2010 and no later than February 18, 2010. If notice was received after February 18, 2010, the persons named in the proxy card may exercise discretionary voting authority with respect to the matter if raised at the XTO Energy 2010 annual meeting of stockholders, without XTO Energy including any discussion of it in the proxy statement. XTO Energy also reserves the right to reject, rule out of order or take other appropriate action with respect to any matter raised at the 2010 annual meeting of stockholders that did not comply with the requirements described above or other applicable requirements. An XTO Energy stockholder who desires to raise such matters should refer to XTO Energy’s amended and restated bylaws. Copies of XTO Energy’s amended and restated bylaws will be sent to holders of XTO Energy common stock upon request. See “Where You Can Find More Information” beginning on page 131 of this proxy statement/prospectus.

A stockholder desiring to nominate an individual for election as a director at the XTO Energy 2010 annual meeting of stockholders must comply with the advance notice provisions in XTO Energy’s amended and restated bylaws. The bylaws require that written notice of an intention to nominate a director candidate be received by the board of directors of XTO Energy, with a copy to the president and the corporate secretary of XTO Energy, not later than 120 days in advance of the scheduled date of the annual meeting. For the XTO Energy 2010 annual meeting of stockholders, notice of intent to nominate a director candidate at the meeting must have been received by January 18, 2010. A stockholder desiring to suggest an individual for consideration by the corporate governance and nominating committee as a possible candidate for election as a director at the 2010 annual meeting should have submitted the suggestion to the committee, c/o the corporate secretary, by January 18, 2010. For a description of the information required to suggest an individual for consideration by the committee for election as a director, which requirements apply also to direct stockholder nominations, see “Corporate Governance Matters—Nomination Process” on page 8 of the XTO Energy Annual Report on Form 10-K/A filed on April 29, 2010 and incorporated by reference into this proxy statement/prospectus.

The above deadlines may change in the event that the XTO Energy 2010 annual meeting of stockholders is held on a date that differs substantially from the date of the 2009 annual meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

ExxonMobil has filed a registration statement on Form S-4 to register with the SEC the shares of ExxonMobil common stock to be issued to XTO Energy stockholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of ExxonMobil in addition to being a proxy statement of XTO Energy for the special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ExxonMobil and its common stock. The rules and regulations of the SEC allow ExxonMobil and XTO Energy to omit certain information included in the registration statement from this proxy statement/prospectus.

ExxonMobil and XTO Energy file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800 SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet web site that has reports, proxy statements and other information about ExxonMobil and XTO Energy. The address of that site is http://www.sec.gov. The reports and other information filed by ExxonMobil and XTO Energy with the SEC are also available at their respective Internet web sites, which are http://www.exxonmobil.com and http://www.xtoenergy.com. Information on these Internet web sites is not part of this proxy statement/prospectus.

The SEC allows ExxonMobil and XTO Energy to “incorporate by reference” information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that ExxonMobil and XTO Energy have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the completion of the merger (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about ExxonMobil and XTO Energy and their respective financial performance.

ExxonMobil SEC Filings (File No. 001-02256)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2009

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2010

Proxy Statement on Schedule 14A	Filed on April 13, 2010

Current Report on Form 8-K	Filed on March 16, 2010

Any description of ExxonMobil’s common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

XTO Energy’s SEC Filings (File No. 001-10662)	Period
Annual Report on Form 10-K and Form 10-K/A	Fiscal year ended December 31, 2009

Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2010

Current Report on Form 8-K	Filed on March 16, 2010

Any description of XTO Energy’s common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

ExxonMobil has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to ExxonMobil, as well as all pro forma financial information, and XTO Energy has supplied all such information relating to XTO Energy.

Documents incorporated by reference are available from ExxonMobil or XTO Energy, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

ExxonMobil Shareholder Services

c/o Computershare Trust Company, N.A.

P.O. Box 43078

Providence, Rhode Island 02940-3078

Telephone: (800) 252-1800 (within the U.S. and Canada)

Telephone: (781) 575-2058 (outside the U.S. and Canada)

XTO Energy Inc.

810 Houston St.

Attn: Investor Relations

Fort Worth, Texas 76102-6298

Telephone: (817) 870-2800 or (800) 299-2800

If you would like to request documents, please do so by June 18, 2010 in order to receive them before the special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus to vote on the merger agreement. Neither ExxonMobil nor XTO Energy has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated May 20, 2010. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of ExxonMobil common stock in the merger shall create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

December 13, 2009

among

XTO ENERGY INC.,

EXXON MOBIL CORPORATION

and

EXXONMOBIL INVESTMENT CORPORATION

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 13, 2009 among XTO Energy Inc., a Delaware corporation (the “Company”), Exxon Mobil Corporation, a New Jersey corporation (“Parent”), and ExxonMobil Investment Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Subsidiary, has agreed to approve and adopt this Agreement and the Merger by unanimous written consent in accordance with the requirements of Delaware Law as provided for herein and shall approve and adopt this Agreement and the Merger immediately after the execution of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of more than 30% of the consolidated assets of the Company and its Subsidiaries or more than 30% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning more than 30% of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 30% of the consolidated assets of the Company.

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Adverse Recommendation Change” means either of the following, as the context may indicate: (i) any failure by the Board of Directors of the Company to make, or any withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation or (ii) the Company or its Board of Directors recommending an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that (i) none of the Company or any of its Subsidiaries shall be considered an Affiliate of any of Parent or any of its Affiliates (other than the Company and its Subsidiaries) and (ii) none of Parent or any of its Affiliates (other than the Company and its Subsidiaries) shall be considered an Affiliate of the Company or any of its Subsidiaries.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Benefit Plan” means (A) each material “employee benefit plan,” as defined in Section 3(3) of ERISA, (B) each employment, consulting, severance or similar contract, plan, arrangement or policy and (C) each other plan, arrangement or policy (written or oral) providing for compensation, bonuses, perquisites, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the unaudited consolidated interim balance sheet of the Company as of September 30, 2009 and the footnotes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means September 30, 2009.

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to (A) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, (B) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect), changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices), (C) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Company Material Adverse Effect), any change in Applicable Law or the interpretation thereof or GAAP or the interpretation thereof, (D) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom, (E) acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters, (F) any failure by the Company or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a

Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (G) any change in the price of the Company Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Parent Stock) that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (H) compliance with the terms of, or the taking of any action required by, this Agreement; except to the extent such effects in the cases of clauses (A), (B), (C) and (E) above materially and disproportionately effect the Company and its Subsidiaries relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2009.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority, relating to the protection of human health, the environment or to pollutants, contaminants or hazardous or toxic substances, materials or wastes.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Hazardous Substance” means any substance defined as or regulated as a “pollutant,” a “contaminant,” a “hazardous substance,” a “hazardous material,” a “toxic chemical” or a “hazardous waste” under any Environmental Law or any substance that has the characteristics of being a toxic, hazardous, radioactive, ignitable, corrosive or reactive substance, waste or material, as defined by or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) in any jurisdiction, any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter after reasonable inquiry and (ii) with respect to Parent or Merger Subsidiary, the actual knowledge of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Parent Balance Sheet” means the unaudited consolidated interim balance sheet of Parent as of September 30, 2009 and the footnotes therein set forth in the Parent 10-Q.

“Parent Balance Sheet Date” means September 30, 2009.

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to (A) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world, (B) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Parent Material Adverse Effect), changes or conditions generally affecting the oil and gas industry or industries (including changes in oil, gas or other commodity prices), (C) other than with respect to changes to Applicable Laws related to hydraulic fracturing or similar processes that would reasonably be expected to have the effect of making illegal or commercially impracticable such hydraulic fracturing or similar processes (which changes may be taken into account in determining whether there has been a Parent Material Adverse Effect), any change in Applicable Law or the interpretation thereof or GAAP or the interpretation thereof, (D) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom, (E) acts of war, terrorism, earthquakes, hurricanes, tornados or other natural disasters, (F) any failure by Parent or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (G) any change in the price of the Parent Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Company Stock) that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect) and (H) compliance with the terms of, or the taking of any action required by, this Agreement; except to the extent such effects in the cases of clauses (A), (B), (C) and (E) above materially and disproportionately effect Parent and its Subsidiaries relative to other participants in the industry or industries in which Parent and its Subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

“Parent Stock” means the common stock, without par value, of Parent.

“Parent 10-Q” means Parent’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2009.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate accruals or reserves have been established, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Applicable Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon or the value of such real property, (iv) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (v) in the case of oil and gas leases, the lessor’s Production Burdens and (vi) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted or the value of such assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any

Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Representation Letters” means the letters delivered to Davis Polk & Wardwell LLP, tax counsel to Parent, and Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, pursuant to Section 8.06(b), substantially in the form of Exhibits A and B hereto, which shall contain customary representations of Parent or the Company, respectively, dated as of the Closing Date and signed by an officer of Parent or the Company, respectively, in each case as shall be reasonably necessary or appropriate to enable Davis Polk & Wardwell LLP and Skadden, Arps, Slate, Meagher & Flom LLP to render the opinions described in Sections 9.02(d) and 9.03(b) hereof, respectively.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Treasury Regulations” means the regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
368 Reorganization	4.23
Adjusted Option	2.04(a)
Agreement	Preamble
Certificates	2.03(a)
Closing	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company Payment Event	11.04(b)
Company Plans	4.20(a)
Company Reserve Report	4.15
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stock Award	2.04(b)
Company Stock Option	2.04(a)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Company Warrant	2.05

Term	Section
Confidentiality Agreement	6.03(b)(i)
Continuing Employees	7.07(a)
Continuing Employee Plans	5.18
Converted Warrant	2.05
Covered Individual	6.01(o)
Derivative	4.16
Director Option	4.05(a)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
FERC	4.14
Filed Company SEC Documents	4.01
Filed Parent SEC Documents	5.01
good and defensible title	4.17(b)
Hydrocarbons	4.15
Indemnified Person	7.05(a)
internal controls	4.07(f)
Lease	4.17(d)
Intervening Event	6.03(b)
Material Contract	4.22(a)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
New Hire	6.01(o)
NYSE	4.03
Oil and Gas Interests	4.15
Parent	Preamble
Parent Plans	5.18
Parent SEC Documents	5.07(a)
Parent Securities	5.05(b)
Parent Subsidiary Securities	5.06(b)
Per Share Consideration	2.02(a)
Production Burdens	4.17(c)
Proxy Statement	4.09
Registration Statement	4.09
Report Preparer	4.15
Representatives	6.03
Significant Subsidiary	5.06(a)
Stock Vesting Targets	2.04(b)
Superior Proposal	6.03(e)
Surviving Corporation	2.01(a)
Taxing Authority	1.01(a)
368 Reorganization	4.23
Uncertificated Shares	2.03(a)
WARN	4.20(l)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall not affect in any way the meaning, construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in Articles 3 and 4 of this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, as of such date). References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such material amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

(b) The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of Company Stock or any holder of shares of common stock of Merger Subsidiary:

(a) Except as otherwise provided in Section 2.02(c), each share of Company Stock outstanding immediately prior to the Effective Time (other than any shares of Company Stock relating to each restricted stock award or performance share award outstanding under the Company’s equity compensation plans immediately prior to the Effective Time) shall be converted into the right to receive 0.7098 shares of Parent Stock (the “Per Share Consideration” and, together with the cash in lieu of fractional shares of Parent Stock as specified below, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case to be issued or paid in accordance with Section 2.03, without interest.

(b) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(c) Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall deposit with or otherwise make available to the Exchange Agent, in trust for the benefit of holders of shares of Company Stock, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Parent agrees to make available to the Exchange Agent from time to time as needed, any dividends or distributions to which such holder is entitled pursuant to Section 2.03(f) of this Agreement. Promptly after the Effective Time, and in any event no later than the 10th Business Day following the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock at the Effective Time a letter of transmittal and instructions reasonably acceptable to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Stock or is otherwise required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f).

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration deposited with or otherwise made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock nine months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for, and Parent shall remain liable for, payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock five years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(g) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Stock in connection with the Merger, and the filing of any related Tax returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.04. Equity-Based Awards. (a) Except as set forth in Section 2.04(a) of the Company Disclosure Letter, the terms of each outstanding option to purchase shares of Company Stock under any equity compensation plan of the Company (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Stock equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Per Share Consideration, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of Parent Stock subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Per Share Consideration, with any fractional cents rounded up to the next higher number of whole cents. Notwithstanding the foregoing, if the conversion of a Company Stock Option in accordance with the preceding provisions of this Section 2.04(a) would cause the related Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A of the Code, such Company Stock Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner that would not cause the related Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A. Except as set forth in Section 2.04(a) of the Company Disclosure Letter, no Company Stock Option shall be subject to accelerated vesting upon or in connection with the transactions contemplated herein.

(b) Each restricted stock award or performance share award outstanding immediately prior to the Effective Time under any equity compensation plan of the Company (each, a “Company Stock Award”) shall be adjusted as necessary to provide that, at the Effective Time, such Company Stock Award shall be converted into a restricted stock award or performance share award, as applicable, relating to the number of shares of Parent Stock equal to the product of (i) the number of shares of Company Stock relating to such Company Stock Award immediately prior to the Effective Time multiplied by (ii) the Per Share Consideration, with any fractional shares rounded down to the next lower whole number of shares. Except as set forth in Section 2.04(b) of the Company Disclosure Letter, each converted Company Stock Award shall be subject to the same terms, conditions and restrictions as were applicable under such Company Stock Award immediately prior to the Effective Time. Notwithstanding the foregoing, any Company Stock Award vesting condition contingent on the achievement of specified Company stock targets (“Stock Vesting Targets”) shall be adjusted so that each Stock Vesting Target is equal to the quotient of: (A) the Stock Vesting Target divided by (B) the Per Share Consideration, with any fractional cents rounded up to the next higher number of whole cents. Except as set forth in Section 2.04(b) of the Company Disclosure Letter, no Company Stock Award shall be subject to accelerated vesting upon or in connection with the transactions contemplated herein.

(c) Parent shall take such actions as are necessary for the assumption of the Company Stock Options pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to the Company Stock Options and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Options (and to maintain the current status of the prospectus contained therein) for so long as any such Company Stock Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall administer any equity compensation plan of the Company assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent such equity compensation plan of the Company complied with such rule prior to the Merger.

(d) Prior to the Effective Time, the Company shall, with respect to stock option or compensation plans or arrangements, use its reasonable efforts to give effect to the transactions contemplated by this Section 2.04.

Section 2.05. Treatment of Company Warrants. At the Effective Time, each warrant to purchase shares of Company Stock (each, a “Company Warrant”), which is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Stock and shall be converted, at the Effective Time, into a right to acquire shares of Parent Stock (a “Converted Warrant”), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Company Warrant or other related agreement or award pursuant to which such Company Warrant was granted. The number of shares of Parent Stock subject to each such Converted Warrant shall be equal to (a) the number of shares of Company Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by (b) the Per Share Consideration, with any fractional shares rounded down to the next lower whole number of shares, and such Converted Warrant shall have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Company Stock subject to such Converted Warrant immediately prior to the Effective Time divided by (ii) the Per Share Consideration, with any fractional cents rounded up to the next higher number of whole cents.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company or Parent shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, but excluding any change that results from (a) the exercise of Company Warrants, stock options or other equity awards to purchase shares of Parent Stock or Company Stock or (b) the grant of stock based compensation to directors or employees of Parent or (other than any such grants not made in accordance with the terms of this Agreement) the Company under Parent’s or the Company’s, as applicable, stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately and proportionately adjusted.

Section 2.07. Fractional Shares. No fractional shares of Parent Stock shall be issued in the Merger. All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Stock on the NYSE on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.08. Withholding. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. The Company shall, and shall cause its Affiliates to, assist Parent in making such deductions and withholding as reasonably requested by Parent. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate and any dividends or distributions with respect thereto pursuant to Section 2.03(f), as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) for Article FIRST, which shall read “The name of the corporation is XTO Energy Inc.”, (b) that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and (c) as otherwise required by Section 7.05(b), and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.02. Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the

Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (a) as disclosed in the Company SEC Documents filed or furnished since January 1, 2009 but prior to the date hereof (and excluding any supplement, modification or amendment thereto made after the date hereof) (collectively, the “Filed Company SEC Documents”) or (b)  as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent that:

Section 4.01 . Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Prior to the date hereof, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, as of the date of this Agreement, the Company’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved, subject to Section 6.03(b), to recommend adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no authorizations, consents or approvals of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any other Competition Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities, takeover and “blue sky” laws, (d) compliance with any applicable requirements of the New York Stock Exchange (the “NYSE”) and (e) any authorizations, consents or approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or approval by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), for such as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to consummate the Merger.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Company Stock and (ii) 25,000,000 shares of preferred stock, par value $0.01, of the Company (including 70,000 shares of Series A Junior Participating Preferred Stock). As of December 11, 2009, there were outstanding (A) 580,408,780 shares of Company Stock (including restricted shares and performance shares), (B) Company Stock Options to purchase an aggregate of 20,603,005 shares of Company Stock at a weighted-average exercise price of $37.00 per share of Company Stock (of which options to purchase an aggregate of 16,584,852 shares of Company Stock were exercisable), (C) Company Stock Options held by non-employee directors or former non-employee directors of the Company (each a “Director Option”) to purchase an aggregate of 608,053 shares of Company Stock at a weighted-average exercise price of $33.00 per share of Company Stock (of which options to purchase an aggregate of 608,053 shares of Company Stock were exercisable) and (D) Company Warrants to purchase 2,318,804 shares of Company Stock at an exercise price of $20.7766 per share of Company Stock. There are no shares of preferred stock (including any Series A Junior Participating Preferred Stock) outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary or Affiliate of the Company owns any shares of capital stock of the Company or any Company Securities.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05, as permitted under Section 6.01 and for changes since December 11, 2009 resulting from the exercise of Company Stock Options outstanding on such date and the vesting of restricted shares and performance shares outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. A complete and correct list of each outstanding Company Stock Option and Director Option as of December 11, 2009, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company

Stock subject thereto has been made available to Parent. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in Section 4.06(a) of the Company Disclosure Letter.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, other than any such restriction imposed by Applicable Law). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Section 4.06(c) of the Company Disclosure Letter lists, as of the date of this Agreement, each Person other than a Subsidiary of the Company in which the Company owns, directly or indirectly, any capital stock, or other equity, voting or ownership interest, other than (i) ownership interests in gas plants and operational joint-ventures and co-operatives customary in connection with the operation of the Company and its Subsidiaries, (ii) publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person and (iii) securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any such employee benefit plan. All of the capital stock or other voting securities of, or ownership interests in, each entity set forth on Section 4.06(c) of the Company Disclosure Letter that are owned, directly or indirectly, by the Company, are owned by the Company or a Subsidiary of the Company free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, as they have been supplemented, modified or amended since the time of filing, the “Company SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in the Company’s periodic and current reports under the 1934 Act, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(f) The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. There has not been any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2008.

(g) Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(h) The Company is in compliance with, and since January 1, 2008 has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(j) Section 4.07(j) of the Company Disclosure Letter describes, and the Company has delivered to Parent, prior to the date hereof, copies of the material documentation creating or governing, material securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2008.

(k) Since the Company Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 17, 2009.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The information supplied by the Company in writing for inclusion or incorporation by reference in the registration statement of Parent on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not, at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy statement of the Company to be filed as part of the Registration Statement with the SEC in connection with the Merger and to be sent to the Company stockholders in connection with the Merger (the “Proxy Statement”), and any amendment or supplement thereto, when filed, will comply as to form in all material respects with the applicable requirements of the 1934 Act. The Proxy Statement, or any amendment or supplement thereto, shall not, on the date the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Proxy Statement or any amendment or supplement thereto based upon information furnished by Parent or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would , individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and since January 1, 2008 has been in compliance with, and to the knowledge of the Company, it is not under pending investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, Applicable Law, except for failures to comply or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that in any manner seeks to prevent, enjoin or materially alter or delay the Merger or any of the other transactions contemplated hereby.

Section 4.13. Litigation. There is no Action pending against, or, to the knowledge of the Company, threatened against, the Company, any of its Subsidiaries or any of their respective properties, or any present or former officer, director or employee of the Company or its Subsidiaries in their capacity as such, before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator, that (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respect or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.14. Regulatory Matters. Neither the Company nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. Except as set forth in Section 4.14 of the Company Disclosure Letter, all natural gas pipeline systems and related facilities constituting the Company’s and or any of its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

Section 4.15. Reserve Reports. The Company has delivered or made available to Parent true and correct copies of all reports requested or commissioned by the Company or its Subsidiaries and delivered to the Company or its Subsidiaries in writing estimating the Company’s and its Subsidiaries’ proved oil and gas reserves prepared by any unaffiliated Person, including those prepared by the engineering firm Miller and Lents, Ltd. (each, a “Report Preparer”), concerning the Oil and Gas Interests of the Company and the Company Subsidiaries as of December 31, 2008 (the “Company Reserve Reports”). Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, the factual, non-interpretative data provided by the Company to each Report Preparer in connection with the preparation of the Company Reserve Reports that was material to such Report Preparer’s estimates of the oil and gas reserves set forth in the Company Reserve Reports was, as of the time provided (or as modified or amended prior to the issuance of the Company Reserve Reports), accurate, and the Company has no knowledge of any material errors in the assumptions and estimates provided by the Company to any Report Preparer in connection with their preparation of the Company Reserve Reports. To the knowledge of the Company, the estimates of proved oil and gas reserves provided by the Company to each Report Preparer in connection with the preparation of the Company Reserve Reports were, as of the time provided (or as modified or amended prior to the issuance of the

Company Reserve Reports), prepared in accordance with the definitions contained in Rule 4-10(a) of Regulation S-X promulgated by the SEC. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Oil and Gas Interests” means direct and indirect interests in and rights with respect to crude oil, natural gas, natural gas liquids and related properties and assets of any kind and nature, direct or indirect, including working and leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; Hydrocarbons or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, production sharing agreements, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. For purposes of this Agreement, “Hydrocarbons” means, with respect to any Person, crude oil, natural gas and natural gas liquids (including coalbed gas).

Section 4.16. Derivatives. The Company SEC Reports accurately summarize, in all material respects, the outstanding Derivative positions of the Company, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and its Subsidiaries as of the date reflected therein, and there have been no changes since the date thereof, except for changes in financial Derivative positions occurring in the ordinary course of business and in accordance with the Company’s policies and practices. For purposes of this Agreement, a “Derivative” means a derivative transaction within the coverage of SFAS No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transactions.

Section 4.17. Properties. (a) Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, all items of operating equipment owned or leased by the Company or any of the Company Subsidiaries with a fair market value in excess of $20 million as of the date of this Agreement (i) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (ii) are adequate, together with all other properties of the Company and its Subsidiaries, to comply in the ordinary course of business consistent with past practice in all material respects with the requirements of all applicable contracts, including sales contracts.

(b) Except (i) as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, and (ii) for goods and other property sold, used or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business, the Company and its Subsidiaries have good and defensible title for oil and gas purposes to (x) all of the Oil and Gas Interests reflected in the Company Reserve Reports as attributable to interests owned by the Company and its Subsidiaries and (y) all other real properties and assets set forth in Section 4.17(b) of the Company Disclosure Letter, free and clear of any Lien, except (A) Permitted Liens and (B) Production Burdens. For purposes of this Agreement, “good and defensible title” means title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing oil and gas properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

(c) Section 4.17(c)(i) of the Company Disclosure Letter sets forth, as of the date hereof, the Company’s and its Subsidiaries’ average net revenue interests (working interest less Production Burdens) on an 8/8ths basis, sorted “by District” in the currently active wells of the Company and its Subsidiaries located in the United States. Section 4.17(c)(ii) of the Company Disclosure Letter sets forth the Company’s and its Subsidiaries’ average lessor royalty burden with respect to Leases entered into or renewed by the Company or any of its Subsidiaries since December 31, 2008 in each of the Company’s and its Subsidiaries’ shale plays and East Texas tight sands. “Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and assessments of Governmental Authorities.

(d) Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses or otherwise acquires or obtains operating rights in any Oil and Gas Interests or any other real property is valid and in full force and effect (subject to lease expirations in the ordinary course of business); (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease; and (iii) neither the Company nor any of its Subsidiaries has received notice from the other party to a Lease that the Company or any of its Subsidiaries, as the case may be, has breached, violated or defaulted under any Lease.

Section 4.18. Intellectual Property. Section 4.18 of the Company Disclosure Letter sets forth a complete and correct list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, except Permitted Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of the Company, neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person in connection with the conduct of the business of the Company or its Subsidiaries; (iii) to the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending Action with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of the Company or any of its Subsidiaries to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and, to the Company’s knowledge, no such Trade Secrets have been disclosed to any third party other than pursuant to written confidentiality agreements; (vii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (viii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.19. Taxes. (a) (i) Each material income or material franchise Tax Return and each other material Tax Return required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries has been filed when due (taking into account any applicable extensions of time) and is true and complete in all material respects;

(ii) the Company and each of its Subsidiaries has timely paid or caused to be paid to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been filed;

(iii) the accruals and reserves with respect to Taxes as set forth on the Company Balance Sheet are adequate (as determined in accordance with GAAP);

(iv) adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) from the Company Balance Sheet Date;

(v) there is no Action or audit pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and

(vi) there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or being contested in good faith (and, in the case of Taxes being contested in good faith, which have been disclosed on Section 4.19(a)(vi) of the Company Disclosure Letter) or for which adequate accruals or reserves have been established on the Company Balance Sheet.

(b) The material income and material franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2004 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment, after giving effect to extensions or waivers, has expired.

(c) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d) (i) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time and (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(e) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f) No jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns has asserted in writing that the Company or any of its Subsidiaries is or may be liable for a material Tax in that jurisdiction.

Section 4.20. Employees and Company Plans. (a) Section 4.20 of the Company Disclosure Letter contains a correct and complete list identifying each Benefit Plan which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability (collectively, the “Company Plans”). Copies of the Company Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been furnished or made available to Parent together with, if applicable, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Company Plan subject to Title IV of ERISA.

(c) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Company Plan. Each Company Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Plan.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or other independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or other independent contractors of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(f) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in participation or coverage under, a Company Plan which would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2008.

(g) All contributions and payments accrued under each Company Plan, determined in accordance with current funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof except to the extent reflected as a liability on the Company Balance Sheet.

(h) There is no Action pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Plan before any Governmental Authority that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i) No employee of the Company or any of its Subsidiaries is (i) employed outside of the United States by the Company or any of its Subsidiaries or (ii) entitled to receive any benefit or compensation under any Benefit Plan other than a Company Plan which covers primarily U.S. employees.

(j) No Person has been treated as an independent contractor of the Company or any of its Subsidiaries for tax purposes, or for purposes of exclusion from any Company Plan, who, to the knowledge of the Company, should have been treated as an employee for such purposes.

(k) No individual is or is part of a unit represented by a labor union or workers’ association in connection with his or her employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or similar labor agreement covering employees or former employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no (i) labor strikes, slowdowns or stoppages current, pending or threatened against or affecting the Company or any of its Subsidiaries, (ii) representation claims or petitions pending before any Governmental Authority or any organizing efforts or challenges concerning representation with respect to the employees of the Company or any of its Subsidiaries or (iii) material grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(l) Since the Company Balance Sheet Date until the date hereof, neither the Company nor any of its Subsidiaries has effectuated or announced or plans to effectuate or announce (i) a “plant closing,” as defined in the U.S. Workers Adjustment and Retraining Notification Act (“WARN”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN) or (ii) any other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

Section 4.21. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including any such liability or obligation retained or assumed by contract or by operation of law) and there is no existing fact, condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

(b) The Company has delivered or otherwise made available for inspection to Parent copies of any material reports, studies, analyses, tests or monitoring prepared or conducted by third parties within the past three years and possessed or initiated by the Company or otherwise in its control pertaining to Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with or liability under Environmental Laws.

(c) The consummation of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 4.22. Material Contracts. (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to or bound by any contract, arrangement, commitment or understanding that:

(i) materially limits or otherwise materially restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Parent or any of its Subsidiaries) from (A) engaging or competing in any material line of business, in any geographical location or with any Person, (B) selling any products or services of or to any other Person or in any geographic region or (C) obtaining products or services from any Person;

(ii) includes any material “most favored nations” terms and conditions (including, without limitation, with respect to pricing), any material exclusive dealing arrangement, any material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation, Parent or any of their respective Subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business (excluding, in respect of each of the forgoing, customary joint operating agreements);

(iii) is a joint venture, alliance or partnership agreement that either (A) is material to the operation of the Company and its Subsidiaries, taken as whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $100 million in the aggregate during the 12-month period following the date hereof;

(iv) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $50 million individually;

(v) is a Derivative contract, other than any such Derivative that expires by its terms on or before December 31, 2010;

(vi) is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement or other similar agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date hereof to be in excess of $50 million or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a fair market value or purchase price of more than $50 million;

(vii) is an agreement providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons which contains a material “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation (excluding, “gas balancing” arrangements associated with customary joint operating agreements) to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor;

(viii) is an agreement pursuant to which the Company and its Subsidiaries have paid amounts associated with any Production Burden in excess of $100 million during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it and its Subsidiaries will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $100 million per year;

(ix) is a transportation agreement involving the transportation of more than 100 MMcf (or the MMBtu equivalent) of Hydrocarbons per day (calculated on a yearly average basis);

(x) is a joint development agreement, exploration agreement, or acreage dedication agreement (excluding, in respect of each of the foregoing, customary joint operating agreements) that either (A) is material to the operation of the Company and its Subsidiaries, taken as whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $100 million in the aggregate during the 12-month period following the date hereof; or

(xi) is a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;

(each such contract listed in Section 4.22 of the Company Disclosure Letter and any contract of the Company or any of its Subsidiaries that is a material contract required to be filed as an exhibit to the Company 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC, a “Material Contract”).

(b) Except as, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole, each Material Contract is valid and binding and, to the knowledge of the Company, in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), subject to scheduled expirations in the ordinary course. Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 4.23. Tax Treatment. Neither the Company nor any of its Affiliates has taken or caused to be taken, agreed to take or cause to be taken or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.24. Finders’ Fees. Except for Barclays Capital, Inc. and Jefferies & Company, Incorporated, a copy of whose engagement agreements have been delivered or made available to Parent prior to the date hereof, neither the Company nor any of its Subsidiaries has employed or engaged any investment banker, broker, finder or other intermediary that is or will be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25. Opinion of Financial Advisor. The Company has received the opinion of Barclays Capital, Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the exchange ratio of 0.7098 shares of Parent Stock for each share of Company Stock is fair to the Company’s stockholders from a financial point of view.

Section 4.26. Antitakeover Statutes. Assuming the accuracy of the representations and warranties of Parent contained in Section 5.17, the Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, assuming the accuracy of the representations and warranties of Parent contained in Section 5.17, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. Assuming the accuracy of the representations and warranties of Parent contained in Section 5.17, to the knowledge of the Company after consultation with its outside legal advisors, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.27. No Additional Representations. Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Subsidiary, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Article 4, written information presented to Parent, Merger Subsidiary or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except (a) as disclosed in the Parent SEC Documents filed or furnished since January 1, 2009 but prior to the date hereof (and excluding any supplement, modification or amendment thereto made after the date hereof) (collectively, the “Filed Parent SEC Documents”) or (b) as set forth in the Parent Disclosure Letter, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Prior to the date hereof, Parent has delivered or made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the approval of Parent as the sole stockholder of Merger Subsidiary (which approval Parent shall effect on the date hereof immediately following execution of this Agreement), have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. No vote of the holders of any of Parent’s capital stock is necessary in connection with the consummation of the Merger. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no authorizations, consents or approvals of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and any other Competition Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities, takeover and “blue sky” laws, (d) compliance with any applicable requirements of the NYSE and (e) any authorizations, consents or approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or approval by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of Parent or any of its Subsidiaries, except in the case of clauses (b) through (d), for such as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially impair the ability of Parent or Merger Subsidiary to consummate the Merger.

Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of (i) 9,000,000,000 shares of Parent Stock and (ii) 200,000,000 shares of preferred stock, without par value. As of December 10, 2009, (A) 4,731,898,451 shares of Parent Stock were issued and outstanding, (B) 41,775,550 shares of Parent Stock were subject to options to purchase shares of Parent Stock under employee stock options or compensation plans or arrangements of Parent (all of which were exercisable), (C) 50,299,227 shares of Parent Stock were subject to awards made in the form of restricted common stock or restricted common stock units and (D) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. As of December 10, 2009, except as set forth in this Section 5.05, there were no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance shares or units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i), through (iv) being referred to collectively as the “Parent Securities”). Neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities.

(c) The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate, limited liability company or comparable powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The Parent 10-K identifies, as of its filing date, all “significant subsidiaries” (as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the 1934 Act) (each, a “Significant Subsidiary”) of Parent and their respective jurisdictions of organization.

(b) As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Significant Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any of its Significant Subsidiaries, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Significant Subsidiaries, or other obligations of Parent or any of its Significant Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Significant Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Significant Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). As of the date hereof, there are no outstanding obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

(c) The authorized capital stock of Merger Subsidiary consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent. Merger Subsidiary has no Subsidiaries.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, as they may have been supplemented, modified or amended since the date of filing, the “Parent SEC Documents”).

(b) As of its filing date (or, if amended or superseded by a filing, on the date of such filing), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be included in Parent’s periodic and current reports under the 1934 Act, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f) Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. There has not been any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2008.

(g) Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(h) Parent is in compliance with, and since January 1, 2008 has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(i) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rules 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(j) Since the Parent Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which Parent or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in Parent’s definitive proxy statement on Schedule 14A filed with the SEC on April  13, 2009.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09. Disclosure Documents. The Registration Statement, and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the applicable requirements of the 1933 Act. At the time the Registration Statement or any amendment or supplement thereto becomes effective, the Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto shall not, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Proxy Statement or any amendment or supplement thereto based upon information furnished by the Company or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 5.10. Absence of Certain Changes. Since the Parent Balance Sheet Date through the date of this Agreement, (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date;

(c) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.12. Compliance with Laws and Court Orders. Parent and each of its Subsidiaries is and since January 1, 2008, has been in compliance with, and to the knowledge of Parent, it is not under pending investigation with respect to and has not been threatened to be charged with or given notice of any violation of any, Applicable Law, except for failures to comply or violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.13. Litigation. There is no Action pending against, or, to the knowledge of Parent, threatened against, Parent, any of its Subsidiaries or any of their respective properties, or any present or former officer, director or employee of Parent or its Subsidiaries in their capacity as such, before (or, in the case of threatened Actions, that would be before) or by any Governmental Authority or arbitrator, that (i) would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (ii) that, as of the date of this Agreement, challenges or seeks to prevent, enjoin, alter in any material respects or materially delay the Merger or any of the other transactions contemplated hereby.

Section 5.14. Tax Treatment. Neither Parent nor any of its Affiliates has taken or caused to be taken, agreed to take or cause to be taken or agreed not to take or cause to be taken any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization.

Section 5.15. Finders’ Fees. Except for J.P. Morgan Securities Inc., whose fees will be paid by Parent, Parent has not employed or engaged any investment banker, broker, finder or other intermediary that is or will be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.16. Opinion of Financial Advisor. Parent has received the opinion of J.P. Morgan Securities Inc., financial advisor to Parent, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to Parent from a financial point of view.

Section 5.17. Certain Agreements. Prior to the Board of Directors of the Company approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of Delaware Law, neither Parent nor Merger Subsidiary, alone or together with any other Person, was at any time, or became, an “interested stockholder” (as such term is defined in Section 203 of the Delaware Law) thereunder with respect to the Company or has taken any action that would cause any anti-takeover statute under the Delaware Law or other Applicable Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. None of Parent or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Stock (other than for the avoidance of doubt any such shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any such employee benefit plan).

Section 5.18. Parent Plans; Continuing Employee Plans. Section 5.18 of the Parent Disclosure Letter contains a correct and complete list identifying each Parent Plan in which the Continuing Employees are expected to participate (the “Continuing Employee Plans”). Each Continuing Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Continuing Employee Plan. For purposes hereof, “Parent Plan” shall mean each Benefit Plan which is maintained, administered or contributed to by Parent or any ERISA Affiliate and covers any current or former employee, director or other independent contractor of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability.

Section 5.19. No Additional Representations. Except for the representations and warranties made by Parent in this Article 5, none of Parent, Merger Subsidiary or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Subsidiary or their respective Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Subsidiary or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Subsidiary or any of their respective Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent in this Article 5, written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent and Merger Subsidiary, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, except as set forth in Section 6.01 of the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or except as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain all material Leases and all material personal property used by the Company and its Subsidiaries and necessary to conduct its business in the ordinary course of business consistent with past practice (but with no obligation to renew or extend any Lease or to otherwise exercise any rights or options it may have under any Lease, including but not limited to rights to purchase or increase or decrease its current properties) and (v) maintain its existing relationships with its material customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over oil and gas-related matters. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, except as set forth in Section 6.01 of the Company Disclosure Letter or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or except as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) dividends by any of its wholly owned Subsidiaries, and (ii) regular quarterly cash dividends with customary record and payment dates on the shares of the Company Stock not in excess of $0.125 per share per quarter;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any of the Company Securities or of the Company Subsidiary Securities, other than the issuance (A) of any shares of the Company Stock upon the exercise of the Company Stock Options and Company Warrants that are outstanding on the date of this Agreement in accordance with the terms of those options or warrants, as applicable, on the date of this Agreement or (B) of any of the Company Subsidiary Securities to the Company or any of its other Subsidiaries or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as may be contemplated by the plan described in Section 6.01(d) of the Company Disclosure Letter and (ii) any other capital expenditures not to exceed $300 million in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) acquisitions (not including acquisitions of supplies and materials in the ordinary course of business) with a purchase price (including assumed indebtedness) that does not exceed $150 million in the aggregate and (ii) acquisitions permitted pursuant to Section 6.01(d)(i);

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, properties, interests or businesses, other than (i) sales of inventory or other assets in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or arrangements in effect on the date hereof, (iii) dispositions of obsolete or worthless assets or properties, (iv) sales of assets, properties, interests or businesses with a sale price (including assumed indebtedness) that do not exceed $50 million individually or $300 million in the aggregate or (v) subject to Section 6.01(j)(ii), Permitted Liens;

(g) make or assume any Derivatives, including any Derivative intended to benefit from or reduce or eliminate the risk of fluctuations in the price of Hydrocarbons or other commodities, other than in the ordinary course of the Company’s marketing business in accordance with the Company’s current policies;

(h) (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Material Contract or waive, release or assign any material rights, claim or benefits of it or its Subsidiaries under any Material Contract, or (ii) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, except in the case of this clause (ii), in connection with an action specifically contemplated by clause (d), (e), (f), (g), (i), (j), (k), (l), (m) or (q) of this Section 6.01;

(i) enter into new contracts to sell Hydrocarbons other than in the ordinary course consistent with past practice, but in no event any having a duration longer than six months;

(j) (i) engage in any exploration, development drilling, well completion or other development activities, other than in the ordinary course of business consistent with past practice, or (ii) create or incur any Production Burden on any of the Company’s or any of its Subsidiary’s Oil and Gas Interests or other properties and assets with a cost-free interest in any given year in excess of 30%;

(k) enter into any commitment or agreement to license or purchase seismic data that will cost in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2009 plan or the plan described in Section 6.01(k) of the Company Disclosure Letter delivered or made available to Parent prior to the date hereof, other than pursuant to agreements or commitments existing on the date hereof;

(l) other than in connection with actions permitted by Sections 6.01(d) and (e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company;

(m) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities, other than (i) in the ordinary course of business consistent with past practice on terms that allow for prepayment at any time without penalty or (ii) for borrowings under the Company’s and its Subsidiaries’ existing commercial paper programs or revolving credit facilities;

(n) enter into any agreement or arrangement that would reasonably be expected to, after the Effective Time, materially limit or materially restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any material line of business, in any geographical location or with any Person;

(o) except in each case as permitted under Section 6.01(o) of the Company Disclosure Letter or as required pursuant to the terms of any Company Plan, (i) enter into or amend any agreement providing compensation or benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries (each, a “Covered Individual”), except for ministerial amendments, (ii) adopt or amend any compensation or benefit plan, policy, practice, arrangement or agreement covering any Covered Individual, except ministerial amendments or as required by Applicable Law, (iii) grant any new awards or benefits under such plan, policy, practice, arrangement or agreement covering any Covered Individual except for the grant of awards (other than equity or equity-based awards) or benefits in connection with and corresponding to any promotion or job change that are provided in the ordinary course of business and consistent with past practice, and provided that, upon the date of such promotion or job change, the Covered Individual subject to such promotion or job change shall be entitled to participate in the Company’s Management Group Employee Severance Protection Plan if not a participant therein prior to such promotion or job change so long as the Covered Individual meets the eligibility requirements of such plan and such Covered Individual is replacing a former employee who was eligible to participate in such plan immediately prior to the effective date of such employee’s termination of employment, (iv) otherwise increase the benefits or compensation provided to any Covered Individual except for salary and/or target bonus increases in connection with and corresponding to any promotion or job change that are provided in the ordinary course of business and consistent with past practice, or (v) hire or engage the services of any individual except for the hiring or engagement of any individual with an annual rate of pay (which for purposes hereof shall include base salary or wages and target annual bonus, if any) of less than $200,000 (each, a “New

Hire”), which New Hire shall be entitled to participate in the Company’s Management Group Employee Severance Protection Plan, subject to the same terms and conditions set forth in clause (iii) of this Section 6.01(o), provided that if such terms and conditions are not applicable to such New Hire, he or she shall be entitled to participate in the Company’s Employee Severance Protection Program;

(p) change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act or interpretations thereof, after consultation with its independent public accountants;

(q) settle, or offer or propose to settle, (i) (A) any Action or other claim involving or against the Company or any of its Subsidiaries or (B) any stockholder litigation or dispute against the Company or any of its officers or directors, except, in each case, where the amount paid in settlement or compromise does not exceed $5 million or (ii) any Action or dispute that relates to the transactions contemplated hereby, where the amount paid in settlement or compromise does not exceed $2 million;

(r) knowingly and intentionally take any action that would reasonably be expected to make any material representation or warranty of the Company hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time;

(s) enter into any new line of business which represents a material change in the Company’s and its Subsidiaries’ operations and which is material to the Company and its Subsidiaries taken as a whole; or

(t) authorize or enter into any agreement to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall use its reasonable best efforts in accordance with Delaware Law, its certificate of incorporation and bylaws and the rules of the NYSE to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable following effectiveness of the Registration Statement under the 1933 Act for the purpose of obtaining the Company Stockholder Approval. In connection with the Company Stockholder Meeting, the Company shall (i) mail the Proxy Statement and all other proxy materials for such meeting by first class mail to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the 1933 Act, (ii) unless there has been an Adverse Recommendation Change, use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not (x) the Company’s Board of Directors shall have effected an Adverse Recommendation Change or (y) any Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors.

Section 6.03. No Solicitation; Other Offers; Adverse Recommendation Change. (a) General Prohibitions. Subject to Section 6.03(b), neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal (other than a confidentiality agreement to the extent contemplated in Section 6.03(b)); provided that (so long as the Company and its Representatives have otherwise complied with this Section 6.03) none of the foregoing shall prohibit the Company and its Representatives from contacting in writing any Persons or group of Persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.03(a). It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to the Company Stockholder Approval:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, could reasonably be expected to lead to a Superior Proposal by the Third Party making such Acquisition Proposal and (B) furnish to such Third Party and its Representatives non-public information relating to the Company or any of its Subsidiaries and access to the business, properties, assets, books and records of the Company and its Subsidiaries pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the confidentiality agreement dated October 13, 2009 between the Company and Parent (the “Confidentiality Agreement”) (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Third Party from making any Acquisition Proposals, acquiring the Company or taking any other action); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any action required by Applicable Law and any action that any court of competent jurisdiction orders the Company to take; and

(ii) the Board of Directors of the Company may make an Adverse Recommendation Change (A) following receipt of an Acquisition Proposal made after the date hereof that the Board of Directors of the Company determines in good faith, after consultation with its outside financial and legal advisors, constitutes a Superior Proposal or (B) solely in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any change in probability or magnitude of circumstances) not related to an Acquisition Proposal that was not known to the Board of Directors of the Company on the date hereof (or if known, the magnitude or material consequences of which were not known to or understood by the Board of Directors of the Company as of the date hereof) (an “Intervening Event”);

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Company or its Board of Directors from (i) complying with Rule 14d-9 or 14e-2(a) under the 1934 Act (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 6.03, (ii) disclosing factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law or (iii) making any statement or disclosure to the Company’s stockholders required by Applicable Law; provided that any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not constitute an Adverse Recommendation Change).

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall, if such action is in connection with an Acquisition Proposal, continue to advise Parent on a reasonably current basis on the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any written indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has indicated it is considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) (x) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries by the Third Party that describes any terms or conditions of any Acquisition Proposal and (y) notify Parent after it becomes aware of any intentional and material breach of any of this Section 6.03 expressly sanctioned or knowingly permitted by the Company. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d) “Last Look”. Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Acquisition Proposal as permitted by Section 6.03(b)(ii), unless (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Acquisition Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (ii) Parent does not make, within three Business Days after its receipt of that written notification, an offer that the Company’s Board of Directors determines, in good faith, after consultation with its outside financial and legal advisors, is at least as favorable to the stockholders of the Company as such Acquisition Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Acquisition Proposal shall require a new written notification from the Company and a new three Business Day period under clause (ii) of this Section 6.03(d)). The Board of Directors of the Company shall not make an Adverse Recommendation Change in response to an Intervening Event as permitted by Section 6.03(b)(ii), unless (A) the Company has provided Parent with written information describing such Intervening Event in reasonable detail promptly after becoming aware of it, or becoming aware of or understanding the magnitude or material consequences of it, as applicable, and keeps Parent reasonably informed of material developments with respect to such Intervening Event, (B) the Company has provided Parent at least three Business Days prior written notice advising Parent of its intention to make an Adverse Recommendation Change with respect to such Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by the Board of Directors of the Company that an Intervening Event has occurred and its need to make an Adverse Recommendation Change in light of the Intervening Event and (C) Parent does not make, within three Business Days after its receipt of that written notification, an offer that the Company’s Board of Directors determines, in good faith, after consultation with its outside financial and legal advisors, would obviate the need for an Adverse Recommendation Change in light of the Intervening Event. During any three Business Day period prior to its effecting an Adverse Recommendation Change pursuant to this Section 6.03(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries which the Board of Directors of the Company determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal, including the expected timing and likelihood of consummation, any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and would reasonably be expected to provide greater value to the Company’s stockholders (other than Parent and any of its Affiliates) than as provided hereunder (taking into account any binding proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)), which the Board of Directors of the Company determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(f) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 12-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its commercially reasonable efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

Section 6.04. Tax Matters. (a) From the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall, except as required by Applicable Law, make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or reducing any Tax asset or accrual of Tax asset under FASB Interpretation No. 48 of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c) Other than Taxes described in Section 2.03(g), all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 6.05. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall upon reasonable prior notice (a) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries (including access to core samples, well logs and seismic data, in each case, which are in the possession of the Company or any of its Subsidiaries) during normal business hours, (b) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries; provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 6.05 to the extent that (i) in the reasonable good faith judgment of the Company, any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a Third Party, (iii) such disclosure would result in disclosure of any trade secrets of Third Parties or (iv) disclosure of any such information or document would reasonably be expected to result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iv) of this Section 6.05, the Company shall use its commercially reasonable efforts to (A) obtain the required consent of such Third Party to provide such access or disclosure, (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company or (C) in the case of clauses (i) and (iv), enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section 6.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, except as set forth in Section 7.01 of the Parent Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or except as required by Applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with material Third Parties. Without limiting the generality of the foregoing, except as expressly contemplated or permitted by this Agreement, except as set forth in Section 7.01 of the Parent Disclosure Letter or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), or except as required by Applicable Law, from the date hereof until the Effective Time Parent shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the articles of incorporation or bylaws of Parent in a manner that would have a material and adverse impact on the value of Parent Stock;

(b) pay any extraordinary dividend or other extraordinary distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any capital stock of Parent in a manner inconsistent with past practice;

(c) acquire (or agree to acquire) (i) any assets utilized in production or transportation of natural gas or (ii) more than 50% of the voting interests of any entity that is a going concern, if, individually or in the aggregate, such acquisition or acquisitions would reasonably be expected to prevent, materially impede, interfere with or delay the consummation of the Merger and the other transactions contemplated by this Agreement;

(d) knowingly and intentionally take any action that would reasonably be expected to make any material representation or warranty of Parent hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time; or

(e) authorize or enter into any agreement to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Approval by Sole Stockholder of Merger Subsidiary. Immediately following the execution of this Agreement by the parties, Parent, as sole stockholder of Merger Subsidiary, shall approve and adopt this Agreement, in accordance with Delaware Law, by written consent, and promptly deliver to the Company a correct and complete copy of such written consent, certified by the Secretary of Parent.

Section 7.04. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries (other than for the avoidance of doubt any such shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any such employee benefit plan) in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.05. Director and Officer Liability. (a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide the advancement of expenses to, the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of (i) acts or omissions occurring at or prior to the Effective Time, (ii) the fact that such Indemnified Person was a director or officer, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person prior to the Effective Time and (iii) this Agreement and the transactions contemplated hereby, in each case whether asserted or arising before or after the Effective Time, to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s or its Subsidiaries’ certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law; provided, further, that any Person to whom expenses are advanced shall provide an undertaking to repay such advances to the extent required by Applicable Law. From and after the Effective Time, Parent hereby irrevocably and unconditionally guarantees the payment and performance obligations of the Surviving Corporation under this Section 7.05(a).

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s and the Company’s Subsidiaries’ certificates of incorporation, bylaws and similar organizational documents (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Time that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement in the Company’s and its Subsidiaries’ certificate of incorporation and bylaws.

(c) For six years after the Effective Time, Parent shall procure the provision of officers’ and directors’ liability insurance from an insurance carrier with the same or better rating as the Company’s current insurance carrier in respect of matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof (it being understood that Parent may discharge its obligations pursuant to this paragraph by providing an insurance policy underwritten by Ancon Insurance Company, Inc., a wholly-owned Subsidiary of Parent, so long as at the time of underwriting such policy, Ancon Insurance Company, Inc. has the same or better rating as the

Company’s current insurance carrier); provided that if the aggregate annual premiums for such insurance at any time during such period shall exceed 300% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 300% of such rate. Notwithstanding the foregoing, prior to the Effective Time, the Company may procure a fully prepaid “tail” policy of comparable coverage with a claims period of six years after the Effective Time from Ancon Insurance Company, Inc. (or if Ancon Insurance Company, Inc. does not have, at the time of underwriting such policy, the same or better rating as the Company’s current insurance carrier, any other insurance carrier with the same or better rating as the Company’s current insurance carrier) in respect of matters existing or occurring prior to the Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby) covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and in amounts no less favorable than those of such policy in effect on the date hereof; provided that if the aggregate annual premiums for such “tail” policy exceeds 300% of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for their existing officers’ and directors’ liability insurance policy, then the Company shall procure the maximum coverage that will then be available at an equivalent annual premium equal to 300% of such rate; provided, further, that the Company’s procurement of such fully prepaid “tail” policy in accordance with this sentence shall be deemed to satisfy in full Parent’s obligations pursuant to this Section 7.05(c).

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

(e) Each Indemnified Person shall cooperate with Parent and the Surviving Corporation in the defense of any claim or Action for which indemnification may be sought pursuant to Section 7.05(a), shall furnish or cause to be furnished records, documents, information and testimony, and shall attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested by Parent in connection therewith.

(f) The rights of each Indemnified Person under this Section 7.05 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. The obligations of Parent and the Surviving Corporation under this Section 7.05 shall not be terminated, amended or modified in any manner so as to adversely affect any Indemnified Person (including their successors, heirs and legal representatives) to whom this Section 7.05 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.05 applies shall be third party beneficiaries of this Section 7.05, and this Section 7.05 shall survive consummation of the Merger and shall be enforceable by such Indemnified Persons and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns).

Section 7.06. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued as part of the Merger Consideration to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 7.07. Employee Matters. (a) For a period of one year following the Effective Time, Parent shall provide to employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) (i) base salaries that are not less than the salaries provided to such employees by the Company and its Subsidiaries, as in effect on December 1, 2009, (ii) except for the employees set forth in Section 7.07(a)(ii) of the Company Disclosure

Letter, annual or semi-annual, as applicable, cash bonuses that are not less than the annual or semi-annual, as applicable, cash bonuses provided to such employees by the Company and its Subsidiaries on December 1, 2009 and (iii) benefits (other than equity-based compensation and other than benefits referenced in Section 7.07(d)(ii) of the Company Disclosure Letter or Section 7.07(a)(iii) of the Company Disclosure Letter) that (A) to the extent provided under any Company Plan, are substantially comparable in the aggregate to the benefits provided by the Company and its Subsidiaries under such Company Plan immediately prior to the Effective Time and (B) to the extent provided under any Continuing Employee Plan, are substantially comparable in the aggregate to the benefits provided to similarly-situated Parent employees under such Continuing Employee Plan; provided that, for the avoidance of doubt and without limiting the foregoing clauses (A) and (B), nothing shall require that the aggregate level of benefits for Continuing Employees across all Company Plans and Continuing Employee Plans after the Effective Time be substantially comparable to the benefits provided prior to the Effective Time under the Company Plans; and provided, further, that nothing shall prohibit Parent from terminating or causing the Company to terminate any Company Plan or Continuing Employee Plan following the Effective Time. Except as set forth in Section 7.07(d)(ii) of the Company Disclosure Letter, if the occurrence of the Merger or any other transactions contemplated under this Agreement would impose any limitation on the ability of the Company, the Surviving Corporation, Parent or any of their respective Affiliates to amend or terminate any Company Plan, the Company shall, to the fullest extent permitted under the terms of such Company Plan and prior to the date that such limitation would be imposed, amend such Company Plan to (i) remove such limitation and (ii) provide for such other modifications to such Company Plan as requested by Parent, with such modifications to become effective as of the date immediately preceding the Closing Date.

(b) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) for purposes of eligibility to participate and vesting, to the same extent that such service was recognized as of the Effective Time under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated (but not for purposes of benefit accrual under any defined benefit pension plans, special or early retirement programs, window separation programs, or similar plans which may be in effect from time to time).

(c) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated. If a Continuing Employee commences participation in any health benefit plan of Parent or any of its Subsidiaries after the commencement of a calendar year, to the extent commercially practicable, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

(d) Without limiting the generality of the foregoing, Parent shall and shall cause Surviving Corporation to (i) enter into and perform under the consulting agreements with each of the individuals listed in Section 7.07(d)(i) of the Company Disclosure Letter, in the form agreed to prior to the date hereof and (ii) continue, in accordance with their respective terms, the plans and arrangements set forth in Section 7.07(d)(ii) of the Company Disclosure Letter for the benefit of the employees who are eligible to participate therein.

(e) Nothing in this Section 7.07 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending or terminating any employee benefit plan or (iii) confer any rights or benefits on any person other than the parties to this Agreement.

Section 7.08. Continuation of Company’s Existence. For a period of two years following the Effective Time (a) Parent shall maintain (or shall cause to be maintained) the Surviving Corporation as a wholly owned subsidiary of Parent with the name “XTO Energy Inc.” (and shall continue the commercial use of such name) and (b) Parent shall maintain and continue (or cause to be maintained and continued) the operations of the Company’s current facilities in Fort Worth, Texas. Furthermore, so long as Company employees who as of the Effective Time work from or are based at such Fort Worth, Texas locations remain employed by Parent or any of its Subsidiaries, Parent shall retain such employees at their current location for the one-year period following the Effective Time.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement; provided that the parties hereto understand and agree that in no event shall Parent be required (or the Company, without Parent’s prior written consent, be permitted) by this Section 8.01 or any other provision of this Agreement (A) to enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (B) to divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other action (or otherwise agree to do any of the foregoing) with respect to any of their respective Subsidiaries or any of their respective Affiliates’ businesses, assets or properties, except, in the case of either of the foregoing clause (A) or (B), to the extent such action or actions would not reasonably be expected to, individually or in the aggregate, restrict, in any material respect, or otherwise negatively and materially impact the natural gas (including natural gas liquids) exploration, production and sales businesses of the Company and its Subsidiaries, taken as a whole, or the natural gas (including natural gas liquids) exploration, production and sales businesses of Parent and its Subsidiaries, taken as a whole.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 60 days of the date hereof. Each of the Company and Parent shall use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Competition Law and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Competition Law as soon as practicable. Each of Parent and the Company shall cooperate with one another in (i) the overall strategic planning for the approach to Governmental Authorities under the HSR Act or any other applicable Competition Law, (ii) the making of any filings, including the initial filing under the HSR Act, (iii) the receipt of any necessary approvals and (iv) the resolution of any investigation or other inquiry of any such Governmental Authority. Parent, in consultation with the Company, shall take the lead in communicating with any Governmental Authority and developing strategy for responding to any investigation or other inquiry by any Governmental Authority under the HSR Act or other applicable Competition Law. Notwithstanding the foregoing sentence, except as prohibited by Applicable Law, each of Parent and the Company shall promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any substantive communications with any Governmental Authority, shall consult with each other prior to taking any substantive position with respect to the filings under the HSR Act or any other Competition Law in discussions with or filing to be submitted to any Governmental Authority, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law, shall not participate in any meeting or have any substantive communication with any such Governmental Authority unless it has given the other an opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, shall give the other party the opportunity to attend and participate therein, and shall coordinate with the other in preparing and exchanging such information and promptly provide the other party (and its counsel) with copies of all filings, material correspondence, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority under the HSR Act or any other Competition Law relating to this Agreement or the transactions contemplated hereby.

Section 8.02. Proxy Statement; Registration Statement. (a) As promptly as practicable, the Company and Parent shall prepare and file the Proxy Statement and the Registration Statement (in which the Proxy Statement will be included) with the SEC. The Company and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders, as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement comply as to form in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b) The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder.

(c) Each of the Company and Parent shall provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

(d) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that the Company, in connection with an Adverse Recommendation Change, may amend or supplement the Proxy Statement (including by incorporation by reference) pursuant to an amendment or supplement to the Proxy Statement (including by incorporation by reference) to the extent it contains (i) an Adverse Recommendation Change, (ii) a statement of the reasons of the Board of Directors of the Company for making such Adverse Recommendation Change and (iii) additional information reasonably related to the foregoing. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement. If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

Section 8.03. Public Announcements. Subject to Section 8.02, the Company and Parent shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by Applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and providing each other the opportunity to review and comment upon any such press release or public statement. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of:

(a) any written notice from any Governmental Authority alleging that the consent or approval of such Governmental Authority is required to consummate the transactions contemplated by this Agreement or written notice from any other Person alleging that the consent of such Person is required to consummate the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that are material and relate to the consummation of the transactions contemplated by this Agreement; and

(d) any occurrence or event that is reasonably likely to cause an inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any condition set forth in Article 9 not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.05 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06. Tax-free Reorganization. (a) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action reasonably likely to cause the Merger not so to qualify. Provided the opinion conditions contained in Sections 9.02(d) and 9.03(b) of this Agreement have been satisfied, each of Parent and the Company shall report the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(b) Officers of Parent, Merger Subsidiary and the Company shall execute and deliver to Davis Polk & Wardwell LLP, tax counsel for Parent, and Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel for the Company, Tax Representation Letters. Each of Parent, Merger Subsidiary and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue any portion of the Tax Representation Letters.

Section 8.07. Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.08. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock and other securities of the Company under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 8.09. Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Stock and the Company Stock with the mutual intention and goal that holders of Parent Stock and the Company Stock shall not receive two dividends or fail to receive one dividend, for any quarter with respect to those shares, on the one hand, and the Parent Stock issuable in respect of those shares pursuant to the Merger, on the other.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver by each party (to the extent permitted by Applicable Law) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no Applicable Law shall be in effect which prohibits the consummation of the Merger;

(c) (i) any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) the applicable waiting period under the Dutch Competition Act (Mededingingswet) of 22 May 1997, as amended, relating to the transactions contemplated by this Agreement shall have expired or an approval of the Dutch Competition Authority (Nederlandse Mededingingsautoriteit) allowing the parties to complete the Merger shall have been obtained;

(d) all other consents and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for (i) filings to be made after the Effective Time and (ii) any such consent, approval, filing or registration the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect;

(e) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

(f) the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(a), 4.05, 4.06, 4.10(b), 4.24, 4.25 and 4.26 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (iii) the other representations and warranties of the Company contained in this Agreement or in any certificate delivered by the Company pursuant hereto (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (iii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iv) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) there shall not be pending any Action by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to prohibit the consummation of the Merger, (ii) seeking to prohibit Parent’s or Merger Subsidiary’s ability effectively to exercise full rights of ownership of the Company Stock, including the right to vote any shares of Company Stock acquired or owned by Parent or Merger Subsidiary following the Effective Time on all matters properly presented to the Company’s stockholders or (iii) seeking to compel Parent, the Company or any of their respective Subsidiaries to take any action of the type described in clause (A) or (B) of the proviso to Section 8.01(a) that is not required to be effected pursuant to the terms of this Agreement;

(c) there shall not have been any Applicable Law that, after the date hereof, is enacted, enforced, promulgated or issued by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger and any applicable provisions of any other Competition Law, that, would reasonably be likely to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iii) of paragraph (b) above;

(d) Parent shall have received the opinion of Davis Polk & Wardwell LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Subsidiary and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In rendering the opinion described in this Section 9.02(d), Davis Polk & Wardwell LLP shall have received and may rely upon the Tax Representation Letters referred to in Section 8.06(b) hereof; and

(e) Since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Company Material Adverse Effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in Sections 5.01, 5.02, 5.04(a), 5.05, 5.06, 5.10(b), 5.15 and 5.16 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time), (iii) the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (iii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iv) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect;

(b) The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Subsidiary and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. In rendering the opinion described in this Section 9.03(b), Skadden, Arps, Slate, Meagher & Flom LLP shall have received and may rely upon the Tax Representation Letters referred to in Section 8.06(b) hereof; and

(c) Since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had a Parent Material Adverse Effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before September 15, 2010 (the “End Date”); provided that, if on the End Date any of the conditions to Closing set forth in Sections 9.01(c), 9.02(b) or 9.02(c) shall not have been satisfied but all other conditions to Closing shall be satisfied or (to the extent legally permissible) waived, or are then capable of being satisfied, then the End Date shall be extended to December 31, 2010; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law in effect that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and, in the case of clauses (A) and (B) any such Applicable Law, including an injunction, shall have become final and nonappealable; provided that the party seeking to terminate this agreement pursuant to this Section 10.01(b)(ii) shall have fulfilled its obligations under Section 8.01; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) if (a) the Company’s Board of Directors shall have made an Adverse Recommendation Change, (b) the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after receipt of any written request to do so from Parent, or (c) prior to the Company Stockholder Approval having been obtained, an intentional and material breach (x) by the Company of Section 6.03 shall have occurred that is sanctioned or permitted by the Company or (y) by the Company of the first sentence of Section 6.02 shall have occurred; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d) by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, except as set forth in Section 11.04(d), if such termination shall result from the intentional and willful material failure of any party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. None of Parent, Merger Subsidiary or the Company shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its intentional and willful breach of any provision of this Agreement. The provisions of this Section 10.02 and Article 11, and the Confidentiality Agreement, shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if personally delivered or sent by overnight courier (providing proof of delivery) or facsimile transmission (with confirmation of receipt), if to Parent or Merger Subsidiary, to:

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, Texas 75039-2298

Attention: Charles W. Matthews

Facsimile No.: (972) 444-1432

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: George R. Bason, Jr.

                  Louis L. Goldberg

Facsimile No.: (212) 450-3800

if to the Company, to:

XTO Energy Inc.

810 Houston Street

Fort Worth, Texas 76102

Attention: Vaughn O. Vennerberg, II

Facsimile No.: (817) 870-1671

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Attention: Roger S. Aaron

                 Stephen F. Arcano

                 Kenneth M. Wolff

Facsimile No.: (212) 735-2000

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto, including any rights arising out of any breach of such representations and warranties, shall not survive the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement (including any Schedule hereto) may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee. If a Company Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within five Business Days following such Company Payment Event, a fee of $900 million. “Company Payment Event” means:

(i) the termination of this Agreement by Parent pursuant to Section 10.01(c)(i); or

(ii) (A) the termination of this Agreement by Parent or the Company pursuant to (1) Section 10.01(b)(i) and the Company Stockholder Meeting had not been held on or prior to the fifth Business Day prior to the date of such termination (unless such Company Stockholder Meeting had not been held due to a material breach by Parent of Section 5.09 or 8.02 hereof) or (2) Section 10.01(b)(iii), (B) an Acquisition Proposal shall have been publicly announced after the date of this Agreement and prior to such termination and such Acquisition Proposal shall not have been publicly and unconditionally withdrawn on or prior to (x) in the case of the foregoing clause (A)(1), the fifth Business Day prior to such termination and (y) in the case of the foregoing clause (A)(2), the fifth Business Day prior to the Company Stockholder Meeting and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “30%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”).

(c) The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses actually incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(d) In the event of a termination of this Agreement under the circumstances giving rise to a Company Payment Event, any payment by the Company under this Section 11.04 shall be the sole and exclusive remedy of Parent and its Subsidiaries for damages against the Company with respect to this Agreement and the transactions contemplated hereby. In no event shall the Company be required to pay any amounts due to Parent pursuant to this Section  11.04 on more than one occasion.

Section 11.05. Disclosure Letter and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement (regardless of the absence of an express reference or cross-reference in a particular Section of this Agreement or a particular Section of either the Company Disclosure Letter or Parent Disclosure Letter), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent.

(b) The parties hereto agree that any information contained in any part of any Filed Company SEC Document or Filed Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent; provided that, except for any specific factual information contained therein, in no event shall any information contained in any part of any Filed Company SEC Document or Filed Parent SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.05, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that any such transfer or assignment described in clause (i) or (ii) shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.

Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement and the exhibits, schedules and annexes hereto constitute the entire agreement between the parties with respect to their subject matter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to that subject matter.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

XTO ENERGY INC.

By:	/s/ BOB R. SIMPSON

	Name:	Bob R. Simpson
	Title:	Chairman of the Board and Founder

EXXON MOBIL CORPORATION

By:	/s/ REX W. TILLERSON

	Name:	Rex W. Tillerson
	Title:	Chairman of the Board

EXXONMOBIL INVESTMENT CORPORATION

By:	/s/ WILLIAM M. COLTON

	Name:	William M. Colton
	Title:	President

Annex B

745 Seventh Avenue New York, NY 10019 United States

December 13, 2009

Board of Directors

XTO Energy Inc.

810 Houston Street, Suite 2000

Fort Worth, Texas 76102-6298

Members of the Board:

We understand that XTO Energy Inc. (“XTO”) intends to enter into a transaction (the “Proposed Transaction”) with Exxon Mobil Corporation (“ExxonMobil”) pursuant to which (i) ExxonMobil Investment Corporation (“Merger Sub”), a wholly-owned subsidiary of ExxonMobil, will merge with and into XTO with XTO surviving the merger (the “Merger”), as a wholly-owned subsidiary of ExxonMobil, and (ii) upon effectiveness of the Merger, each share of issued and outstanding common stock of XTO (“XTO Common Stock”) (other than shares to be cancelled pursuant to the Agreement (as defined below)) will be converted into the right to receive 0.7098 shares (the “Exchange Ratio”) of the common stock of ExxonMobil (“ExxonMobil Common Stock”). The terms and conditions of the Merger are set forth in the Agreement and Plan of Merger dated December 13, 2009 by and among XTO, ExxonMobil and Merger Sub (the “Agreement”) and the summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of XTO to render our opinion with respect to the fairness, from a financial point of view, to XTO’s stockholders of the Exchange Ratio in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, XTO’s underlying business decision (i) to proceed with or effect the Proposed Transaction or (ii) to enter into or consummate the Proposed Transaction at any particular time now or in the future. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration to be offered to the stockholders of XTO in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction; (2) publicly available information concerning XTO and ExxonMobil that we believe to be relevant to our analysis, including, without limitation, each of XTO’s and ExxonMobil’s Annual Reports on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009; (3) financial and operating information with respect to the business, operations and prospects of XTO furnished to us by XTO; (4) financial and operating information with respect to the business, operations and prospects of ExxonMobil as furnished to us by ExxonMobil; (5) consensus estimates published by First Call of independent equity research analysts with respect to (i) the future financial performance of XTO (the “XTO Research Projections”) and (ii) the future financial performance of ExxonMobil (the “ExxonMobil Research Projections”); (6) estimates of certain (i) proved reserves, as of December 31, 2008, for XTO as prepared by a third-party reserve engineer (the “XTO Year-End 2008 Engineered Proved Reserve Report”), (ii) proved reserves, as of December 31, 2008, for XTO prepared by the management of XTO based upon the XTO Year-End 2008 Engineered Proved Reserve Report adjusted for different commodity price assumptions (the “Price Adjusted XTO Year-End 2008 Proved Reserve Report”) and (iii) proved reserves, as of December 31, 2009, for XTO based upon a roll-forward of the Price Adjusted XTO Year-End 2008 Proved Reserve Report and XTO management guidance ((i) through

(iii) collectively, the “XTO Reserve Reports”); (7) estimates of certain current non-proved reserve potential for XTO as estimated by the management of XTO and classified by the management of XTO between (i) “Low-Risk Upside Resource Potential” and (ii) “Additional Resource Potential” based upon the level of risk inherent in the resources ((i) through (ii) collectively, the “XTO Non-Proved Resource Potential”); (8) the trading histories of XTO Common Stock and ExxonMobil Common Stock from December 13, 2004 to December 11, 2009 and a comparison of those trading histories with each other and with those of other companies that we deemed relevant; (9) a comparison of the historical financial results and present financial condition of XTO and ExxonMobil with each other and with those of other companies that we deemed relevant; (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (11) the relative contributions of XTO and ExxonMobil to the current and future financial performance of the combined company on a pro forma basis and (12) certain strategic alternatives available to XTO. In addition, we have (i) had discussions with the managements of XTO and ExxonMobil concerning their respective businesses, operations, assets, financial conditions, reserves, production profiles, hedging levels, commodity prices, development programs, exploration programs and prospects and (ii) undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of XTO and ExxonMobil that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have not been provided with, and did not have any access to, financial projections of XTO as prepared by the management of XTO. Accordingly, upon the advice of XTO, we have assumed that the XTO Research Projections are a reasonable basis upon which to evaluate the future financial performance of XTO and we have used such projections in performing our analysis. In addition, for purposes of our analysis and due to the limited scope of the XTO Research Projections, we also have considered projections of XTO that we have prepared in consultation with the management of XTO. We have discussed these projections with the management of XTO and, based upon advice of XTO management, we have assumed that such projections are a reasonable basis upon which to evaluate the future performance of XTO, and management of XTO has agreed with the appropriateness of the use of such adjusted projections in performing our analysis. We have not been provided with, and did not have any access to, financial projections of ExxonMobil prepared by the management of ExxonMobil. Accordingly, upon the advice of XTO, we have assumed that the ExxonMobil Research Projections are a reasonable basis upon which to evaluate the future financial performance of ExxonMobil and that ExxonMobil will perform substantially in accordance with such estimates. With respect to the XTO Reserve Reports, we have discussed these reports with the management of XTO and, upon the advice of XTO, we have assumed that the XTO Reserve Reports are a reasonable basis upon which to evaluate the proved reserve levels of XTO. With respect to the XTO Non-Proved Resource Potential, we have discussed these estimates with the management of XTO and, upon the advice of XTO, we have assumed that the XTO Non-Proved Resource Potential is a reasonable basis upon which to evaluate the non-proved resource levels of XTO. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of XTO or ExxonMobil and have not made or obtained any evaluations or appraisals of the assets or liabilities of XTO or ExxonMobil. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of XTO’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of XTO, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that XTO has obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion as to the prices at which shares of (i) XTO Common Stock or ExxonMobil Common Stock will trade at any time following the announcement of the Proposed Transaction or (ii) ExxonMobil Common Stock will trade at any time following the consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the ExxonMobil Common Stock to be held by the stockholders of XTO after the consummation of the Proposed Transaction will be in excess of the market value of the XTO Common Stock owned by such stockholders at any time prior to announcement or consummation of the Proposed Transaction.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio in the Proposed Transaction is fair to XTO’s stockholders.

We have acted as financial advisor to XTO in connection with the Proposed Transaction and will receive fees for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, XTO has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for XTO and its affiliates in the past, and have received customary fees for such services. Specifically, in the past two years, we have performed the following investment banking and financial services for XTO and its affiliates, for which we have received customary compensation: (i) in August 2008, we acted as an underwriter on XTO’s 6.75% senior notes due 2037, 5.00% senior notes due 2010, 5.75% senior notes due 2013 and 6.50% notes due 2018; (ii), in July 2008, we acted as an underwriter on XTO’s common stock offering; (iii) in April 2008, we acted as an underwriter on XTO’s 4.625% senior notes due 2013, 5.500% senior notes due 2018, and 6.375% senior notes due 2038; (iv) in February 2008, we acted as an underwriter on XTO’s common stock offering; (v) between February 2009 and April 2009, we assisted XTO in repurchasing outstanding bonds of XTO on the open market; (vi) we are currently a lender under XTO’s existing revolving credit facility and a dealer under XTO’s commercial paper program and (vii) we have served and may continue to serve as a counterparty to XTO on certain commodity hedging and trading transactions. In the past two years, we have performed only limited services for ExxonMobil for which we have received limited compensation. We expect to perform investment banking and financial services for ExxonMobil and its affiliates in the future and expect to receive customary fees for such services.

Barclays Capital Inc. is a full service securities firm engaged in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of XTO and ExxonMobil and their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of XTO and is rendered to the Board of Directors of XTO in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of XTO as to how such stockholder should vote or act with respect to any matter relating to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

Annex C

745 Seventh Avenue New York, NY 10019 United States

May 19, 2010

Board of Directors

XTO Energy Inc.

810 Houston Street, Suite 2000

Fort Worth, Texas 76102-6298

Members of the Board:

Reference is made to our opinion letter dated December 13, 2009 (the “Opinion Letter”), to the Board of Directors of XTO Energy Inc. (“XTO”). Defined terms used but not defined in this letter have the meanings set forth in the Opinion Letter.

As set forth in the Opinion Letter, in connection with our analysis described in the Opinion Letter, we were not provided with, and did not have access to, financial projections of XTO as prepared by the management of XTO. Accordingly, upon the advice of XTO, we assumed that the XTO Research Projections were a reasonable basis upon which to evaluate the future financial performance of XTO and we used such projections in performing our analysis. In addition, for purposes of our analysis and due to the limited scope of the XTO Research Projections, we also considered projections of XTO that we prepared in consultation with the management of XTO. We discussed these projections with the management of XTO and, based upon advice of XTO management, we assumed that such projections were a reasonable basis upon which to evaluate the future performance of XTO, and management of XTO agreed with the appropriateness of the use of such adjusted projections in performing our analysis. Subsequent to the date of the Opinion Letter, in connection with the settlement of litigation relating to the Proposed Transaction (the “Shareholder Litigation”), XTO’s management has provided us with certain XTO financial data, including certain forward looking XTO financial data covering limited periods and certain historical data prepared by the management of XTO prior to December 13, 2009 (the “Additional XTO Financial Data”). XTO has requested that we review the Additional XTO Financial Data and state whether we can confirm to the Board of Directors of XTO that consideration of the Additional XTO Financial Data would not have changed the opinion set forth in, or altered in any material respect the results of the analyses performed by us in rendering the opinion set forth in, the Opinion Letter. Accordingly, we have reviewed the Additional XTO Financial Data in relation to the analyses performed by us in rendering the opinion set forth in the Opinion Letter. We have not reviewed any other information or materials or performed any other analysis in connection with the preparation of this letter.

This letter is subject in all respects to the qualifications, limitations and assumptions stated in the Opinion Letter.

We have reviewed and considered the Additional XTO Financial Data and we hereby confirm that, based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Opinion Letter, we are of the view that consideration of the Additional XTO Financial Data would not have changed the opinion set forth in, or altered in any material respect the results of the analyses performed by us in rendering the opinion set forth in, the Opinion Letter as of the date it was delivered.

We did not assume any responsibility for updating or revising the Opinion Letter based on events or circumstances that have occurred or may occur after the date of the Opinion Letter, and we assume no responsibility for updating or revising this letter based on events or circumstances that may occur after the date of this letter.

C-1

This letter is for the use and benefit of the Board of Directors of XTO in connection with the settlement of the Shareholder Litigation. This letter is not intended to be and does not constitute an opinion with respect to the fairness, from a financial point of view, to XTO’s stockholders of the Exchange Ratio in the Proposed Transaction or an update or revision of the Opinion Letter. This letter is not intended to be and does not constitute a recommendation to any stockholder of XTO as to how such stockholder should vote or act with respect to any matter relating to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.
BARCLAYS CAPITAL INC.

C-2

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Special Meeting date.

INTERNET
XTO ENERGY INC.	http://www.proxyvoting.com/xto Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

▼ FOLD AND DETACH HERE ▼

	Please mark	☒
your votes as
The XTO Energy Inc. Board of Directors recommends a vote “FOR” proposals 1 and 2.	indicated in
this example

		FOR	AGAINST	ABSTAIN

Proposal 1:	Adoption of the Agreement and Plan of Merger, dated as of December 13, 2009, among Exxon Mobil Corporation, ExxonMobil Investment Corporation and XTO Energy Inc.	☐	☐	☐

Proposal 2:	Adjournment of the XTO Energy Inc. Special Meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Special Meeting.	☐	☐	☐

If this proxy card is properly signed but no direction is specified, your proxy will be voted “FOR” proposals 1 and 2 as recommended by the XTO Energy Inc. Board of Directors.

Mark Here for Address	☐
Change or Comments
SEE REVERSE

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized person.

You can now access your XTO Energy Inc. account online.

Access your XTO Energy Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for XTO Energy Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

XTO ENERGY INC.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

XTO ENERGY INC. FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2010

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held on June 25, 2010 and the proxy statement/prospectus, and appoints Vaughn O. Vennerberg, II and Frank G. McDonald, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of common stock of XTO Energy Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Special Meeting of Stockholders to be held at the Top of the Town Ballroom, located on the twelfth floor of The Fort Worth Club, 306 W. 7th Street, Fort Worth, Texas, at 10:00 a.m., local time, and at any adjournments or postponements thereof, with the same force and effect as if the undersigned had voted such shares in person at the Special Meeting. The shares represented by this proxy shall be voted in the manner set forth on the reverse side of this card.

This proxy card, when properly signed, will be voted in the manner directed herein by the undersigned. If no direction is given, this proxy will be voted “FOR” proposals 1 and 2.

THE XTO ENERGY INC. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)